Exhibit 10.31

EXECUTION VERSION

* CERTAIN INFORMATION, MARKED BY BRACKETS AND AN ASTERISK, IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

LOAN AGREEMENT

between

BRIGHTSOURCE IVANPAH FUNDINGS, LLC

and

BDC IVANPAH, LLC

dated as of

April 8, 2011

LOAN AGREEMENT

i

TABLE OF CONTENTS

7.3	Mergers, Consolidations, etc.	47
7.4	Sale of Equity Interests	47
7.5	Nature of Business	47
7.6	Advances, Investments, Loans and Distributions	47
7.7	Margin Regulations	48
7.8	No Petition	48
7.9	Project Entity Actions	48
7.10	Actions During an Event of Default	48
7.11	No Other Business	48
7.12	Subsidiaries; Partnerships	49
7.13	Organizational Documents; Fiscal Year; Legal Form; Capital Structure	49
7.14	Restricted Payments	49
7.15	Accounts	49
7.16	Commissions	49
7.17	Other Agreements	50
7.18	Hedging Agreements	50
7.19	Investment Company Act	50
7.20	Public Utility Holding Company Act	50
7.21	Powers of Attorney	50
7.22	Anti-Terrorism Laws	50

ARTICLE 8 EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT		50
8.1	Events of Default	50
8.2	Rights and Remedies	53

ARTICLE 9 MISCELLANEOUS		53
9.1	Assignment	54
9.2	Amendments and Waivers	54
9.3	Nonwaiver by Lender	54
9.4	Construction of Agreement	55
9.5	Governing Law; Waiver of Jury Trial; Limitation of Remedies	56
9.6	Notices	58
9.7	Counterparts	58
9.8	Survival of Obligations Upon Termination of Agreement	58
9.9	Approvals	58
9.10	No Partnership; Etc.	59
9.11	Expenses	59
9.12	Indemnity	59
9.13	USA PATRIOT Act Notice	59
9.14	Confidential Information	60
9.15	Termination	61

Exhibit A	Form of Promissory Note
Exhibit B	Form of Account Control Agreement
Exhibit C	Form of Sponsor Guarantee

ii

TABLE OF CONTENTS

Exhibit D	Form of Advance Request
Exhibit E	List of Qualified Affiliate Agreements
Exhibit F	DOE Loan Information
Exhibit G	Master Holdco Information

Schedule 3.1(e)	Material Transaction Documents
Schedule 4.2(h)(i)	Required Consents
Schedule 4.2(i)(i)	Litigation
Schedule 4.2(m)(ii)	Environmental Proceedings
Schedule 4.2(m)(iii)	Hazardous Substances
Schedule 4.2(m)(iv)	Environmental Law
Schedule 4.2(aa)	Additional Fees
Schedule 9.6	Addresses for Notices

iii

LOAN AGREEMENT

This LOAN AGREEMENT (the “Agreement”) is executed and delivered as of April 8, 2011, between BrightSource Ivanpah Fundings, LLC, a Delaware limited liability company (“Borrower”), and BDC Ivanpah, LLC, a Delaware limited liability company (“Lender”), such parties to be referenced individually as a “Party” and collectively as “Parties.”

WHEREAS, BrightSource Energy, Inc., a Delaware corporation (“Sponsor”), is an indirect parent entity of Borrower;

WHEREAS, Borrower is the sole member of BrightSource Ivanpah Holdings, LLC, a Delaware limited liability company (“Sponsor Member”), and Sponsor Member, in turn, is a member of Ivanpah Master Holdings, LLC, a Delaware limited liability company (“Master Holdco”);

WHEREAS, Master Holdco was formed to (i) hold the ownership interests in the entities engaged in the development, construction, ownership and operation of three solar thermal electric generating plants in Ivanpah, California, and certain common facilities serving such plants (collectively, the “Projects”), and (ii) engage in any other activities related or incidental thereto or in anticipation thereof; and

WHEREAS, Borrower desires that Lender make a loan to Borrower and Lender is willing to make such loan to Borrower on the terms set forth herein and the related loan documents.

NOW, THEREFORE, in consideration of the terms and conditions contained herein, and of any extensions of credit heretofore, now or hereafter made by Lender, the Parties hereto agree as follows:

ARTICLE 1 DEFINITIONS

1.1 Certain Defined Terms. When used herein, the following terms shall have the following meanings:

“Account Control Agreement”: means the Account Control Agreement, dated as of even date herewith, by and among Borrower, Lender and the Account Control Bank, substantially in the form of Exhibit B attached hereto, which grants Lender a Lien on and security interest in the Borrower Account.

“Account Control Bank”: is defined in Section 2.6(b).

“Additional Advance Date”: means, with respect to each Advance subsequent to the initial Advance, the first date upon which all of the conditions precedent set forth in Section 3.2 are satisfied or waived by Lender in its sole discretion. If all Advances are made on the same date, the Additional Advance Date shall be such date.

“Advance”: is defined in Section 2.1.

“Advance Request”: means a notice of advance request in the form of Exhibit D attached hereto, delivered by Borrower to Lender at least two (2) Business Days prior to the Financial Closing Date or an Additional Advance Date, stating the name of the Project in respect of which the Advance is sought and the amount of the Advance requested, the date on which the Advance is to be paid and the account to which the Advance is to be paid.

“Affiliate”: means, with respect to any Person, any other Person (a) directly or indirectly controlling, controlled by or under direct or indirect common control with such Person; (b) directly or indirectly owning or holding any equity interest or other economic interest or benefit in such Person in excess of five percent (5%); or (c) in which such Person directly or indirectly controls any voting stock or other equity interest in excess of five percent (5%). For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, (i) neither Lender nor its investors or participants shall be deemed to be an Affiliate of Borrower, and (ii) neither Master Holdco nor any of its subsidiaries shall be deemed to be an Affiliate of Borrower, Sponsor Member or Sponsor.

“Agreement”: is defined in the Preamble hereto.

“Anti-Terrorism Laws”: means any laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA PATRIOT Act and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control.

“Applicable Law”: means any constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter, of a Governmental Authority that is applicable to Borrower, Sponsor Member, the Project Entities or the Projects.

“Approved Construction Changes”: is defined with respect to each Project in the applicable Common Agreement for such Project.

“Authorized Officers”: means the officers of Borrower, as applicable, who are authorized to execute the Loan Documents and any documents to be delivered in connection with the Loan Documents on behalf of Borrower.

“Bankruptcy Code”: means Title 11 of the United States Code, as in effect from time to time, or any successor thereto.

“Bankruptcy Law”: means any insolvency, reorganization, moratorium or similar law for the general relief of debtors in any relevant jurisdiction.

“Base Rate”: is defined in Section 2.5(a).

“BLM Right-of-Way”: is defined with respect to each Project in the applicable Common Agreement for such Project.

“Blocked Person” means:

(i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(v) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(vi) a Person who is affiliated or affiliated with a Person or entity listed above.

“Borrower”: is defined in the Preamble hereto.

“Borrower Account”: is defined in Section 2.6(b).

“Borrower Equity Interest Value”: is defined in Section 2.6(d)(ii).

“Borrower Party”: means, individually and collectively, Borrower, Sponsor Member, and the Project Entities.

“Business Day”: means any day other than a Saturday, Sunday or other day on which banks are authorized or required by law to be closed in New York, New York.

“Buy American Provisions”: means Section 1605 of Title XVI of Division A of the Recovery Act 2 C.F.R. Sections 176.140 and 176.160, Office of Management and Budget’s Initial Implementing Guidance for the Recovery Act, M 09 10 (February 18, 2009) and Updated Implementing Guidance for the Recovery Act, M 09 15 (April 3, 2009) and, in each case, any amendment, supplement or successor thereto, including any relevant regulation or guidance which may be issued by the DOE.

“Capital Lease”: is defined with respect to each Project in the applicable Common Agreement for such Project and with respect to Borrower or Sponsor Member means, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Grant”: means any cash grant payable to any Project Company under Section 1603 of the Recovery Act or any similar provision.

“Code”: means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: means all of Borrower’s right, title and interest in and to the Borrower Account and all sums now or hereafter on deposit in or payable from the Borrower Account.

“Common Agreements”: means, collectively, (i) the Common Agreement, dated as of April 5, 2011, by and among Solar Partners I, LLC, a Delaware limited liability company, DOE and Midland, (ii) the Common Agreement, dated as of April 5, 2011, by and among Solar Partners II, LLC, a Delaware limited liability company, DOE and Midland, and (iii) the Common Agreement, dated as of April 5, 2011, by and among Solar Partners VIII, LLC, a Delaware limited liability company, DOE and Midland.

“Construction Documents”: means the documents identified in Section 4.1.2(c) of the Common Agreements, together with any additional Project Document identified as a “Construction Document” under the Common Agreements.

“Construction Milestone Schedule”: means the schedule of significant development and construction milestones, as amended from time to time by Approved Construction Changes, for the design, development, construction, and start up of the Projects through “Final Construction Completion” under the Construction Documents and in accordance with the Construction Plans.

“Construction Plans”: is defined with respect to each Project in the applicable Common Agreement for such Project.

“Contingent Obligation”: means, as to any Person, any obligation of such Person with respect to any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, as a guarantee or otherwise; (i) for the purchase, payment or discharge of any such primary obligation; (ii) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, including the obligation to make take-or-pay or similar payments; (iii) to advance or supply funds; (iv) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor; (v) to purchase property, securities or services primarily for the purpose of assuring the holder of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (vi) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof, including with respect to letter of credit obligations, swap agreements, foreign exchange contracts and other similar agreements (including agreements relating to derivative instruments); provided, however, that the term

“Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Corrupt Practices Laws”: means (i) the Foreign Corrupt Practices Act of 1977 (Pub. L. No. 95-213, §§101-104), as amended, and (ii) any equivalent U.S. or foreign Governmental Rule.

“Cost Overrun”: is defined with respect to each Project in the applicable Common Agreement for such Project.

“Debt Collection Improvement Act”: is defined in the Common Agreements.

“Default”: means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Disqualified Lender Transferee” means any Person that, at the time of any sale, assignment, transfer or negotiation by Lender under Section 9.1(b) (each a “Lender Transfer”), (i) is or is an Affiliate of a Competitor of Sponsor (as defined in the Master Holdco LLC Agreement), (ii) is a Prohibited Person (as defined in the Common Agreements), (iii) is or is an Affiliate of a party adverse in any pending action, suit or proceeding to Borrower or any of its Affiliates if Borrower shall not have consented to such Lender Transfer to such adverse party, (iv) is an individual or trust, or (v) has been convicted of, or entered a pleading of guilty or nolo contendere to, any felony.

“Document Closing Date” with respect to a Project Company, is defined in the Equity Participation Agreement for such Project Company.

“DOE”: means the U.S. Department of Energy, an agency of the United States of America.

“DOE Loan Documents”: means, collectively, all of the documents referred to in each Common Agreement as “Loan Documents”, but in call cases excluding the Project Documents and the Equity Documents.

“DOE Loan Information”: means the information concerning the Projects and the DOE Loan to be provided to Lender as described on Exhibit F.

“DOE Security Documents”: means, collectively, the documents identified in Section 4.1.1(d) of each Common Agreement, together with any additional DOE Loan Document identified as a “Security Document” under each Common Agreement.

“Due Date”: means, for payments required pursuant to Section 2.6(b), the date that is five (5) Business Days following the receipt by Borrower of any payments, cash, cash equivalents or other Investments or property from Sponsor Member or any other Person, excluding the proceeds of any Excluded Event.

“Effective Date”: means the date this Agreement is executed by the Parties, as first written above.

“Employee Benefit Plan”: means the term “Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA that (a) is maintained for employees of Borrower or (b) has at any time within the preceding six (6) years been maintained for the employees of Borrower, as well as any Multiemployer Plan under ERISA.

“Environmental Approvals”: is defined in Section 4.2(m).

“Environmental Laws”: means any constitutional provision, statute, act, code, law (including common laws), regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a Governmental Authority pertaining to human health and safety and the environment, in any and all jurisdictions in which the Project Companies are conducting business, or where any real property of the Project Companies is located or where any Hazardous Substances generated by or disposed of by any Project Company are located, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, and any other federal, state, regional or local environmental conservation or protection laws as each may from time to time be amended or supplemented.

“EPC Contracts”: means the engineering, procurement and construction contracts to be entered into between the Project Companies and EPC Contractor with respect to the engineering, procurement and construction of each Project.

“EPC Contractor”: means Bechtel Power Corporation or an Affiliate thereof.

“Equity Documents”: means the Equity Participation Agreements, the Equity Funding Agreements, the Equity Termination Agreement and the Master Holdco LLC Agreement.

“Equity Funding Agreements”: means, (i) the Ivanpah I Equity Funding Agreement, dated as of April 5, 2011, by and among Sponsor Member, NRG Investor, Google Investor, DOE and Midland, (ii) the Ivanpah II Equity Funding Agreement, dated as of April 5, 2011, by and among Sponsor Member, NRG Investor, Google Investor, DOE and Midland, and (iii) the Ivanpah III Equity Funding Agreement, dated as of April 5, 2011, by and among Sponsor Member, NRG Investor, Google Investor, DOE and Midland.

“Equity Interests”: means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) the common or preferred equity or equity or preference share capital of a Person, including partnership interests and limited liability company interests.

“Equity Participation Agreements”: means, (i) the Ivanpah I Equity Participation Agreement, dated as of April 5, 2011, by and among Sponsor, Sponsor Member, NRG Investor, and Google Investor, (ii) the Ivanpah II Equity Participation Agreement, dated as of April 5, 2011, by and among Sponsor, Sponsor Member, NRG Investor, and Google Investor, and (iii) the Ivanpah III Equity Participation Agreement, dated as of April 5, 2011, by and among Sponsor, Sponsor Member, NRG Investor, and Google Investor.

“Equity Termination Agreement”: means that certain Equity Termination Agreement, dated as of April 5, 2011, by and among Sponsor, Sponsor Member, Google Investor, NRG Investor, Master Holdco, the Project Companies, NRG Solar Asset Management LLC, a Delaware limited liability company, NRG Construction, LLC, a Delaware limited liability company, and NRG Energy Services, LLC, a Delaware limited liability company.

“ERISA”: means the Employee Retirement Income Security Act of 1974 of the United States, as amended from time to time, any successor statute and all rules and regulations promulgated, and any publicly available rulings issued, thereunder.

“ERISA Affiliate”: means, as applied to any person (as defined in Section 3(9) of ERISA), (i) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that person is a member, (ii) any trade or business (whether or not incorporated) that is a member of a group of trades or business under common control within the meaning of Section 414(c) of the Code or Section 4001(b) of ERISA of which that person is a member, (iii) any member of an affiliated service group within the meaning of Section 414(m) and (o) of the Code of which that person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

“Escrow Agreement”: means the Escrow Agreement, dated as of the Effective Date, among the Project Companies, NRG Investor, Google Investor, Goldman Sachs Bank USA, Hercules Technology Growth Capital, LLC, PNC Bank National Association, doing business as Midland Loan Services, a division of PNC Bank, National Association, Stewart Title Guaranty Company and Chicago Title Insurance Company.

“Event of Bankruptcy”: means, with respect to any Person, the occurrence of any of the following events:

(i) the commencement by such Person of a voluntary case concerning itself under the Bankruptcy Code or similar Applicable Law;

(ii) an involuntary case is commenced against such Person and the petition is not controverted within ten (10) days, or is not dismissed within sixty (60) days, after commencement of the case;

(iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of such Person or such Person commences any other proceedings under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Applicable Law of any jurisdiction whether now or hereafter in effect relating to such Person or there is commenced against such Person any such proceeding which remains undismissed for a period of sixty (60) days;

(iv) the entrance of any order of relief or other order approving any such case or proceeding involving such Person;

(v) such Person is adjudicated insolvent or bankrupt;

(vi) such Person suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty (60) days;

(vii) such Person makes a general assignment for the benefit of creditors;

(viii) such Person shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due;

(ix) such Person shall by any act or failure to act, consent to, approve of or acquiesce in any of the foregoing; or

(x) any partnership or corporate action, as the case may be, is taken by such Person for the purpose of effecting any of the foregoing.

“Event of Default”: is defined in Section 8.1.

“Event of Loss”: means any event that causes any portion of any Project (including the Shared Facilities) or any other property of the Project Companies to be damaged, destroyed or rendered unfit or unavailable for normal use for any reason whatsoever, including through a failure of title or any loss of such property, in each case to the extent that such casualty damage, loss or other event has (x) a Material Adverse Effect, or (y) an adverse effect on any Project in excess of $1,000,000.

“Excluded Event”: means (i) any capital contributions made directly or indirectly by Sponsor to Borrower other than contributions by Sponsor Member, (ii) any indemnity payments received by Borrower or Sponsor Member from Master Holdco or other members thereof in respect of out-of-pocket expenses incurred by a Borrower Party but excluding indemnity payments in respect of Cash Grants, Tax Benefits or losses of distributable income, (iii) any payments pursuant to Section 3.2(d) of the Master Holdco LLC Agreement (relating to Shared Facilities funding), (iv) any repayments of deemed loans made pursuant to Section 3.4(c) (relating to deemed loans) and Section 3.5 (relating to permitted operating loans and overrun loans) of the Master Holdco LLC Agreement, (v) any distributions made with respect to any purchase by Sponsor Member of Default Shares (as defined in the Master Holdco LLC Agreement) of the other Members (as defined in the Master Holdco LLC Agreement), (vi) any distribution by Master Holdco to Sponsor Member from the proceeds of the contributions of the Google Investor and NRG Investor made in connection with the closing of the transactions contemplated by Section 2.1(c) of the Equity Participation Agreements, and (vii) any funding required under an Equity Funding Agreement of the Supplemental Base Equity Funding Account, established pursuant to such Equity Funding Agreement for the purpose of the Supplemental Base Equity Commitment, and any release to Sponsor Member of funds, along with any earnings thereon, from such Supplemental Base Equity Funding Account.

“Exempt Holding Company”: is defined in the Common Agreements.

“Existing Financing Statements” means, collectively, the following UCC-1 financing statements filed with the office of the Secretary of State of the State of Delaware: (i) Filing No. 2011 1103210, filed 03/24/2011, naming Borrower as debtor and Hercules Technology Growth Capital, Inc., as collateral agent, as secured party, (ii) Filing No. 2011 1127292, filed 03/28/2011, naming Borrower as debtor and Goldman Sachs Bank USA, as collateral agent, as secured party, (iii) Filing No. 2011 1103178, filed 03/24/2011, naming Sponsor Member as debtor and Hercules Technology Growth Capital, Inc., as collateral agent, as secured party, and (iv) Filing No. 2011 1127599, filed 03/28/2011, naming Sponsor Member as debtor and Goldman Sachs Bank USA, as collateral agent, as secured party.

“Expected Sell-Down”: is defined in Section 6.6.

“Fair Market Value”: means the amount which would be paid for a particular asset by a willing buyer to a willing seller (neither under any compulsion to buy or sell).

“Financial Closing Date”: means the first date upon which all of the conditions precedent set forth in Section 3.1 have been satisfied or waived by Lender in its sole discretion as of 1:00 p.m. New York City time on such date.

“Financial Officer Certificate”: means, with respect to a Person, a certificate of the chief financial officer of the Person certifying that (i) the accompanying Financial Statements are accurate and complete and have been prepared in accordance with GAAP (disregarding consolidation principles with respect to Financial Statements of Borrower) on a consistent basis and fairly present in all material respects the financial condition of such Person as of the date thereof and (ii) other than as set forth in such Financial Statements, there are no liabilities or obligations of such Person that are required to be presented in such Financial Statements in accordance with GAAP.

“Financial Statements”: means the pro forma balance sheet and financial statements of Borrower prepared on a nonconsolidated basis and financial statements of Sponsor required by Section 3.1(i) and Section 6.4, which shall (i) be prepared in accordance with GAAP (disregarding consolidation principles with respect to Financial Statements of Borrower) and (ii) include balance sheet, income statement, statement of cash flows and, if audited, footnotes, it being agreed that for purposes of the Financial Statements of Sponsor delivered at the Financial Closing Date, such Financial Statements shall be prepared on a consolidated basis (including the Project Companies) and for purposes of the Financial Statements of Sponsor delivered thereafter, such Financial Statements shall be prepared on a consolidated basis (including Borrower and Sponsor Member).

“Financial Statements Date” is defined in Section 3.1(i).

“Fiscal Year”: means the accounting year of the Project Companies, which is a calendar year.

“Full Value Event”: means any event specified in Article 4 of the Master Holdco LLC Agreement that gives rise to proceeds to Sponsor Member, 100% of which are used to make payments with respect to the Loan pursuant to Section 2.6(b). A Full Value Event includes any Expected Sell-Down or other sale of Sponsor Member’s Equity Interests in Master Holdco to a third party for cash but excludes any event arising due to a breach of the Master Holdco LLC Agreement or any Equity Document by Sponsor Member or its Affiliates.

“Future Cash Distributions”: means, as of any date of computation, the total amount of cash or cash equivalents payable by Master Holdco to the members of Master Holdco or their Affiliates from the date of computation to the maturity date of the DOE Loan, including payments with respect to Indebtedness of Master Holdco to members or their Affiliates. Future Cash Distributions do not include tax attributes, environmental attributes or non-cash benefits or amounts payable under contracts with Affiliates of members of Master Holdco for services rendered to Master Holdco.

“GAAP”: means generally accepted accounting principles in the United States in effect from time to time including, where appropriate, generally accepted auditing standards, including the pronouncements and interpretations of appropriate accountancy administrative bodies (including the Financial Accounting Standards Board and any predecessor and successor thereto), applied on a consistent basis both as to classification of item and amounts, it being understood that unaudited Financial Statements will not include footnotes and will be subject to normal year-end adjustments.

“Google Investor”: means Danke Schoen Project LLC, a Delaware limited liability company.

“Governmental Approvals”: means, with respect to any Person, any approval, consent, authorization, license, permit, order, certificate, qualification, waiver, exemption, or variance, or any other action of a similar nature, of or by a Governmental Authority, whether granted directly to such Person or to a third party, necessary or advisable for (A) in the case of the Project Entities, (i) the DOE Loan Documents and the payment of all amounts due or to become due with respect thereto, (ii) the execution, delivery and performance by each Project Company of each Transaction Document to which it is a party, or (iii) carrying out the business of each Project Company and each Project, including any of the foregoing that are or may be deemed given or withheld by failure to act within a specified time period, including with respect to NEPA, and (B) in the case of the Borrower Parties, the carrying out of its business including the performance of the Loan Documents.

“Governmental Authority”: means any nation, state, sovereign or government, any federal, regional, state, local or political subdivision and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Judgment”: means, with respect to any Person, any judgment, order, decision, or decree, or any action of a similar nature, of or by a Governmental Authority having jurisdiction over such Person or any of its properties.

“Guarantee”: means, as to any Person, obligations, contingent or otherwise, guaranteeing or having the economic effect of guaranteeing any Indebtedness of another Person in any manner, whether directly or indirectly, and including any obligation:

(i) to purchase or pay any Indebtedness or to purchase or provide security for the payment of any Indebtedness;

(ii) to purchase or lease property, securities or services for the purpose of assuring the payment of any Indebtedness;

(iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of any other Person; or

(iv) in respect of any letter of credit, letter of guaranty or bond issued to support any obligation or Indebtedness,

except that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Substance”: means any pollutant, contaminant, hazardous substance, hazardous waste, toxic substance, petroleum or petroleum-derived substance, waste, or additive, asbestos, asbestos-containing materials, polychlorinated biphenyls, radioactive material, or other compound, element, chemical material or substance in any form whatsoever (including products) regulated, restricted or controlled by or under or for which liability may be imposed under any Environmental Law.

“Hedging Agreement”: Any agreement or instrument (including a cap, swap, collar, option, forward purchase agreement or other similar derivative instrument) relating to the hedging of any interest under any Indebtedness or the exchange of amounts based on any currencies.

“Holding Company”: is defined in the Common Agreements.

“Indebtedness”: is defined with respect to each Project and Project Entity in the applicable Common Agreement for such Project and with respect to any other Person means, with respect to any Person, without duplication:

(i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind;

(ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(iii) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person;

(iv) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business and obligations in respect of the funding of Plans under ERISA);

(v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed,

(vi) all Guarantees by such Person;

(vii) all Capital Lease obligations of such Person;

(viii) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, surety bonds and letters of guaranty or as a purchaser counterparty to a put agreement or such other similar agreement relating to the purchase of preferred stock of any of its Subsidiaries;

(ix) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances;

(x) all obligations of such Person to redeem or purchase its preferred stock (provided such obligations are classified as indebtedness under GAAP); and

(xi) all obligations in respect of any Hedging Agreement or similar arrangement between such Person and a financial institution providing for the transfer or mitigation of interest risks either generally or under specific contingencies (but without regard to any notional principal amount relating thereto); and

(xii) all Contingent Obligations of such Person with respect to Indebtedness of the types specified in clauses (i) through (x) above.

provided, that the Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party”: is defined in Section 9.12.

“Independent Appraiser”: means a Person who has at least 10 years of experience in appraising securities similar to the Equity Interest in Master Holdco and who has not been engaged by Lender or Sponsor during the two years prior to the appraisal required under Section 2.6(d).

“Independent Manager”: means a natural person who (i) does not have any material relationship with Borrower or Sponsor Member and (ii) is not, at the time of initial appointment to, or at any time while serving, Borrower or Sponsor Member, as applicable, as a director or manager, as applicable, and has not been at any time during the preceding three years: (A) a shareholder, officer, employee, partner, member, attorney or counsel to Borrower, Sponsor Member or any of their respective Affiliates, (B) a creditor (other than with regard to normal manager fees in the ordinary course), customer, supplier or other Person who derives any of its purchases or revenues from its activities with Borrower, Sponsor Member or any of their respective Affiliates, (C) an Affiliate of any such shareholder, officer, partner, member, creditor, customer, supplier or other Person, or (D) a member of the immediate family of any such shareholder, shareholder, officer, partner, member, creditor, customer, supplier or other Person.

“Insolvency Proceedings”: means any bankruptcy, insolvency, liquidation, controlled management, suspension of payments, scheme of arrangement, appointment of provisional liquidator, receiver or administrative receiver, notification, resolution, or petition for winding up or similar proceeding, under any applicable law, in any jurisdiction and whether voluntary or involuntary.

“Intellectual Property Rights”: means any and all rights in, arising out of, or associated with any or all of the following, whether now or hereafter existing, created, acquired or held: (i) all U.S., international and foreign patents and patent applications (including provisional applications) and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof and all inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application), invention disclosures and improvements; (ii) trade secrets, confidential information and data and know-how; (iii) works of authorship, including all copyrights, copyright registrations and applications for copyright registration, renewals and extensions thereof, and all other rights corresponding thereto throughout the world; (iv) mask works, including mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; (v) industrial designs, including any registrations and applications therefor throughout the world; (vi) trade names, logos, trademarks and service marks and other indicia of ownership, including registered trademarks and service marks, all applications to register trademarks and service marks throughout the world, including intent to use registrations, and all goodwill symbolized or associated therewith; (vii) databases and data collections throughout the world; (viii) all moral and economic rights of authors and inventors, however denominated, throughout the world; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Investments”: means, for any Person: (i) the acquisition (whether for cash, property, services or securities or otherwise) or holding of Equity Interests, bonds, notes, debentures, partnership or other ownership interests or other securities of or in any other Person; (ii) the making of any deposit with, or advance, loan or other extension of credit to, any other Person or any guarantee of, or other Contingent Obligation with respect to, any Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to any other Person; and (iii) the acquisition of any similar property, right or interest of or in any other Person.

“Key Covenants”: is defined in Section 8.1(b).

“Knowledge”: means the actual knowledge of the Principal Persons of the referenced party or any knowledge which should have been obtained by any of the Principal Persons of such party upon reasonable investigation and inquiry.

“Lease”: means any agreement that would be characterized under GAAP as an operating lease.

“Lender”: is defined in the preamble hereto.

“Lender Transfer”: is defined in Section 9.1(b).

“Liens”: means any lien (statutory or other), pledge, mortgage, charge, security interest, deed of trust, assignment, hypothecation, title retention, fiduciary transfer, deposit arrangement, easement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever in respect of an asset, whether or not filed, recorded or otherwise perfected or effective under applicable law, as well as the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset, (including any conditional sale or other title retention agreement, any Capital Lease having substantially the same economic effect as any of the foregoing, or any preferential arrangement having the practical effect of constituting a security interest with respect to the payment of any obligation with, or from the proceeds of, any asset or revenue of any kind).

“Loan”: is defined in Section 2.1.

“Loan Documents”: means this Agreement, the Note, the Sponsor Guarantee, the Security Documents and all other instruments, documents or other writings now or hereafter executed by Borrower, Sponsor or Sponsor Member with respect to the Loan or pertaining to or as security for the payment and performance of the Obligations.

“Loan Value Coverage Ratio”: means (i) the Borrower Equity Interest Value, divided by (ii) the outstanding amount of the Loan, including accrued and unpaid interest.

“Made Available”: means the respective materials that were (i) posted to the Deal Interactive BrightSource data room or delivered to Lender by Borrower, in each case no later than two (2) business days prior to the Effective Date, or (2) posted to the “SharePoint BrightSource Ivanpah Bechtel Loan Transaction Data Site” or the “Morrison & Foerster Extranet - US DEPARTMENT OF ENERGY-066423 – BRIGHTSOURCE 000002” as final documents.

“Major Project Participant”: is defined with respect to each Project in the applicable Common Agreement for such Project.

“Master Holdco”: is defined in the recitals to this Agreement.

“Master Holdco Information”: means the information concerning Master Holdco that is to be furnished to Lender as described on Exhibit G.

“Master Holdco LLC Agreement”: the Amended and Restated Limited Liability Company Operating Agreement of Master Holdco, dated as of April 5, 2011, among NRG Investor, Google Investor and Sponsor Member.

“Material Adverse Effect”: means any material adverse effect upon (i) the business, operations, properties, assets, prospects or condition (financial or otherwise) of any Borrower Party (in each case taking into account the development status of the Projects), (ii) the ability of Borrower to perform any of its material Obligations under the Loan Documents, (iii) the validity, perfection and enforceability of the Liens granted under the Loan Documents, or (iv) the ability of Lender to enforce any of the material Obligations or any of its material rights and remedies under any of the Loan Documents, except any material and adverse effect caused by: (a) except within respect to clause (iii) above, any event or condition resulting from or relating to changes or developments after the Financial Statements Date, in Applicable Law including Environmental Laws, (b) any event or condition resulting from or relating to changes or developments after the Financial Statements Date, in the economy, financial markets or commodity markets; (c) changes after the Financial Statements Date in international, national, regional, state or local wholesale or retail markets for power transmission or fuel supply or transportation or related products; (d) any event or condition generally applicable to the industries in which a Project operates (including the solar, electric generating, transmission or distribution industries), whether international, national, regional or local; (e) any order or act of a Governmental Authority after the Financial Statements Date affecting providers or users of generation, transmission or distribution of electricity generally, that imposes restrictions, regulations or other requirements thereon, including in respect of the determination at any time, under applicable federal and California energy regulatory law, of the price paid by utilities to qualifying facilities in California for electrical energy; (f) changes after the Financial Statements Date in general regulatory or political conditions, including any acts of war or terrorist activities; (g) changes after the Financial Statements Date in national, regional, state or local electric transmission or distribution systems; (h) strikes, work stoppages or other labor disputes after the Financial Statements Date; (i) changes after the Financial Statements Date in the costs of commodities or supplies, including fuel, (j) effects of weather, meteorological or geological events after the Financial Statements Date; or (k) any change after the Financial Statements Date, financial or otherwise, to the business, affairs or operation of Lender or any of its Affiliates; so long as, in the case of clauses (a) through (j), the Projects, the Project Companies or any other Major Project Participant, as the case may be, is not affected thereby in a materially disproportionate manner relative to other businesses in the utility-scale solar thermal electric generation industry in the southwest United States.

“Material Transaction Documents”: is defined in Section 3.1(e) and includes the EPC Contract for each Project with the EPC Contractor.

“Maturity Date”: means the earlier of (i) the fifth anniversary of the last Additional Advance Date, and (ii) June 30, 2016.

“Midland”: means PNC Bank, National Association, doing business as Midland Loan Services, a division of PNC Bank, National.

“Multiemployer Plan”: means a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) which each Project Company or any ERISA Affiliate contributes to or participates in, or with respect to which such Project Company or any such ERISA Affiliate has any material liability or other obligation (whether accrued, absolute, contingent or otherwise).

“NEPA”: means the National Environmental Policy Act.

“Note”: is defined in Section 2.2.

“NRG Investor”: means NRG Solar Ivanpah LLC, a Delaware limited liability company.

“Obligations”: means all of Borrower’s liabilities, obligations and indebtedness from time to time owing to Lender under the Loan Documents of any and every kind and nature, all principal of and interest on the Loan, charges, expenses and other sums chargeable to Borrower by Lender, arising under this Agreement, the Note or the other Loan Documents whether heretofore, now or hereafter owing, arising, due or payable from Borrower to Lender and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed or otherwise.

“Operating Documents”: is defined with respect to each Project in the applicable Common Agreement for such Project.

“Operating Plans”: is defined with respect to each Project in the applicable Common Agreement for such Project.

“Operator”: is defined with respect to each Project in the applicable Common Agreement for such Project.

“Organizational Documents”: means with respect to any Person, its charter, articles of incorporation and by-laws, memorandum and articles of association, statute, partnership agreement, limited liability company agreement or similar instruments that are required to be registered or lodged in the place of organization of such Person and that establish the legal personality of such Person.

“Party” or “Parties”: is defined in the preamble to this Agreement.

“Payment Certificate”: is defined in Section 2.6(g).

“Pension Plan”: means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (i) that is or was at any time maintained or Sponsored by the Project Company or any ERISA Affiliate or to which the Project Company or any ERISA Affiliate has ever made, or was obligated to make, contributions, and (ii) that is or was subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

“Percentage Share”: means, when applied as of any date of computation to Sponsor Member, the quotient (expressed as a percentage) obtained by dividing (i) the Present Value of Future Cash Distributions that are distributable to Sponsor Member in respect of its

Equity Interest in Master Holdco in accordance with the Master Holdco LLC Agreement, which shall not include amounts payable by Master Holdco to any Affiliate of Sponsor Member by (ii) the Present Value of the aggregate amount of the Future Cash Distributions that are distributable to all holders of Equity Interests in Master Holdco in accordance with the Master Holdco LLC Agreement.

“Performance Reserve Account”: is defined with respect to each Project in the applicable Common Agreement for such Project.

“Permitted Indebtedness”: is defined with respect to each Project in the applicable Common Agreement for such Project but with respect to Borrower and Sponsor Member means any Indebtedness pursuant to an Excluded Event.

“Permitted Investments”: is defined with respect to each Project in the applicable Common Agreement for such Project and as applied to Borrower and Sponsor Member means (i) direct obligations of the United States of America (including obligations issued or held in book-entry form on the books of the U.S. Department of Treasury) or obligations, the timely payment of principal and interest of which is fully guaranteed by the United States of America maturing not more than one hundred and eighty (180) days from the date of the creation thereof; (ii) obligations, debentures, notes or other evidence of Indebtedness issued by any agency or instrumentality of the United States of America maturing not more than one hundred and eighty (180) days from the date of the creation thereof; (iii) interest-bearing demand or time deposits (including certificates of deposit) that are held in banks with a general obligation rating of not less than A- by S&P or the equivalent rating by Moody’s, of a market value of no less than the amount of moneys so invested maturing not more than one hundred and eighty (180) days from the date of the creation thereof; (iv) commercial paper rated (on the date of acquisition thereof) at least A-1 or P-1 or equivalent by S&P or Moody’s, respectively, maturing not more than ninety (90) days from the date of creation thereof; (v) money market funds, so long as such funds are rated Aaa by Moody’s and AAA by S&P, and (vi) in the case of contributions to a Borrower Party from Sponsor or its Affiliates, any investment made pursuant to an Excluded Event.

“Permitted Lien”: is defined with respect to each Project in the applicable Common Agreement for such Project but with respect to Borrower and Sponsor Member means statutory liens for taxes not yet due, any restrictions on transfer imposed by applicable securities laws, any restrictions imposed on transfers set forth in the Organizational Documents of Borrower or Sponsor Member and any lien granted under Section 7.4 of any Equity Funding Agreement on the Supplemental Base Equity Funding Account (as defined in the related Common Agreement) or all proceeds thereof in favor of Collateral Agent (as defined in such Equity Funding Agreement).

“Person”: means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, entity, party or Governmental Authority.

“Pledged Equity Interests”: means the Equity Interests in the Project Companies.

“Potential Default”: means an event that, with the giving of notice or passage of time or both, would become a Transaction Documents Event of Default.

“Present Value”: is the discounted cash flow, using a 12% annual discount rate, discounted to the date of computation.

“Principal Persons”: means any officer, director, owner, key employee or other Person with primary management or supervisory responsibilities with respect to a Project Entity or Sponsor, or any other Person (whether or not an employee) who has critical influence on or substantive control over the Project. For the avoidance of doubt, each of Sponsor’s Principal Persons is a Principal Person of each Project Company and Borrower Party.

“Process Agent”: is defined in Section 9.5(e).

“Project Companies”: means Solar Partners I, LLC, a Delaware limited liability company, Solar Partners II, LLC, a Delaware limited liability company, and Solar Partners VII, LLC, a Delaware limited liability company, and any other Person that owns a direct ownership interest in any or all Projects.

“Project Documents”: is defined with respect to each Project in the applicable Common Agreement for such Project.

“Project Entities”: means, collectively, Master Holdco, each Project Holdco and each Project Company.

“Project Equipment Supply Agreements”: is defined with respect to each Project in the applicable Common Agreement for such Project.

“Project Holdcos”: means Ivanpah Project I Holdings, LLC, a Delaware limited liability company, Ivanpah Project II Holdings, LLC, a Delaware limited liability company, and Ivanpah Project III Holdings, LLC, a Delaware limited liability company and any other Person that holds a direct Equity Interest in a Project Company.

“Project Permit”: means any Governmental Approval, authorization, consent, license, ruling, approval, permit, exemption, consultation, filing, certificate, registration or license by or with any Governmental Authority issued or anticipated to be issued to a Project Company in respect of the Projects or otherwise.

“Projects”: is defined in the recitals hereto.

“PUHCA”: means the United States Public Utility Holding Company Act of 2005, as amended from time to time.

“Qualified Affiliate Agreement”: means any agreement or contract between a Project Entity and an Affiliate of Sponsor (other than Borrower or Sponsor Member) that provides for payments to such Affiliate of Sponsor. “Qualified Affiliate Agreements” shall include any Transaction Documents, any agreements that are in effect on the Effective Date and listed on Exhibit E, and any other affiliate agreements consented to by Lender, such consent not to be unreasonably withheld.

“Ratio Determination Request”: is defined in Section 2.6(d)(i).

“Recovery Act”: means the American Recovery and Reinvestment Act of 2009, P.L. No. 111-5.

“Release”: means any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, flow, leak, discharge, disposal or emission.

“Representative”: means, with respect to any Person, the managing member(s), the officers, directors, employees, representatives or agents (including investment bankers, financial advisors, attorneys, accountants, brokers and other advisors) of such Person, to the extent that such officer, director, employee, representative or agent of such Person is acting in his or her capacity as an officer, director, employee, representative or agent of such Person.

“Required Consents”: has the meaning set forth in Section 4.2(h)(i).

“Required Insurance”: means insurance coverage for each Project satisfying the requirements set forth in Schedule 6.3(b) of the applicable Common Agreement of such Project.

“Restricted Payment”: is defined in Section 7.14.

“Security Documents”: means the Account Control Agreement and any financing statements or other similar documents filed, recorded or delivered in connection with the foregoing.

“Shared Facilities”: means certain common facilities serving the Projects.

“Site”: means, with respect to each Project, the real property where such Project and the Shared Facilities for such Project is located, which real property is subject to the BLM Right-of-Way for such Project.

“Source Code Escrow Agreements”: is defined with respect to each Project in the applicable Common Agreement for such Project.

“Sponsor”: is defined in the recitals hereto.

“Sponsor Guarantee”: means the Guarantee Agreement, dated as of even date herewith, by Sponsor in favor of Lender, substantially in the form of Exhibit C attached hereto.

“Sponsor Member”: is defined in the recitals hereto.

“Sponsor Tax Benefit Monetization”: means any transaction (or series of transactions) resulting in the direct or indirect transfer of Tax Benefits by Sponsor or any Affiliate thereof (including Sponsor Member) to a Tax Equity Investor or any other Person. The amount of “proceeds” of a Sponsor Tax Benefit Monetization means the amount of any actual cash or cash equivalents received in respect thereof, provided that in the case of either (i) a Sponsor Tax Benefit Monetization involving a Tax Equity Investor or any other Person or a direct or indirect investor in Sponsor (or an Affiliate of such investor) or (ii) a Sponsor Tax Benefit Monetization where the consideration is not cash, Borrower shall for purposes of this Agreement be deemed to have received “proceeds” in an amount equal to the Fair Market Value of the Tax Benefits transferred.

“Subsidiary”: means, with respect to any referent Person, (i) any other Person whose accounts would be consolidated with those of such referent Person in such referent Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, and/or (ii) any other Person if more than ten percent (10%) of the total Equity Interests of such Person are owned or controlled, directly or indirectly, by the referent Person or one or more of the other Subsidiaries of the referent Person. Notwithstanding the foregoing, none of the Project Entities shall be deemed to be a Subsidiary of Borrower, Sponsor Member or Sponsor.

“Substantial Completion”: with respect to a Project shall have the meaning assigned in the EPC Contract for such Project.

“Supplemental Base Equity Commitment”: is defined with respect to each Project in the applicable Equity Funding Agreement for such Project.

“Tax Benefits”: means any loss, deduction, credit or depreciation for federal, state or local income tax purposes (including federal investment tax credits) or other non-cash tax benefits arising from or associated with any Project. No Cash Grant or proceeds thereof shall constitute Tax Benefits.

“Tax Equity Investor”: means a Person that purchases an Equity Interest in one or more Project Entities or any Affiliate of Sponsor after the Financial Closing Date that is investing primarily to take advantage of the tax attributes of one or more of the Project(s).

“Technology”: means, regardless of form, (i) any invention (whether or not patentable or reduced to practice), discovery, information, work of authorship, articles of manufacture, machines, methods, processes, models, procedures, protocols, designs, diagrams, drawings, documentation, flow charts, network configurations and architectures, schematics, specifications, concepts, data, databases and data collections, algorithms, formulas, know-how and techniques, software code, including all source code, object code, firmware, development tools and application programming interfaces (APIs), tools, materials, marketing and development plans, and all other forms of technology, (ii) any improvements to any of the foregoing, and (iii) all media on which any of the foregoing is recorded.

“Total Funding Available”: is defined with respect to each Project in the applicable Common Agreement for such Project.

“Total Project Costs”: is defined with respect to each Project in the applicable Common Agreement for such Project.

“Transaction Documents”: means, collectively, the DOE Loan Documents, the Equity Documents, the Escrow Agreement and the Project Documents, as such documents relate to the Financial Closing Date and each Additional Advance Date, as the case may be.

“Transaction Documents Event of Default”: means any of the events described in Section 8.1 of any Common Agreement.

“UCC” means the Uniform Commercial Code of the jurisdiction the law of which governs the document in which such term is used or which governs the creation or perfection of the Liens granted thereunder.

“USA PATRIOT Act”: means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

1.2 Accounting Terms and Certain Principles of Interpretation.

(a) All accounting terms used in this Agreement, whether or not defined in this Section 1, shall, except as otherwise provided for herein, be construed in accordance with GAAP.

(b) Defined terms in this Agreement shall include in the singular number the plural and in the plural number the singular.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall, unless otherwise expressly specified, refer to this Agreement as a whole and not to any particular provision of this Agreement and all references to Sections, Exhibits and Schedules shall be references to Sections, Exhibits and Schedules of this Agreement unless otherwise expressly specified.

(d) Unless otherwise expressly specified, any agreement, contract, or document defined or referred to herein shall mean such agreement, contract or document in the form (including all amendments and clarification letters relating thereto) delivered to Lender on the Effective Date as the same may thereafter be amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement except that such references in the definition of Excluded Event and Full Value Event do not include amendments, changes or modifications to the Master Holdco LLC Agreement made after the Effective Date.

(e) The words “include,” “includes” and “including” are not limiting.

(f) The word “or” is not exclusive.

(g) Unless otherwise expressly provided, a reference to any Person or Persons shall be construed as a reference to any permitted successors and assigns of such Person or Persons.

ARTICLE 2 LOAN

2.1 Commitment. Subject to and upon the terms and conditions hereof, and upon satisfaction of the conditions precedent set forth in Section 3.1, Lender shall make a loan to Borrower on the Financial Closing Date in an aggregate principal amount of $20,000,000 (the “Loan”). The Loan will be made in up to three advances relating to the three Projects (each, an “Advance”), which may occur on the same date. Lender shall not be required to make any Advance after December 31, 2011, and upon such date its obligation to make Advances shall expire. Lender shall not have an obligation to make an Advance in respect of a Project unless the NRG Investor and the Google Investor are required by their respective Equity Funding Agreements to make, or have made, equity contributions with respect to such Project and have furnished all letters of credit and other collateral required thereunder.

2.2 Promissory Note for Loan. The Loan made by Lender shall be evidenced by a promissory note executed by Borrower in favor of Lender in an amount equal to the aggregate amount of the Loan as provided in Section 2.1, substantially in the form of Exhibit A attached hereto (the “Note”).

2.3 Use of Proceeds. The proceeds of the Loan shall be used by Borrower in such manner as Borrower determines is appropriate, acknowledging that Borrower intends to use the loan to reimburse Sponsor for Project Costs (as defined in the DOE Loan Documents) of the Project for which the Advance is made.

2.4 Loan Advance.

(a) Subject to and upon the terms and conditions set forth in this Agreement, Lender shall make each Advance to Borrower on the Financial Closing Date and Additional Advance Date, as applicable, by deposit of Advance proceeds to one or more accounts of a bank located in New York designated by Borrower. Borrower shall notify Lender in writing prior to the Financial Closing Date and Additional Advance Date, as applicable, of the account(s) (and, if there are multiple accounts, the amounts to be deposited into such accounts) into which the Loan proceeds shall be deposited.

(b) Borrower may request that Lender deposit Advance proceeds into an account of Sponsor by delivering to Lender an Advance Request executed by Borrower and Sponsor pursuant to which (i) Borrower certifies to Lender that such request is made to facilitate Borrower’s distribution of such proceeds to Sponsor as authorized pursuant to the resolutions delivered to Lender under Section 3.1(h)(iv)(B), (ii) Borrower agrees to deliver to Lender on the Business Day after Sponsor’s receipt of such proceeds a receipt confirming receipt of such proceeds on behalf of Borrower, and (iii) Borrower and Sponsor acknowledge and agree that any such deposit of Advance proceeds into an account of Sponsor constitutes for all purposes Lender’s delivery of Advance proceeds to Borrower and a transfer of such proceeds by and from Borrower to Sponsor.

2.5 Interest.

(a) Interest Rate. From the Financial Closing Date until paid in full, the outstanding principal balance of the Loan shall bear interest at a rate of sixteen and one half percent (16.5%) (the “Base Rate”) per annum, compounded semi-annually as provided in the Note;

provided, that during the occurrence and continuation of an Event of Default, the Base Rate will be equal to eighteen and one half percent (18.5%) per annum, compounded semi-annually as provided in the Note.

(b) Calculation of Interest. Interest under this Agreement shall be calculated on the basis of a year of 365 days (or 366 days in the case of a leap year) for the actual number of days elapsed during the period for which interest is calculated. Interest shall be so calculated with respect to each day during such period by multiplying the outstanding principal balance of the Loan on such day at the close of business on such day by a daily interest factor, which interest factor shall be calculated by dividing the interest rate per annum in effect on such day with respect to such Loan by 365 (or 366 days in the case of a leap year).

(c) Application of Usury Laws. The Parties agree that the Loan is made in New York. It is the intention of the Parties to conform strictly to applicable usury laws and, anything herein or elsewhere to the contrary notwithstanding, the Obligations shall be subject to the limitation that Borrower shall not be required to pay, and Lender shall not be entitled to charge or receive, any interest to the extent that such interest exceeds the maximum rate of interest which Lender is permitted by Applicable Law to contract for, charge or receive and which would not give rise to any claim or defense of usury. If, as a result of any circumstances whatsoever, performance of any provision hereof shall, at the time performance of such provision is due, violate applicable usury law, then, ipso facto, the obligation to be performed shall be reduced to the highest lawful rate, and if, from any such circumstance, Lender shall ever receive interest or anything which might be deemed interest under Applicable Law which would exceed the highest lawful rate, the amount of such excess interest shall be applied to the reduction of the principal amount owing on account of the Note or the amounts owing on other Obligations and not to the payment of interest, or if such excessive interest exceeds the unpaid principal balance of the Obligations, such excess shall be refunded to Borrower.

2.6 Repayment; Account Control.

(a) Obligations Due on Maturity. On the Maturity Date, the following Obligations shall become due and payable by Borrower to Lender: (i) the outstanding principal of the Loan, (ii) accrued interest on the Loan, and (iii) any other accrued and unpaid Obligations.

(b) Account Control. Prior to the Maturity Date, Borrower shall make payments on each Due Date in respect of the Loan, together with all interest, fees, charges and other Obligations owed to Lender, out of all and in an amount equal to all payments, cash, cash equivalents or other Investments or property held by Borrower on such Due Date, together with all interest, fees and charges to which Borrower is entitled in respect thereof, excluding the proceeds of any Excluded Event and any earnings thereon, including all amounts received from Sponsor Member as distributions received by Sponsor Member from Master Holdco or otherwise, and any other proceeds received by Borrower with respect to its Equity Interest in Sponsor Member, including from:

(i) the net proceeds of any Cash Grant paid with respect to the Projects;

(ii) any performance-based distributions made pursuant to Section 4.2 of the Master Holdco LLC Agreement;

(iii) proceeds from any Tax Equity Investor investing in one or more Project Entities, and the proceeds of any Sponsor Tax Benefit Monetization received by Sponsor or any Affiliate of Sponsor referred to in the definition of Sponsor Tax Benefit Monetization;

(iv) any other distributions to Sponsor Member pursuant to Article 4 of the Master Holdco LLC Agreement;

(v) proceeds of any true-up events under Section 3.2(i) of the Master Holdco LLC Agreement; and

(vi) proceeds from any Expected Sell-Down or other sale of Sponsor Member’s Equity Interests in Master Holdco to a third party.

Borrower shall cause all amounts set forth in this Section 2.6(b), which Borrower receives from any source to be deposited into a bank account (the “Borrower Account”) at Wells Fargo Bank, National Association or another bank acceptable to Lender (the “Account Control Bank”). The Borrower Account shall be pledged to Lender pursuant to the Account Control Agreement, as more particularly described in Section 2.6(g).

(c) Optional Prepayments. Borrower may, at its option from time to time, upon five (5) Business Days’ notice to Lender, prepay in whole or in part the full amount of the Loan, together with all interest, fees, charges and other Obligations owed to Lender, without penalty or premium.

(d) Mandatory Prepayment for Equity Interest Reduction.

(i) Loan Value Coverage Ratio. Lender may send written notice to Borrower to request a determination of the Loan Value Coverage Ratio (the “Ratio Determination Request”) (A) at any time from time to time if accompanied by an officer’s certificate stating any one or both of the following: (i) that an event has occurred which has, or could reasonably be expected to have, a Material Adverse Effect or (ii) that Lender believes in good faith, for reasons specified in reasonable detail in such officer’s certificate, that it is reasonable to believe that the Loan Value Coverage Ratio could be lower than 2.25:1 and (B) any time after ninety (90) days have passed since all Projects have achieved Substantial Completion, for any reason in Lender’s sole discretion, but no more frequently than once in each calendar quarter (except in accordance with the previous clause (A)). If such Loan Value Coverage Ratio is below 2.25:1, Borrower shall within thirty (30) days after such determination make a mandatory prepayment of the Loan in an amount equal to the amount necessary to cause the Loan Value Coverage Ratio, after taking into account such prepayment, to be no lower than 2.25:1. Within five (5) Business Days after the occurrence of any event that reduces the Percentage Share, Borrower shall deliver to Lender a notice of such event, the cause of the event, and the estimated amount of such reduction in the Percentage Share.

(ii) Determination of Borrower Equity Interest Value. As a basis for determining the Loan Value Coverage Ratio pursuant to Section 2.6(d)(i) above, the Fair Market

Value of Borrower’s Equity Interest in Sponsor Member shall be determined without regard to the existence of (i) the Loan or (ii) any Tax Benefits associated with a Project, with respect to which a Sponsor Tax Benefit Monetization or other tax benefit monetization of the kind referred to in Section 2.6(b)(iii) has not occurred before the first anniversary of Substantial Completion of such Project, (the “Borrower Equity Interest Value”) and will be mutually agreed upon by the Parties within ten (10) Business Days of Borrower’s receipt of the Ratio Determination Request. If the Parties do not agree in writing on the Borrower Equity Interest Value within such ten (10) Business Day period, the Parties will in good faith attempt to agree on one Independent Appraiser to determine the Fair Market Value of Borrower’s Equity Interest in Sponsor Member, and the determination of such Independent Appraiser shall be the Borrower Equity Interest Value. If the Parties do not agree in writing upon an Independent Appraiser within fifteen (15) Business Days after Borrower’s receipt of the Ratio Determination Request, each Party shall select an Independent Appraiser and the two Independent Appraisers selected by the Parties shall select a third Independent Appraiser. On the tenth (10th) Business Day following the selection of the third Independent Appraiser pursuant to the preceding sentence (or such other time period as is reasonably required by the Independent Appraisers), each Independent Appraiser shall deliver its valuation of the Fair Market Value of Borrower’s Equity Interest in Sponsor Member, and the Borrower Equity Interest Value shall be equal to the average (mean) of the Fair Market Values determined by the Independent Appraisers, without regard to the Fair Market Value determined by the Independent Appraiser, if any, whose Fair Market Value was at least 10% higher or lower than the average (mean) of the Fair Market Values of the two Independent Appraisers whose market values were closest to each other. Each Independent Appraiser shall (i) use, as an assumption regarding the performance of each Project, the performance of such Project evidenced by the most recent performance test conducted under the DOE Loan Documents and used as the basis for releasing funds from the Performance Reserve Account, unless Borrower demonstrates, to the reasonable satisfaction of Lender, that another assumed level of performance is appropriate under the circumstances, and (ii) base the appraisal upon then current market conditions, including appropriate and then applicable capitalization rates. Lender and Borrower will be given an opportunity to comment on the proposed appraisal assumptions and methodology before the appraisal is finalized. Each Party shall pay (x) if only one Independent Appraiser is retained, half of the fees associated with such Independent Appraiser or (y) if more than one Independent Appraiser is retained, the fees associated with the Independent Appraiser selected by such Party and half of the fees associated with the third Independent Appraiser.

(e) Manner of Payment. Each payment or prepayment required to be made by Borrower hereunder and under the Note shall be made in lawful money of the U.S. and by transfer of immediately available funds before 1:00 p.m. New York City time on the date such payment is due under this Agreement, to the account of Lender at Bank of America, N.A., 100 West 33rd Street, 4th Floor, New York City, NY 10001 (ABA# 026 009 593, Account 1233910531, Credit: BDC Ivanpah, LLC) or such other account as may be specified by Lender from time to time in accordance with Section 9.6. Any payment or prepayment received by Lender after 1:00 p.m. New York City time shall be deemed to have been received on the next succeeding Business Day. If the principal of, any payment of interest on, or any other payment due hereunder or under any other Loan Document becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day with interest thereon payable for such extended period.

(f) Application of Payments. All payments hereunder and under the Note shall be applied, to the extent of the amount thereof, first, to any costs, charges, fees or expenses then due and payable to Lender hereunder or under any other Loan Document, second, to the amount of accrued but unpaid interest on the Loan then due and payable as of the date of such payment, and third, against the outstanding principal balance of the Note as of the date of such payment. Borrower may not reborrow the principal amount of any Loan that is repaid.

(g) Borrower Account. Borrower shall use commercially reasonable and diligent efforts to take such actions reasonably necessary to make available to Lender all such electronic and Internet access to Borrower Account information (including balance and account activity information, notifications and alerts), and to cause electronic statements thereof to be delivered to Lender, as Borrower may authorize in accordance with the Account Control Agreement and applicable Account Control Bank policies and procedures. Borrower shall provide a certificate to Lender at least two (2) Business Days prior to each Due Date setting forth the amount required to be paid to Lender on such Due Date in accordance with Section 2.6(b) and, if applicable, identifying any proceeds of an Excluded Event (and the nature of such Excluded Event) and earnings thereon in or to be deposited in the Borrower Account (each, a “Payment Certificate”). Within two (2) Business Days after the later to occur of Lender’s receipt of a Payment Certificate and the deposit in the Borrower Account of the amounts identified therein, Lender shall instruct Account Control Bank (by any means permitted under the Account Control Agreement, including, without limitation, Automated Clearing House transfers) to transfer to Lender all amounts deposited in the Borrower Account. Lender shall (x) if such Payment Certificate identifies amounts that properly constitute proceeds of an Excluded Event, pay such proceeds to Borrower in immediately available funds to an account designated by Borrower in such Payment Certificate within two (2) Business Days after Lender receives such amounts transferred to it by Account Control Bank and (y) apply all other amounts transferred to it by Account Control Bank to payment of the Loan, effective as of the date Lender receives such amounts transferred to it by Account Control Bank. As collateral security for Borrower’s obligations to Lender under this Agreement and the other Loan Documents, Borrower hereby grants to Lender a present and continuing security interest in (a) the Borrower Account, (b) all contract rights, claims and privileges in respect of the Borrower Account, and (c) all cash, checks, money orders and other items of value of Borrower now or hereafter paid, deposited, credited, held (whether for collection, provisionally or otherwise) or otherwise in the possession or under the control of, or in transit to, the bank that is a party from time to time under the Account Control Agreement or any agent, bailee or custodian thereof, as well as all proceeds of the foregoing. Borrower acknowledges that the agreements made by it and the authorizations granted by it in Sections 2, 3, 4 and 6 of the Account Control Agreement are irrevocable and that the authorizations granted in Sections 2, 3, 4 and 6 of the Account Control Agreement are powers coupled with an interest. Borrower acknowledges that it is the Account Control Bank’s customer with respect to the Borrower Account.

ARTICLE 3 CONDITIONS PRECEDENT

3.1 Conditions Precedent to Initial Advance. The obligation of Lender to make the initial Advance to Borrower under this Agreement is subject to the determination by Lender that the following conditions precedent have been fulfilled:

(a) Note. Lender shall have received a Note duly executed by Borrower in an amount equal to the aggregate amount of the Loan committed to under Section 2.1.

(b) Loan Agreement. This Agreement shall have been duly executed and delivered by Borrower.

(c) Loan Documents. The Account Control Agreement shall have been duly executed and delivered by Borrower, and the Sponsor Guarantee shall have been duly executed and delivered by Sponsor. Lender shall have received evidence reasonably satisfactory to Lender that Lender has a valid and perfected first priority security interest in all of the Collateral. Borrower shall have delivered to or caused to be delivered to Lender such executed documents as Lender may deem necessary or advisable to perfect its Lien on the Collateral.

(d) Advance Request. Lender shall have received an Advance Request delivered by Borrower at least two (2) Business Days before the Financial Closing Date, unless waived in writing by Lender.

(e) Material Transaction Documents. Borrower shall have Made Available to Lender fully executed copies of each of the Transaction Documents listed on Schedule 3.1(e) attached hereto and applicable to the Financial Closing Date (the “Material Transaction Documents”), each of which shall be certified by Borrower that (i) such copy is a true and complete copy of such document (including all schedules, exhibits, attachments, supplements and amendments thereto and any related side letters), (ii) such document has been duly executed and delivered by (A) the Project Company and each Affiliate of the Project Company, as applicable, and (B) to Borrower’s Knowledge, each other party thereto, (iii) to Borrower’s Knowledge, such document is in full force and effect, and no party to such document is, or but for the passage of time or giving of notice or both will be, in breach of any obligation thereunder, and (iv) there has been no material change to any such document from the form of such document most recently Made Available to Lender prior to the Effective Date that was not previously approved by Lender as provided in the next sentence. Borrower may seek Lender’s consent to any material changes to the Material Transaction Documents prior to the Financial Closing Date, which consent shall not be unreasonably withheld, conditioned or delayed. Upon obtaining such consent, Borrower shall not be required to reference the applicable change to the Material Transaction Document(s) in its certification set forth in clause (iv) of this Section 3.1(e). The EPC Contract for the Project with Bechtel Power Corporation or an Affiliate thereof shall be in full force and effect.

(f) Representations, Warranties and Defaults. Lender shall have received a certificate, in form and substance reasonably satisfactory to Lender, executed by an Authorized Officer of Borrower, dated the Financial Closing Date, to the effect that: (i) the representations and warranties made by Sponsor or Borrower in this Agreement and the other Loan Documents or which are contained in any certificate, document or other statement of Borrower furnished at any time under or in connection herewith or therewith that are qualified with respect to materiality, knowledge, or similar concepts shall be true and correct on and as of the Financial Closing Date and the representations and warranties made by Sponsor or Borrower in this Agreement and the other Loan Documents or which are contained in any certificate, document or other statement of Borrower furnished at any time under or in connection herewith or therewith that are not so qualified shall be true and correct in all material respects on and as of the Financial Closing Date; provided that any such representation or warranty made with respect to a specific date shall be true and correct as of such date, and (ii) no Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Advance to be made on such date or the application of the proceeds thereof.

(g) Authority. Lender shall have received a certificate, in form and substance reasonably satisfactory to Lender, signed by Borrower dated the Financial Closing Date indicating that Borrower has the limited liability company power and authority to: (i) execute, deliver and perform the Loan Documents to which it is a party, and (ii) consummate the transactions contemplated by the Loan Documents to which it is a party.

(h) Closing Certificates. Borrower shall have delivered to Lender copies of (i) the Certificates of Formation of each Borrower Party and the Certificate of Incorporation of Sponsor, (ii) a certificate dated not more than twenty (20) Business Days prior to the Financial Closing Date stating that Sponsor and each Borrower Party is validly existing and in good standing on such date, certified by the Secretary of State of the State of Delaware, (iii) the other Organizational Documents of each Borrower Party and Sponsor certified as of the Financial Closing Date by the secretary of Borrower, (iv) resolutions of Sponsor and Borrower, and any other documents evidencing all actions taken by Sponsor and Borrower (A) to authorize the execution and delivery of this Agreement and any other Loan Document requiring execution by Borrower and Sponsor and (B) in respect of the distribution of proceeds of the Loan, such resolutions to be certified as of the Financial Closing Date by the secretary of Borrower, and (v) certificates, certified as of the Financial Closing Date by the secretary of Borrower, setting forth the name and signature of each Authorized Officer of Borrower and Sponsor.

(i) Financial Information. Lender shall have received (a) the unaudited pro forma balance sheet of Borrower stated as of the time immediately following the Financial Closing Date accompanied by a Financial Officer Certificate, (b) the audited Financial Statements of Sponsor as of December 31, 2010 (the “Financial Statements Date”), (c) the project and partnership financial model referenced in excel file “20110402 Partnership Modelv7.xlsx” used by Sponsor and NRG Investor as of the Effective Date to determine NRG Investor’s levered after-tax internal rate of return (as described in the Equity Participation Agreements) and (d) Borrower’s written confirmation of the Percentage Share as of the Financial Closing Date, together with supporting calculations.

(j) Legal Opinions. Lender shall have received an opinion of Orrick, Herrington & Sutcliffe LLP, counsel to Borrower and Sponsor, and an opinion of Daniel Judge, in-house counsel to Borrower and Sponsor, in form and substance satisfactory to Lender. Borrower shall have Made Available to Lender executed copies of the legal opinions delivered pursuant to the Equity Participation Agreements and the Common Agreements.

(k) Satisfaction of DOE Loan and Equity Funding Conditions. Each of the following shall have been satisfied: (i) each of the conditions precedent set forth in Article 4.1 of each Common Agreement, (ii) each of the conditions precedent set forth in Article 2 of each Equity Participation Agreement and (iii) Lender’s receipt of evidence reasonably acceptable to Lender of the satisfaction of the First Advance Conditions (as defined in the Escrow Agreement), the release of funds related to such First Advance Conditions held under the Escrow Agreement and the release of all Liens evidenced by the Existing Financing Statements.

(l) Collateral. Lender shall have received evidence of the perfection of Lender’s first lien on the Collateral.

(m) Other Documents. Lender shall have received such other documents and certificates as Lender may reasonably request.

3.2 Conditions Precedent to Additional Advances. The obligation of Lender to make additional Advances to Borrower under this Agreement is subject to the determination by Lender that the following conditions precedent have been fulfilled:

(a) Advance Request. Lender shall have received an Advance Request delivered by Borrower two (2) Business Days before each Additional Advance Date.

(b) Material Transaction Documents. Borrower shall have Made Available to Lender fully executed copies of each of the Transaction Documents listed on Schedule 3.1(e) attached hereto and applicable to the applicable Additional Advance Date, each of which shall be certified by Borrower that (i) such copy is a true and complete copy of such document (including all schedules, exhibits, attachments, supplements and amendments thereto and any related side letters), (ii) such document has been duly executed and delivered by (A) the Project Company and each Affiliate of the Project Company, as applicable, and (B) to Borrower’s Knowledge, each other party thereto, (iii) to Borrower’s Knowledge, such document is in full force and effect, and no party to such document is, or but for the passage of time or giving of notice or both will be, in breach of any obligation thereunder, and (iv) there has been no material change to any such document from the forms of such document most recently Made Available to Lender prior to the applicable Advance Date that was not previously approved by Lender as provided in the next sentence. Borrower may seek Lender’s consent to any material changes to the Material Transaction Documents prior to the applicable Additional Advance Date, which consent shall not be unreasonably withheld, conditioned or delayed. Upon obtaining such consent, Borrower shall not be required to reference the applicable change to the Material Transaction Document(s) in its certification set forth in clause (iv) of this Section 3.2(b). The EPC Contract for the Project with Bechtel Power Corporation or an Affiliate thereof shall be in full force and effect.

(c) Representations, Warranties and Defaults. Lender shall have received a certificate, in form and substance reasonably satisfactory to Lender, executed by an Authorized Officer of Borrower, dated the applicable Additional Advance Date, to the effect that: (i) the representations and warranties made by Sponsor or Borrower in this Agreement and the other Loan Documents or which are contained in any certificate, document or other statement of Borrower furnished at any time under or in connection herewith or therewith that are qualified with respect to materiality, knowledge, or similar concepts shall be true and correct on and as of such Additional Advance Date and the representations and warranties made by Sponsor or Borrower in this Agreement and the other Loan Documents or which are contained in any certificate, document or other statement of Borrower furnished at any time under or in connection herewith or therewith that are not so qualified shall be true and correct in all material respects on and as of such Additional Advance Date; provided that any such representation or warranty made with respect to a specific date shall be true and correct as of such date, (ii) no Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Advance to be made on such date or the application of the proceeds thereof, and (iii) the certifications made pursuant to Section 3.1(h) are true and correct as of such Additional Advance Date.

(d) Satisfaction of DOE Loan and Equity Funding Conditions. Each of the following shall have been satisfied: (i) each of the conditions precedent set forth in Article 4.1 of the Common Agreement applicable to the Project to which such Additional Advance Date applies, and (ii) each of the conditions precedent set forth in Article 2 of the Equity Participation Agreement applicable to the Project to which such Additional Advance Date applies.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Borrower. In order to induce Lender to enter into this Agreement and to make the Loan hereunder, Borrower hereby represents and warrants to Lender on the Effective Date, and the Financial Closing Date and each Additional Advance Date that:

(a) Organization; Good Standing, Etc. Borrower is duly organized, validly existing and in good standing under the laws of Delaware and has the power and authority to own, lease and operate its properties and to carry on its business.

(b) Authority. Borrower has the requisite power and authority to enter into this Agreement and each Loan Document to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby, and all necessary actions by the members or other applicable Persons necessary for the due authorization, execution, delivery and performance of this Agreement have been duly taken. This Agreement and each Loan Document to which it is a party has been duly executed and delivered by Borrower and (assuming due authorization, execution and delivery by Lender and any other parties thereto) constitutes the valid and binding obligations of Borrower, enforceable against it in accordance with its terms, subject to the effects of applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting enforcement of creditors’ rights and remedies generally and to general principals of equity.

(c) Absence of Litigation. No litigation, action, investigation, event, or proceeding is pending or, to Borrower’s Knowledge is threatened, by any Person or Governmental Authority against Borrower.

(d) No Brokers. No Person has or will have, as a result of any act or omission of Borrower, any right, interest or valid claim against Lender for any commission, fee or other compensation as a finder or broker, or in any similar capacity, in connection with the transactions contemplated by this Agreement.

(e) Insolvency Proceedings. No Insolvency Proceedings have been commenced or are continuing with respect to Borrower.

4.2 Representations and Warranties Relating to the Project Entities and Projects. In order to induce Lender to enter into this Agreement and to make the Loan hereunder, Borrower hereby represents and warrants to Lender on the Effective Date, the Financial Closing Date and each Additional Advance Date, as follows, except as set forth in the applicable disclosure schedule that corresponds to the subsection of this Section 4.2; provided that any matter disclosed in any disclosure schedules shall be deemed disclosed for all purposes and all disclosure schedules and all representations and warranties under this Agreement to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other Sections and schedule:

(a) Organization. Each Borrower Party other than Borrower (i) is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, (ii) where required, is duly qualified to do business in California and in each other jurisdiction where the failure to so qualify could reasonably be expected to have a Material Adverse Effect, and (iii) has all requisite limited liability company power and authority to (x) own or hold under lease or other contractual agreements and operate the property it purports to own or hold under lease or other contractual agreements, (y) carry on its business as now being conducted and as now proposed to be conducted in respect of the Projects, and (z) execute, deliver, perform and observe the terms and conditions of each of the Transaction Documents to which it is a party.

(b) Authorization; No Conflict. Each Borrower Party other than Borrower has all requisite power and authority to execute and deliver the Transaction Documents and Loan Documents to which it is a party, and neither its execution and delivery thereof nor its consummation of the transactions contemplated thereby nor its compliance with the terms thereof (i) does or will contravene its Organizational Documents or any other Applicable Law, (ii) does or will contravene or result in any breach or constitute any default under any Governmental Judgment, (iii) does or will contravene or result in any breach or constitute any default under, or result in or require the creation of any Lien upon any of its revenues, properties or assets under any agreement or instrument to which it is a party or by which it or any of its revenues, properties or assets may be bound, except for Permitted Liens, or (iv) does or will require the consent or approval of any Person other than the Required Consents and any other consents or approvals that have been obtained, and are in full force and effect.

(c) Legality, Validity and Enforceability.

(i) Each Transaction Document or Loan Document to which a Borrower Party is or will be a party will, upon execution by the relevant parties thereto, be a legal, valid and binding obligation of such Borrower Party enforceable against such Borrower Party in accordance with its terms, subject to Bankruptcy Laws and general principles of equity regardless of whether enforcement is considered in a proceeding at law or in equity.

(ii) To Borrower’s Knowledge, each Transaction Document is or upon execution by the relevant parties thereto will be, the legal, valid and binding obligation of each other party thereto (other than each Borrower Party), enforceable against such party in accordance with its terms, subject to Bankruptcy Laws and general principles of equity regardless of whether enforcement is considered in a proceeding at law or in equity.

(d) Capitalization.

(i) Ownership. Borrower owns 100% of the Equity Interests in Sponsor Member. Sponsor owns 100% of the Equity Interests in BrightSource Asset Holdings, LLC, which owns 100% of the Equity Interests in Borrower. Immediately prior to giving effect to the transactions contemplated by the Equity Documents, (i) Sponsor Member owns 100% of the issued and outstanding Equity Interests of Master Holdco, (ii) Master Holdco owns 100% of the issued and outstanding Equity Interests of each Project Holdco, and (iii) Sponsor owns 100% of the issued and outstanding Equity Interests of each Project Company.

(ii) Options, Etc. Other than the Equity Interests to be issued by Master Holdco pursuant to the Equity Participation Agreements, (i) there are no outstanding options or rights for conversion into or acquisition, purchase or transfer of Equity Interests that would result in a change in the ownership interests in Sponsor Member and each Project Entity, (ii) there are no agreements or arrangements for the issuance by any Person of additional Equity Interests in Sponsor Member and each Project Entity, and (iii) no Person has outstanding (x) any securities convertible into or exchangeable for Sponsor Member and each Project Entity’s Equity Interests, or (y) any rights to subscribe for or to purchase, or any option for the purchase of, or any agreement, arrangement or understanding providing for the issuance (contingent or otherwise) of, or any call, loan commitment or claims of any character relating to, Sponsor Member and each Project Entity’s Equity Interests.

(iii) Valid Interests. The Equity Interest to be issued by Master Holdco to Sponsor Member under the Equity Participation Agreements will, when issued, constitute a valid limited liability company interest in Master Holdco, free and clear of any Lien except for (x) obligations imposed on members of Master Holdco under the Master Holdco LLC Agreement, (y) any restrictions on transfer imposed by applicable securities laws, and (z) any restrictions imposed on transfers set forth in the Organizational Documents of the such Person, and constitutes all of the Equity Interests in Master Holdco that are held by Affiliates of Sponsor.

(e) Investments; Subsidiaries. None of the Borrower Parties has made any Investments other than Permitted Investments. None of the Borrower Parties has any subsidiaries or beneficially owns the whole or any part of the Equity Interests of any other Person except as described in clause (d) of this Section 4.2.

(f) Title. Each Project Company owns and has, or as of the applicable Document Closing Date will have, a valid right-of-way interest in its Site and will have valid and beneficial title to all of the other real and personal property and other assets, rights and revenues of its respective Project, in each case free and clear of any Lien of any kind except for Permitted Liens of a Project Company, and each Project Entity owns and has, or will have, valid legal and beneficial title to, 100% of the issued and outstanding Equity Interests of its respective

Subsidiary (as described in Section 4.2(d)), in each case free and clear of any Lien of any kind except for Permitted Liens.

(g) Leases. Without limiting the generality of Section 4.2(c), any Leases material to any Project in existence on the date of this representation and under which any Project Company is a lessee are valid and subsisting, the Project Companies are not in default in any material respect under any of such Leases, and the Project Companies enjoy peaceful and undisturbed possession of the property subject to such Leases and the right to continue to enjoy such possession during the time when such property is necessary for the respective Project.

(h) Governmental Approvals; Other Required Consents.

(i) Disclosure. Schedule 4.2(h)(i) to this Agreement sets forth all consents and approvals, including all Governmental Approvals, that are required in connection with the Transaction Documents and to construct, operate, and maintain each Project (other than authorizing resolutions and similar corporate matters) (the “Required Consents”), in a format:

(A) distinguishing (x) each Governmental Approval that is discretionary, from (y) each Governmental Approval that is ministerial, from (z) each other Required Consent that is not a Governmental Approval;

(B) distinguishing (x) each Governmental Approval and other Required Consent required to be obtained on or before the Document Closing Date, from (y) each Governmental Approval and other Required Consent that, to Borrower’s Knowledge, is required to be obtained at a later stage in the development of the Projects, and identifying the stage at which it is required to be obtained;

(C) identifying each Governmental Approval and other Required Consent to be obtained (w) by each Project Company, (x) by the EPC Contractor, (y) by the Operator, and (z) by any other Person whose performance is required in order for each Project Company to construct, operate and maintain its respective Project;

(D) identifying each Governmental Approval and other Required Consent that has been obtained or will have been obtained as of the Financial Closing Date, and each application for a Governmental Approval or other Required Consent that has been submitted as of the Financial Closing Date; and

(E) identifying each Governmental Approval and other Required Consent that (x) has been obtained but is no longer in full force and effect, (y) is under appeal or subject to other proceedings that could reasonably be expected to result in a material modification or cancellation thereof, or (z) is subject to unsatisfied conditions, with a general description of such conditions.

(ii) Status. The Governmental Approvals and other Required Consents specified pursuant to Section 4.2(h)(i) together constitute all of the Governmental Approvals and other Required Consents necessary under the applicable laws to construct, operate, and maintain each Project, except for permits and approvals required for non-routine maintenance outside the ordinary course of business.

(A) Other than such exceptions as are described in reasonable detail on Schedule 4.2(h)(i), (x) each Governmental Approval specified pursuant to Section 4.2(h)(i)(A)(x) as being discretionary has been obtained as of the Document Closing Date; (y) each Governmental Approval specified pursuant to Section 4.2(h)(i)(A)(y) as being ministerial either (i) has been obtained as of the date of the representation, or (ii) is not required to have been obtained as of the date of the representation, and can reasonably be obtained as a matter of course upon performance of certain pre-defined conditions and at nominal cost on or before the date such Governmental Approval will be required to permit the timely construction, operation, use, ownership, and routine maintenance of each Project; and (z) each Required Consent specified pursuant to Section 4.2(h)(i)(A)(z) as not being a Governmental Approval has been obtained as of the Document Closing Date.

(B) Each Governmental Approval specified pursuant to Section 4.2(h)(i)(B)(x) as being required to be obtained as of the Document Closing Date has been obtained.

(C) Each Governmental Approval and other Required Consent specified pursuant to Section 4.2(h)(i)(C) as being required to be obtained by the EPC Contractor, the Operator, or any other Person (other than the Project Companies) either (x) has been obtained as of the date of the representation, or (y) is not required to have been obtained as of the date of the representation, and is required pursuant to the terms of the Project Documents to be obtained by such Person on or before the date such Governmental Approval will be required to permit the timely construction, operation, use, ownership, and routine maintenance of each Project.

(D) Except as set forth on Schedule 4.2(h)(i), with respect to each Governmental Approval and other Required Consent required to have been obtained as of the date of the representation, (x) such Governmental Approval or other Required Consent has been issued by the appropriate governmental authority or other Person, is in full force and effect, and is not then under appeal or subject to other proceedings or unsatisfied conditions that as of such date could reasonably be expected to result in a material modification or cancellation of it; (y) each Project Company is in material compliance with such Governmental Approval or other Required Consent, and any non-compliance by such Project Company with such Governmental Approval or other Required Consent could not reasonably be expected to have a Material Adverse Effect; and (z) with respect to each Governmental Approval, Borrower has no Knowledge of any material failure to comply with the procedural requirements of the applicable laws governing the issuance of such Governmental Approval, and the time period under applicable law within which a third party could commence a legal proceeding challenging the issuance of such Governmental Approval has lapsed.

(i) Litigation; Labor Disputes.

(i) Except as set forth on Schedule 4.2(i)(i) to this Agreement, none of the Borrower Parties has received written notice of any pending or threatened action, suit, proceeding, or investigation by, of or before a Governmental Authority, of any kind (i) that relates to any transactions contemplated by any of the Transaction Documents or the Loan Documents or (ii) to which such Borrower Party or, to Borrower’s Knowledge, any Major Project Participant is a party, that has had or could reasonably be expected to have a Material Adverse Effect. To Borrower’s Knowledge no such action, suit, proceeding, or investigation is pending or threatened.

(ii) None of the Borrower Parties has received written notice of any injunction, writ, or preliminary restraining order of any nature issued by an arbitrator, court or other Governmental Authority directing that any of the transactions provided for in any of the Transaction Documents or the Loan Documents not be consummated as herein or therein provided. To Borrower’s Knowledge, no such injunction, writ, or preliminary restraining order exists.

(iii) There has been no strike, slowdown or work stoppage by the employees of any of the Borrower Parties or, to Borrower’s Knowledge, any Major Project Participant that is ongoing, or, to Borrower’s Knowledge currently threatened, that has caused, or could reasonably be expected to cause, a Material Adverse Effect.

(iv) None of the Borrower Parties have any employees.

(j) Tax.

(i) General. Each Borrower Party has filed all material tax returns required by Applicable Law to be filed by it and has paid (i) all income taxes payable by it that have become due pursuant to such tax returns and (ii) all other material taxes and assessments payable by it that have become due (other than those taxes that it is contesting in good faith and by appropriate proceedings, for which reserves have been established to the extent required by GAAP). Each Borrower Party has paid or has provided cash or cash-equivalent reserves adequate in the reasonable judgment of such Borrower Party’s management and consistent with GAAP for the payment of all income or other material taxes imposed on it by the applicable Governmental Authority for all prior Fiscal Years and accrued for the current Fiscal Year to the date of such representation, which reserves shall be in an amount at least equal to the full assessed amount of such tax.

(ii) No Proceeding, Disregarded Entity. None of the Borrower Parties has requested or had requested on its behalf or agreed to any waivers or comparable consents to extension of the statute of limitation with respect to taxes and is not currently the subject of any audit or other examination or other administrative or court proceeding with respect to taxes and none have been threatened in writing. None of the Borrower Parties has received any notice or inquiry from any jurisdiction where tax returns have not been filed that tax returns may be required. None of the Borrower Parties has any powers of attorney relating to taxes in effect.

Each Borrower Party does and has always been classified as an entity disregarded as separate from its owner for federal income tax purposes.

(iii) Withholding Tax. At and as of the Financial Closing Date or Additional Advance Date, as the case may be, no withholding taxes are payable by any Borrower Party to any Governmental Authority in connection with any amounts payable by such Borrower Party under or in respect of the Equity Documents.

(k) Business, Indebtedness, Contracts, Etc. None of the Borrower Parties has conducted any business other than the business contemplated by the Transaction Documents or the Loan Documents and such other business as may be related to each Project and is not a party to or bound by any contract other than those contracts permitted under the Transaction Documents, as applicable.

(l) Transactions with Affiliates. Except for the Transaction Documents and Loan Documents as in effect on the Financial Closing Date or Additional Advance Date, as the case may be, none of the Borrower Parties is a party to any of the following, whether or not in the ordinary course of business: (i) any loan commitment to any Affiliate of such Borrower Party, (ii) any other contract or agreement with any Affiliate of such Borrower Party, or (iii) any agreement requiring the payment of development fees or success fee to any Affiliate of such Borrower Party or any other Person.

(m) Environmental Laws.

(i) Each Project Company (i) has been issued all Governmental Approvals required as of the time of this representation pursuant to Environmental Laws (“Environmental Approvals”) except to the extent non-issuance of such Governmental Approval could not reasonably be expected to result in a Material Adverse Effect, and (ii) has received no complaint, order, directive, claim, citation or notice by any Governmental Authority (that has not been disclosed to the extent required by the Equity Documents) relating to its then-existing obligations or liabilities with respect to: (A) air emissions, (B) discharges to surface water or ground water, (C) noise emissions, (D) solid or liquid waste disposal, (E) the presence, use, generation, storage, transportation or disposal of or exposure to Hazardous Substances, or (F) other environmental, health or safety matters and, except to the extent such complaint, order, directive, claim, citation or notice by any Governmental Authority could not reasonably be expected to result in a Material Adverse Effect.

(ii) Except as set forth on Schedule 4.2(m)(ii), to Sponsor’s Knowledge, there is no pending or threatened action, suit, proceeding or investigation pursuant to Environmental Law by, of or before a Governmental Authority with respect to the Project, the Project Company or the Project Site.

(iii) Except as set forth on Schedule 4.2(m)(iii) to this Agreement, none of the Project Companies nor, to Borrower’s Knowledge, any Person, has used, released, discharged, generated, manufactured, produced, stored, or disposed of in, on, under or about the Sites or transported thereto or therefrom, any Hazardous Substances in a manner that could reasonably be expected to have a Material Adverse Effect.

(iv) Schedule 4.2(m)(iv) to this Agreement discloses to Borrower’s Knowledge, each condition, circumstance, action, activity or event with respect to each Project, each Project Company or the Sites that is a violation of any Environmental Law or Environmental Approval. No such condition, circumstance, action, activity or event could reasonably be expected to result in an enforcement of any Environmental Law against any Project Company or with regard to any Project or have a Material Adverse Effect.

(v) Borrower has Made Available to Lender true and complete copies of all material environmental reports, studies, assessments and audits, and any other material documents and correspondence, in each case relating to environmental matters in connection with each Site.

(n) Investment Company Act; PUHCA; Public Utility.

(i) None of the Borrower Parties is, or will be, as a result of its participation in the transactions contemplated by the Transaction Documents, (i) required to register as an “investment company” (ii) ”controlled” by a company required to register as an “investment company” under the Investment Company Act, or (iii) a “holding company” as defined in PUHCA and 18 C.F.R. § 366.1.

(ii) No Equity Interest of any Borrower Party is owned directly or indirectly by a Person that is a Holding Company that is not an Exempt Holding Company.

(o) Corrupt Practices Laws.

(i) Each Borrower Party, and their respective Principal Persons, employees and agents have complied with all applicable Corrupt Practices Laws in obtaining any consents, licenses, approvals, authorizations, rights, or privileges with respect to the Projects.

(ii) Each Borrower Party, and their respective Principal Persons, employees and agents are otherwise conducting the Projects and each Project Company’s business in compliance with all applicable Corrupt Practices Laws.

(iii) The internal management and accounting practices and controls of each Borrower Party is adequate to ensure compliance with all Corrupt Practices Laws.

(p) ERISA.

(i) No Borrower Party or any of its respective ERISA Affiliates sponsors, maintains, participates in or has any liability in respect of any Pension Plan or Multiemployer Plan.

(ii) Except to the extent required under Sections 601 through 609 of ERISA and Section 4980B of the Code (or comparable state laws), no Borrower Party provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee nor is it obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.

(iii) To the Knowledge of Borrower, the execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which taxes could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code.

(iv)(A) None of the Borrower Parties is or will be a “plan” within the meaning of Section 4975(e) of the Code; (B) the assets of each Borrower Party do not and will not constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in 29 C.F.R. 2510.3-101; and (C) none of the Borrower Parties is or will be a “governmental plan” within the meaning of Section 3(32) of ERISA.

(q) Insurance. As of the Financial Closing Date and each Additional Advance Date, as the case may be, all Required Insurance to be obtained and maintained for each Project pursuant to Section 6.3 of the applicable Common Agreement for such Project is in full force and effect.

(r) Intellectual Property.

(i) Each Project Company owns or holds a valid and enforceable license or right to use the Technology and the Intellectual Property Rights necessary to conduct the business of such Project Company, including (A) construct, operate, use and maintain its respective Project including using equipment and materials supplied under the Project Equipment Supply Agreements and the Construction Documents; and (B) exercise its rights and perform its obligations under the Operating Documents, the Project Equipment Supply Agreements and the Construction Documents in connection with such Project.

(ii) To Borrower’s Knowledge, (A) the Technology and Intellectual Property Rights (i) owned by each Project Company; (ii) licensed or otherwise available to each Project Company under the Project Equipment Supply Agreements, the Construction Documents and the Source Code Escrow Agreement, or (iii) delivered to each Project Company in connection with the Project Equipment Supply Agreements, the Construction Documents or the Source Code Escrow Agreement, as applicable, and the use thereof by each Project Company, and (B) the conduct of the business of each Project Company, including to carry out and operate each Project and any process, method, substance, part or other material currently employed or presently contemplated to be employed by each Project Company do not infringe upon or misappropriate the Intellectual Property Rights of any other Person, except where such infringement or misappropriation of such Intellectual Property Rights or such other rights could not reasonably be expected to have a Material Adverse Effect.

(iii) Each Project Company has the right to receive and, at the times required for operation of its respective Project will be in possession of, copies of the software, documentation, drawings, designs, processes, procedures and other tangible embodiments of the Technology necessary to operate its respective Project.

(s) No Defaults. No Default or Event of Default has occurred and is continuing. There is no breach by any Borrower Party of any material obligation under any

Transaction Document, as applicable, and no notice of breach of any material obligation under any Transaction Document has been issued, entered or received by any Borrower Party.

(t) No Judgment Liens; No Indebtedness.

(i) None of the Borrower Parties has a judgment lien against any of its respective property for a debt owed to the United States of America or any other creditor and does not have an outstanding debt (other than a debt under the Code) owed to the United States of America or any agency thereof that is in delinquent status, as the term “delinquent status” is defined in 31 C.F.R. § 285.13(d).

(ii) None of the Project Entities, in accordance with Section 609.10(d)(21) of the Applicable Regulations (as defined in the Common Agreements), has owed any delinquent Indebtedness to any Governmental Authority of the United States, including tax liabilities, unless the delinquency (and all associated penalties and interest) has been resolved with the appropriate Governmental Authority pursuant to the standards of the Debt Collection Improvement Act.

(iii) None of the Borrower Parties has outstanding Indebtedness other than Permitted Indebtedness and none of the Borrower Parties has other liabilities other than those permitted under the DOE Loan Documents or the Loan Documents.

(u) Sufficiency of Project Documents.

(i) All easements, leasehold and other property interests, including with respect to the Shared Facilities, and all utility and other services, means of transportation, facilities, other materials and other rights that can reasonably be expected to be necessary for the construction, completion and operation of each Project in accordance with Applicable Law and the Transaction Documents (including gas, electrical, water and sewage services and facilities) have been procured under the Project Documents or are commercially available to each Project at each Site.

(ii) A true, complete and correct copy of each of the Material Transaction Documents has been Made Available to Lender (including all exhibits, schedules, protocols and side letters referred to therein or delivered pursuant thereto, if any, and all amendments, modifications, additions, waivers thereto or thereof). No Material Transaction Document has been amended or modified, except in accordance with or disclosed pursuant to this Agreement.

(iii) All Project Documents have been executed by each Person that is a party thereto and as of the time of this representation all conditions precedent to the obligations of the respective parties under such Project Documents that are intended to be effective as of the time of this representation have been satisfied or where required, waived.

(iv) To Borrower’s Knowledge, all representations, warranties and other factual statements made by each party to each of the Project Documents (other than each Project Company) are true and correct in all material respects.

(v) Financial Statements. The pro forma balance sheet of Borrower delivered to Lender as of the Financial Closing Date present fairly in all material respects the financial condition of Borrower immediately following the Financial Closing Date. The Financial Statements of Sponsor delivered as of the Financial Closing Date fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such Financial Statements as at the date thereof, and statements of income and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, and since the Financial Statements Date, there has been no change in the business, property, condition (financial or otherwise) or results of operations of Sponsor that could reasonably be expected to have a Material Adverse Effect.

(w) Sufficient Funds. Borrower estimates in good faith that the Total Funding Available to each Project Company (i) will be sufficient to carry out each Project in accordance with the Construction Milestone Schedule, including adequate contingency funds for identified Cost Overruns and (ii) equals or exceeds Total Project Costs.

(x) Fees and Enforcement. Other than amounts that have been paid in full or with respect to which arrangements satisfactory to the affected credit parties under the DOE Loan Documents have been made, no fees or taxes including documentary, stamp, transaction, registration, or similar taxes are required to be paid to ensure the legality, validity, enforceability, priority or admissibility in evidence in applicable jurisdictions of any Transaction Documents.

(y) Immunity. In any proceedings in connection with any Transaction Document or Loan Document to which a Borrower Party is a party, such Borrower Party has not been and will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal processes, subject to Bankruptcy Law.

(z) No Other Powers-of-Attorney, Etc. None of the Borrower Parties has executed and delivered any powers of attorney or similar documents, except the powers of attorney granted to DOE with respect to the Cash Grant and except as provided (i) to its respective directors, agents, representatives and employees in the ordinary course of business, and (ii) in connection with Permitted Liens.

(aa) No Additional Fees. Except as set forth on Schedule 4.2(aa), none of the Borrower Parties has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of arranging the financing of the transactions contemplated by the Transaction Documents.

(bb) Insolvency Proceedings. Neither Sponsor Member nor any of the Project Entities (i) is, to Borrower’s Knowledge, the subject of any pending or threatened Insolvency Proceedings, and (ii) is in the process of instituting, and has no current intention of instituting, any Insolvency Proceeding.

(cc) No Material Adverse Effect; No Event of Force Majeure.

(i) Material Adverse Effect. Since the Financial Statements Date, no Material Adverse Effect has occurred and is continuing nor is there any fact or circumstance that could reasonably be expected to have a Material Adverse Effect.

(ii) Force Majeure. No Event of Force Majeure (as defined in any Common Agreement) has occurred and is continuing.

(dd) Buy American Provisions. Each Project does not involve the construction, alteration, maintenance, or repair of a “public building” or “public work” within the meaning of the Buy American Provisions, and therefore is not subject to the Buy American Provisions.

(ee) Full Disclosure. The factual information contained in this Agreement or any other document furnished by or on behalf of Borrower either pursuant to this Agreement or to induce Lender to enter into this Agreement, when taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made (it being understood that such information or written statements shall include all updates, modifications or supplements thereto and are subject to any disclaimers noted therein, that the accuracy of measurements is limited by the measuring equipment used, and that items that are estimates, projections or probability assessments or that are stated to be opinions have been prepared in good faith, but are only estimates, projections, probability assessments or opinions and may not be realized).

(ff) Anti-Terrorism Laws.

(i) Neither Borrower nor its Subsidiaries or Affiliates are in violation of any Anti-Terrorism Law nor does Borrower or its Subsidiaries engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(ii) Neither Borrower nor any of its Subsidiaries, Affiliates or agents acting or benefiting in any capacity in connection with the extensions of credit or other transactions hereunder, is a Blocked Person.

(iii) Neither Borrower nor, does any of Borrower’s Subsidiaries, Affiliates or agents acting in any capacity in connection with the extensions of credit hereunder or other transactions hereunder (x) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF LENDER

Lender hereby represents and warrants to Borrower on the Effective Date as follows:

5.1 Existence. Lender is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware.

5.2 Power, Authorization; Enforceable Obligations. Lender has full limited liability company power and authority to make, deliver and perform the Loan Documents to which it is a party and has taken all action necessary to authorize such execution, delivery and performance. No consent, waiver, authorization of or filing with any Person is required in connection with the execution, delivery, performance by, or the validity or enforceability against Lender of the Loan Documents to which it is a party, that has not been obtained and is not final, in full force and effect and non-appealable. Each of the Loan Documents has been duly executed and delivered on behalf of Lender and the Loan Documents constitute legal, valid and binding obligations of Lender, enforceable against Lender in accordance with their respective terms, except as enforceability may be limited by general equitable principles or by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally.

5.3 No Legal Bar. None of the execution, delivery or performance of the Loan Documents by Lender do or will contravene or violate any provisions of the certificate of formation, the limited liability company agreement or other formation documents of Lender, or any provision of Applicable Law.

5.4 No Litigation. No investigation by or litigation, action, claim, judgment, complaint, notice of violations, injunctions, orders, decrees, directives, suits or proceedings before any court, tribunal, arbitrator, mediator, referee or Governmental Authority is pending, nor to the Knowledge of Lender, is any of the foregoing threatened by or against Lender with respect to the Loan Documents or any of the transactions contemplated hereby or thereby.

ARTICLE 6 AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, unless Lender otherwise consents in writing, until the termination of this Agreement:

6.1 Maintenance of Existence.

(a) Borrower shall, and shall cause Sponsor Member to, preserve and maintain at all times its legal existence. Borrower shall not take any action, and shall cause Sponsor Member not to take any action, to cause any Project Entity to cease maintaining its legal existence. Borrower shall, and shall cause Sponsor Member to, (i) maintain and preserve its existence as a limited liability company organized and existing under the laws of the State of Delaware, (ii) observe all limited liability company formalities, and (iii) not engage in any business that would cause a default under Sections 7.5 or 7.11.

(b) Borrower shall, and shall cause Sponsor Member to, acquire, maintain, and renew all rights, licenses, powers, privileges, and franchises necessary in the normal conduct of its business and in the performance of its obligations hereunder and under the other Loan Documents.

(c) Borrower shall, and shall cause Sponsor Member to:

(i)	correct any known misunderstanding regarding the separate identity of such entity;

(ii)	maintain its accounts, books, records and resolutions separate from any other Person and will file its own tax returns, except to the extent that it has elected or properly elects to file consolidated tax returns by law;

(iii)	not commingle its funds or assets with those of any other Person and will not participate in any cash management system with any other Person other than the Account Control Bank pursuant to the Account Control Agreement;

(iv)	hold its assets in its own name;

(v)	conduct its business and hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of the Borrower and not as a division or part of any other Person, including maintaining its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(vi)	maintain its financial statements, accounting records and other entity documents separate from any other Person and not permit its assets to be listed as assets on the financial statement of any other entity except as required by GAAP or any Applicable Law;

(vii)	pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets and maintain or cause to be maintained a sufficient number of employees (or agents or service providers) in light of its contemplated business operations;

(viii)	observe all limited liability company formalities;

(ix)	maintain and use separate stationery, invoices and checks bearing its name, which stationery, invoices, and checks utilized by such entity or utilized to collect its funds or pay its expenses shall bear its own name and shall not bear the name of any other entity unless such entity is clearly designated as being such entity’s agent;

(x)	not have any of its obligations guaranteed by any Affiliate except pursuant to the Loan Documents or the Transaction Documents;

(xi)	comply with all of the terms and provisions contained in its Organizational Documents;

(xii)	from and after the date hereof, have at all times one (1) Independent Manager and an operating agreement that provides that such entity will not: (A) without the affirmative vote of such

Independent Manager and of all other directors/managers of such Person, (1) dissolve, merge, liquidate, consolidate; (2) sell all or substantially all of its assets, except as permitted under the Loan Documents or (3) file a bankruptcy or insolvency petition or otherwise institute Insolvency Proceedings with respect to itself; or (B) engage in any other business activity, or amend its Organizational Documents with respect to the matters set forth in Section 6.1 without the consent of the Lender; and

(xiii)	not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and to not identify itself as a division of any other Person.

6.2 Books, Records and Inspections. Borrower shall, and shall cause Sponsor Member to, keep proper books and records and account in which full, true and correct entries in conformity with GAAP and all requirements of Applicable Law shall be made of all dealings and transactions in relating to its business and activities.

6.3 Compliance with Laws and Preservation of Rights and Properties. Borrower shall, and shall cause Sponsor Member to, comply with all Applicable Laws, and otherwise do or cause to be done all things necessary to preserve and keep in full force and effect all rights and franchises necessary to the conduct of its business, in each case except to the extent being contested by Borrower in good faith. Borrower will do or cause to be done all things necessary to continue to conduct its business substantially as now proposed to be conducted.

6.4 Financial Information, Reports, Notices, etc. Borrower shall furnish or cause to be furnished to Lender copies of the following financial statements, reports, notices and information:

(a) as soon as available and in any event within forty-five (45) days after the end of each calendar quarter, unaudited Financial Statements of Sponsor and Borrower as of the end of such quarter, together with a Financial Officer Certificate of Borrower for the Financial Statements of Borrower and a Financial Officer Certificate of Sponsor for the Financial Statements of Sponsor;

(b) as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower and Sponsor, unaudited Financial Statements of Borrower and audited Financial Statements of Sponsor, together with a Financial Officer Certificate of Borrower;

(c) as soon as possible and in any event within three (3) Business Days after Borrower obtains Knowledge of the occurrence of a Default or Event of Default, a statement of an Authorized Officer of Borrower setting forth the details of such Default or Event of Default and the action which Borrower has taken and proposes to take with respect thereto;

(d) the DOE Loan Information;

(e) the Master Holdco Information;

(f) once annually at the time of delivery of the Financial Statements provided in Section 6.4(b) above and as soon as possible and in any event within ten (10) Business Days after any event that causes Sponsor Member’s Percentage Share to be less than 11.26% of all Future Cash Distributions, a certificate of Borrower (and accompanying calculations) determining Sponsor Member’s Percentage Share of Future Cash Distributions; and

(g) when required by Section 2.6(d)(i), the notice of an event that reduces the Percentage Share.

6.5 Inspections; Accounting and Auditing Matters.

(a) Each set of Financial Statements delivered by Borrower or Sponsor shall be prepared in accordance with GAAP consistently applied except to the extent that there have been any changes to such accounting principles or the application thereof noted in such Financial Statements or the Financial Officer Certificate and all financial records of Borrower and the Sponsor Member shall be maintained at the principal executive office of Borrower.

(b) Borrower shall, and shall cause Sponsor Member to, (i) consult and cooperate with Lender regarding the Loan upon its request, (ii) permit officers and designated representatives of Lender, to visit and inspect properties of Borrower and the Projects to the extent each of Borrower and/or Sponsor Member has the right to visit the Projects pursuant to the Transaction Documents, (iii) provide to the duly authorized representatives of Lender access to any pertinent books, documents, papers and records of Borrower and the Sponsor Member for the purpose of audit, examination, inspection and monitoring upon reasonable notice and at reasonable times during normal business hours, to examine and discuss the affairs, finances and accounts of Borrower, the Sponsor Member with the representatives of Borrower, and (iv) make copies (at Borrower’s expense) of any records that are subject to such inspection as may be reasonably necessary in order to administer the Loan. Borrower shall deliver to Lender a disc containing all documents Made Available to Lender through an electronic data room in connection with this Agreement within ten (10) Business Days after the Financial Closing Date.

6.6 Transfers to Borrower. Borrower shall cause Sponsor Member (i) to transfer to Borrower all cash, cash equivalents, Investments or other property received by Sponsor Member from Master Holdco or any other source within five (5) Business Days after Sponsor Member’s receipt thereof, (ii) to accept all distributions and payments in respect of its Equity Interests in Master Holdco to which it is entitled and enforce its rights under the Master Holdco LLC Agreement to receive the same and (iii) not to approve of any amendment to the Master Holdco LLC Agreement that would defer, restrict or limit its rights to receive such distributions or payments, except such amendments as are necessary or advisable in connection with a sale of Sponsor Member’s Equity Interest in Master Holdco as contemplated by Section 8.9 of the Master Holdco LLC Agreement, the proceeds of which are applied pursuant to Section 2.6(b) hereof (an “Expected Sell-Down”). Borrower shall, and shall cause Sponsor Member to, instruct each Person remitting cash, cash equivalents or Investments to or for the account of Borrower or Sponsor Member, to deposit such cash or cash equivalents in the Borrower Account. Borrower shall and shall cause each other Affiliate of Sponsor that receives proceeds of Sponsor Tax Benefit Monetization or other tax benefit monetization of the kind referred to in Section 2.6(b)(iii) to cause such proceeds to be deposited into the Borrower Account within five (5)

Business Days after receipt thereof. Borrower shall deposit all cash, cash equivalents or Investments that it receives to be deposited in the Borrower Account within two Business Days after receipt thereof, and shall not close the Borrower Account. Borrower shall, and shall cause Sponsor Member to comply with each Equity Document to which it is a party and neither Borrower nor Sponsor Member shall take any action or fail to take any action that would result in a default or event of default under such Equity Document, or a reduction in Sponsor Member’s Ownership Percentage as defined in the Master Holdco LLC Agreement, except in connection with an Expected Sell-Down.

6.7 Independent Appraisers; Liens.

(a) Borrower (i) shall cooperate in all respects with each Independent Appraiser, and (ii) shall ensure that each Independent Appraiser is provided with all information reasonably requested by such Independent Appraiser in fulfilling its duties to Lender and ensure that any information that it may supply to such Independent Appraiser is accurate and not, by omission of information or otherwise, misleading in any material respect at the time such information is provided.

(b) Borrower shall do everything necessary in the reasonable judgment of Lender (including filing, registering and recording all necessary documents and paying all fees, taxes, levies, imposts and expenses in connection therewith) to (i) maintain the security created by the Security Documents in full force and effect at all times (including, as applicable, the priority thereof), and (ii) preserve and protect the Collateral and protect and enforce its rights and title, and the rights and title of Lender, to the security created by the Security Documents.

6.8 Certificated Securities; Legend. Borrower shall, and shall cause Sponsor Member to, cause its Equity Interests to be “certificated securities” as defined in Article 8 of the UCC and Borrower shall, and shall cause Sponsor Member to, include in its Organizational Documents terms, in each case consistent with Section 8-103(c) of the UCC, to the effect that the corresponding Equity Interests are “securities” (as such term is defined in Article 8 of the UCC) governed by Article 8 of the UCC. In addition to any other legends required, each certificate representing the Equity Interests shall be endorsed with the following restrictive legend:

“THE EQUITY INTEREST REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A LOAN AGREEMENT BY WHICH THE HOLDER OF THIS CERTIFICATE IS BOUND, AND THIS CERTIFICATE MAY NOT BE TRANSFERRED EXCEPT AS PROVIDED IN SUCH LOAN AGREEMENT. A COPY OF SUCH LOAN AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.”

ARTICLE 7 NEGATIVE COVENANTS

Borrower covenants and agrees that, unless Lender shall otherwise consent in writing, until the termination of this Agreement:

7.1 Debt. Borrower shall not, and shall cause Sponsor Member not to, create, incur, assume, suffer to exist or otherwise become or remain directly or indirectly liable for any Indebtedness other than the Indebtedness arising under this Agreement.

7.2 Liens. Borrower shall not, and shall cause Sponsor Member not to, create, incur, assume or suffer to exist a Lien against, security interest in or other encumbrance on any of the property or assets now owned or hereafter acquired by it (including the Equity Interests in Master Holdco and in Sponsor Member), or, except pursuant to an Expected Sell-Down, assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except for Liens created under this Agreement, the Note, the Sponsor Guarantee, the Security Documents and the other Loan Documents and the Permitted Liens.

7.3 Mergers, Consolidations, etc. Borrower shall not, and shall cause Sponsor Member not to, (i) consolidate with or merge into or acquire any Person or permit any other Person to consolidate with or merge into or acquire membership interests in Borrower or Sponsor Member, (ii) liquidate, wind-up or dissolve (or suffer any liquidation or dissolution) or (iii) enter into any partnership or joint venture.

7.4 Sale of Equity Interests. Except pursuant to a Sponsor Tax Benefit Monetization or other tax benefit monetization of the kind referred to in Section 2.6(b)(iii), the proceeds of which are deposited into the Borrower Account in accordance with Section 2.6(b), or an Expected Sell-Down, Borrower shall not, and shall cause Sponsor Member not to, convey, sell, lease, transfer or otherwise dispose of, whether by sale, merger, consolidation, liquidation, dissolution, or otherwise, in one transaction or a series of transactions, any of its assets (including the Equity Interests in Master Holdco and in Sponsor Member), whether now owned or hereafter acquired.

7.5 Nature of Business. Borrower shall not, and shall cause Sponsor Member not to, make or permit to be made any material change in the character of its business as anticipated to be carried on as of the date hereof.

7.6 Advances, Investments, Loans and Distributions. Except to the extent required pursuant to a Sponsor Tax Benefit Monetization or other tax benefit monetization of the kind referred to in Section 2.6(b)(iii), the proceeds of which are deposited into the Borrower Account in accordance with Section 2.6(b), Borrower shall not, and shall not permit Sponsor Member to, (i) lend money or credit or make advances or contributions to any Person (other than as required under the Loan Documents, Project Documents or any Transaction Document or other than lending pursuant to an Excluded Event), or (ii) directly or indirectly purchase or acquire any Investment, stock, obligations or securities of, or any other interest in, or make any capital contribution to any Person, except for (w) Permitted Investments, (x) Equity Interests in Sponsor Member and Master Holdco, (y) capital contributions of Sponsor Member to any Project Entity required pursuant to Section 7.1.1 of any Equity Funding Agreement, or (z) any funding into a Supplemental Base Equity Funding Account (as defined in any Common Agreement) required under any Common Agreement.

7.7 Margin Regulations. Borrower shall not, and shall cause Sponsor Member not to, use any part of the proceeds of any Loan to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Borrower shall not, and shall cause Sponsor Member not to, use the proceeds of any Loan in a manner that would reasonably be expected to violate or be inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

7.8 No Petition. To the extent it may lawfully so agree, Borrower agrees not to, and shall cause Sponsor Member not to, (i) commence any case, proceeding, Insolvency Proceeding, or other action under any existing or future Applicable Law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, arrangement, adjustment, winding-up, liquidation, sequestration, dissolution, composition, or other relief with respect to its debts, (ii) seek appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or make a general assignment for the benefit of its creditors, or (iii) take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth above in clause (i) or (ii).

7.9 Project Entity Actions. Borrower shall cause Sponsor Member to exercise the voting rights available to Sponsor Member under the Master Holdco LLC Agreement (including by direction of the Director (as defined in the Master Holdco LLC Agreement) appointed by Sponsor Member) to approve or decline to approve, as applicable, proposed actions for each Project Entity in a manner that does not provide Sponsor Member’s consent to such Project Entity taking actions that would be prohibited if taken by Borrower pursuant to Sections 7.3, 7.5, 7.7 or 7.8.

7.10 Actions During an Event of Default. Upon the occurrence and for the duration of any Event of Default, Borrower shall not, and shall cause Sponsor Member not to, without obtaining prior written approval of Lender, provide its or its appointed Director’s consent or approval to any (i) action referenced in any of the following sections of the Master Holdco Agreement: Section 6.4(a), (b), (c), (e), (f), (h), (n), (o), (p), (q), (s), (t) and (v); Section 6.5(a), (d), (g), (h), (i), (j), (k) and (l); and Section 13.1 or (ii) other action under Section 6.4 or Section 6.5 of the Master Holdco LLC Agreement that would reasonably be expected to (a) result in a Material Adverse Effect on Master Holdco or any Project, (b) result in an “Event of Default” under and as defined in any Common Agreement or any breach of any Borrower Party under any Loan Document (as defined in any Common Agreement), (c) delay any distribution or transfer of funds to Sponsor Member under the Master Holdco LLC Agreement, (d) disproportionately and adversely affect the Sponsor Member compared to other Members in Master Holdco, (e) authorize a transaction that would give rise to Excluded Events or (f) create a new Class (as defined in the Master Holdco LLC Agreement) of membership interests in Master Holdco with rights to distributions or other payments that are superior to Sponsor Member’s Equity Interests in Master Holdco.

7.11 No Other Business. Borrower shall not, and shall cause Sponsor Member not to, (i) engage, either directly or indirectly, in any business other than owning respectively Equity Interests in Sponsor Member and Equity Interests in Master Holdco, which constitute indirect equity interests in the Project Companies or any activity substantially related or incidental thereto, or (ii) own any assets other than (x) the Equity Interests in Sponsor Member and the

Equity Interests in Master Holdco which constitute indirect equity interests in the Project Companies and distributions related thereto and (y) cash or Permitted Investments or other property that represents the proceeds of distributions from Master Holdco.

7.12 Subsidiaries; Partnerships. Borrower shall not, and shall cause Sponsor Member not to (i) except to the extent required pursuant to a Sponsor Tax Benefit Monetization or other tax benefit monetization of the kind referred to in Section 2.6(b)(iii), the proceeds of which are deposited into the Borrower Account in accordance with Section 2.6(b), form or have any direct Subsidiaries except in the case of Borrower, Sponsor Member and in the case of Sponsor Member, Master Holdco, (ii) enter into any profit-sharing or royalty agreement or other similar arrangement whereby Borrower’s or Sponsor Member’s income or profits are, or might be, shared with any other Person, (iii) enter into any management contract or similar arrangement whereby its business or operations are managed by any other Person, other than the Qualified Affiliate Agreements, or (iv) enter into any contract or agreement with an Affiliate of Sponsor except a Qualified Affiliate Agreement.

7.13 Organizational Documents; Fiscal Year; Legal Form; Capital Structure. Borrower shall not, and shall not permit Sponsor Member to, (i) amend or modify its Organizational Documents in any manner than would have a material adverse effect on the rights of Lender hereunder, or (ii) amend or modify its legal form or its capital structure. Borrower shall provide Lender with all amendments to the Organizational Documents of Borrower and Sponsor Member within five (5) Business Days after such amendments are made.

7.14 Restricted Payments. Borrower shall not, and shall not permit Sponsor Member to: (1) declare, make or authorize payment of any dividends, management or any other fee or any other payment or distribution of cash or property on account of any Equity Interests of Borrower or Sponsor Member; (2) redeem, retire, purchase or otherwise acquire any of the Equity Interests of Borrower or Sponsor Member, (3) make any payment with respect to principal of or interest on or purchase, redeem, retire or defease any Indebtedness owed to or for the benefit of any Affiliate of Borrower, (4) set aside any funds for any of the foregoing or (5) make any payments to Sponsor or its Affiliates (each of the foregoing a “Restricted Payment”), except (x) in each case, (i) with respect to proceeds of Excluded Events, (ii) that Sponsor Member may make Restricted Payments to Borrower at any time, and (iv) Borrower may transfer the proceeds of Advances to Sponsor; and (y) in the case of clauses (1), (2) and (5), to the extent taking such actions or setting aside funds therefor is required pursuant to a Sponsor Tax Benefit Monetization or other tax benefit monetization of the kind referred to in Section 2.6(b)(iii), the proceeds of which are deposited into the Borrower Account in accordance with Section 2.6(b).

7.15 Accounts. Borrower shall not, and shall not permit Sponsor Member to, establish any bank accounts other than the Borrower Account and any Supplemental Base Equity Funding Account (as defined in any Common Agreement) established by Sponsor Member under any Equity Funding Agreement.

7.16 Commissions. Borrower shall not, and shall not permit Sponsor Member to, pay:

(a) any commission or fee to Sponsor or any Sponsor Affiliate for furnishing guarantees, counter-guarantees or similar credit support for any obligations undertaken in connection with the Loan, or

(b) any other fee to Sponsor or any Sponsor Affiliate.

7.17 Other Agreements. Borrower shall not, and shall not permit Sponsor Member to, enter into or become a party to any agreement, contract or loan commitment outside the ordinary course of business, other than (i) the Transaction Documents as in effect on the Financial Closing Date, and (ii) agreements, contracts or loan commitments expressly contemplated or permitted by the Loan Documents.

7.18 Hedging Agreements. Borrower shall not, and shall not permit Sponsor Member to, enter into any Hedging Agreement.

7.19 Investment Company Act. Borrower shall not, and shall not permit Sponsor Member to, take any action that would result in Borrower being required to register as an “investment company” under the Investment Company Act.

7.20 Public Utility Holding Company Act. Borrower shall not take, and shall not permit Sponsor Member to take, any action that could result in any Borrower Party or Lender being subject to regulation under the Public Utility Holding Company Act.

7.21 Powers of Attorney. Except as required by this Agreement, Borrower shall not, and shall not permit Sponsor Member to, grant any power of attorney to any Person, except to its directors and employees in the ordinary course of business.

7.22 Anti-Terrorism Laws. Neither Borrower nor its Affiliates, Subsidiaries and agents shall (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act. Borrower shall deliver to Lender any certification or other evidence reasonably requested from time to time by Lender, confirming Borrower’s compliance with this Section 7.22.

ARTICLE 8 EVENTS OF DEFAULT; RIGHTS AND REMEDIES ON DEFAULT

8.1 Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a) Failure to Pay. Borrower fails to pay any Obligation on the date such amount is due and such failure shall continue for a period of five (5) Business Days following Borrower’s Knowledge thereof or receipt by Borrower of written notice from Lender of such failure; provided, however, that the day that such amount is due shall be extended day-for-day for each day that Borrower’s failure to pay any Obligation on such day results from Lender’s failure to instruct the Account Control Bank in accordance with Section 2.6(g) with respect to amounts designated in a Payment Certificate for payment of such Obligation;

(b) Covenant Breaches. (1) Borrower shall breach any covenant contained in Sections 6.1, 6.7, 7.1, 7.2, 7.3, 7.4, 7.6, 7.8, 7.9, 7.14, 7.15 (the “Key Covenants”) and such failure or breach of a Key Covenant shall continue for a period of five Business Days from the occurrence thereof or (2) Borrower fails to perform, keep or observe or otherwise breaches any material term, provision, condition or covenant contained in this Agreement or the other Loan Documents other than the Key Covenants and such failure or breach shall continue for a period of 30 days from the occurrence thereof; provided that with respect to clause (2) if (i) such failure or breach cannot be cured within such 30-day period, (ii) such failure or breach is susceptible of cure, and (iii) Borrower is proceeding with diligence and in good faith to cure such failure or breach, then such 30-day period shall be extended by up to an additional 60 days as shall be necessary for Borrower diligently to cure such failure or breach;

(c) Misrepresentations. (i) Any representation or warranty of Sponsor or Borrower set forth herein or in any other Loan Document is not true and correct when made or deemed to have been made, (ii) the inaccuracy has had or would reasonably be expected to result in a Material Adverse Effect, and (iii) the consequences of such inaccuracy shall continue to be uncured and continue to have or be reasonably expected to have such Material Adverse Effect for thirty (30) or more days from the date Borrower obtains Knowledge thereof; provided that if (A) the consequences of such inaccuracy cannot be cured within such 30 day period, (B) such inaccuracy is susceptible of cure, and (C) Borrower is proceeding with diligence and in good faith to cure inaccuracy, then such 30-day period shall be extended by up to an additional 60 days as shall be necessary for Borrower diligently to cure the consequences of such inaccuracy;

(d) Bankruptcy. Any Event of Bankruptcy shall occur with respect to Sponsor, Borrower or Sponsor Member;

(e) Dissolution. (i) Any order, judgment or decree shall be entered against Sponsor, Borrower or Sponsor Member, decreeing Sponsor’s, Borrower’s or Sponsor Member’s, as the case may be, involuntary dissolution or split-up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days or (ii) Sponsor, Borrower or Sponsor Member shall dissolve or cease to exist;

(f) Ineffectiveness of Security. The Security Documents, once executed and delivered, shall for any reason cease to be in full force and effect, or shall cease to give Lender the Liens, security interests, rights, powers and privileges purported to be created thereby or the security interests and Liens granted to Lender in all or any part of the Borrower Account shall for any reason fail to constitute valid and perfected first priority security interests and Liens on all of the Collateral, unless, in the case of any of the foregoing, Borrower shall within ten (10) days after the earlier of (x) the date on which Borrower obtains Knowledge thereof and (y) the date on which Borrower receives written notice from Lender thereof, Borrower cures any such failure, or the validity thereof or the applicability thereof to the Loan, or any other obligations purported to be secured or guaranteed thereby or any part thereof, shall be disaffirmed by or on behalf of Borrower or any of its Affiliates;

(g) DOE Loan Event of Default.

(i) An “Event of Default” under the DOE Loan Documents occurs due to an act of Sponsor, Borrower or Sponsor Member or another Affiliate of Borrower and continues for a period of ten (10) Business Days following the expiration of all applicable cure periods unless

(a) such “Event of Default” has not had and could not reasonably be expected to result in a Material Adverse Effect; and

(b)(x) such “Event of Default” is reasonably susceptible to cure within one hundred eighty (180) days after such “Event of Default” occurs and Sponsor, Borrower, Sponsor Member or the applicable Affiliate is diligently and continuously pursuing a cure of such “Event of Default” as soon as reasonably practicable and (y) such “Event of Default” or any related “Potential Default” under the DOE Loan Documents has not prevented and could not reasonably be expected to prevent, for a period of more than ninety (90) days from the initial occurrence of such “Event of Default” or “Potential Default”, (A) any Borrower (under and as defined in any Common Agreement) from being entitled to receive, or require Collateral Agent (as defined in such Common Agreement) to transfer to Master Holdco, funds from any Account Collateral (as defined in such Common Agreement) at a time when such funds are in fact otherwise available for such transfer or (B) the distribution to Sponsor Member of Cash Grant Proceeds, as defined in any Common Agreement, to which Sponsor Member would have been entitled under such Common Agreement but for the existence of such “Event of Default” or “Potential Default”; or

(ii) the principal of the DOE Loan is accelerated due to any “Event of Default” under the DOE Loan Documents;

(h) Breach of Sponsor Guarantee. Sponsor shall (i) fail to make any payment under the Sponsor Guarantee within five days after receipt of notice of such non-payment or (ii) be in material breach or default under the Sponsor Guarantee;

(i) Master Holdco LLC Agreement Defaults. An “Event of Default” with respect to Sponsor Member under the Master Holdco LLC Agreement occurs and continues beyond the expiration of all applicable cure periods unless (i) such “Event of Default” has not had and could not reasonably be expected to result in a Material Adverse Effect, (ii) such “Event of Default” has not resulted in any exercise by any party other than Sponsor Member of any right or remedy under Section 10.2 or Section 12 of the Master Holdco LLC Agreement, and (iii)(a) such “Event of Default” is reasonably susceptible to cure within one hundred and twenty (120) after such Event of Default occurs and Sponsor Member is diligently and continuously pursuing a cure of such “Event of Default” as soon as reasonably practicable, and (b) as of the date on which such “Event of Default” occurs, such “Event of Default” has not delayed, and could not reasonably be expected to delay for a period of more than forty-five (45) days, any distribution or transfer of funds to Sponsor Member required under the Master Holdco LLC Agreement;

(j) Equity Document Defaults. Sponsor Member or any Affiliate shall default in the performance of its obligations under any Equity Participation Agreement or any Equity Funding Agreement to which it is a party and all applicable cure periods relating to such default have expired and such default has had or would reasonably be expected to result in a Material Adverse Effect;

(k) Affiliate Payments. Sponsor or any of its Affiliates (other than Sponsor Member, Borrower or a Project Entity) receives any payment from any Project Entity other than payments under Qualified Affiliate Agreements or amounts that are within two Business Days after receipt transferred to Borrower and deposited into the Borrower Account; or

(l) Affiliate Ownership of Master Holdco. Any Affiliate of Sponsor (other than Sponsor Member or Borrower) owns any Equity Interests in Master Holdco or any other Project Entity.

(m) Sponsor Tax Benefit Monetization. Any proceeds of a Sponsor Tax Benefit Monetization or other tax benefit monetization of the kind referred to in Section 2.6(b)(iii) are not deposited into the Borrower Account within five (5) Business Days after the receipt of such proceeds by Sponsor or any Affiliate thereof.

8.2 Rights and Remedies.

(a) Automatic Termination and Acceleration. Upon the occurrence of any Event of Default in respect of Borrower described in Sections 8.1(d) or 8.1(e), the unpaid principal amount of and any and all accrued interest on the Loan and all other accrued Obligations shall automatically become immediately due and payable.

(b) Elective Termination and Acceleration. Upon the occurrence and during the continuance of any Event of Default (other than an Event of Default described in Sections 8.1(d) or 8.1(e)), Lender may, by written notice to Borrower, (i) declare that the remaining commitments under Section 2.1 are terminated, and/or (ii) declare the unpaid principal amount of and any and all accrued and unpaid interest on the Loan and any and all other accrued Obligations to be, and the same shall thereupon be, immediately due and payable, without demand, notice or legal process of any kind.

(c) Exercise of Rights under Security Documents and Guarantee. In addition to the foregoing, upon the occurrence and during the continuance of any Event of Default, Lender may exercise any or all of its rights as a secured party under the Security Documents and/or beneficiary of the Sponsor Guarantee and/or otherwise exercise all rights and remedies under Applicable Law, including Section 9-607(a)(5) of the UCC.

(d) Rights Cumulative. All rights and remedies provided for in the Loan Documents shall be cumulative with all other rights and remedies available to Lender hereunder or otherwise available at law or in equity upon the occurrence of an Event of Default.

ARTICLE 9 MISCELLANEOUS

9.1 Assignment. (a) Borrower may not sell, assign or transfer this Agreement, or any portion hereof, including, without limitation, Borrower’s rights, title, interests, remedies, powers, liabilities, obligations and/or duties hereunder, without the prior written consent of Lender. Except as provided in Section 9.1(b), Lender may not sell, assign or transfer this Agreement, or any portion hereof, including, without limitation, Lender’s rights, title, interests, remedies, powers, liabilities, obligations and/or duties hereunder, without the prior written consent of Borrower, which consent shall not be unreasonably withheld. In no event shall the assignment of either Party’s rights, title, interests, remedies, powers, liabilities, obligations and/or duties hereunder be permitted if such assignment would violate the registration provisions of the Securities Act of 1933, as amended, or any securities laws of the states of the United States of America. Nothing in this Section 9.1 shall be construed to restrict Lender’s capital or ownership structure or require Borrower’s consent for changes in such structure from time to time, provided that BDC Ivanpah, LLC, as the initial Lender, shall, at all times while it is a Lender hereunder until Substantial Completion has occurred with respect to all Projects, remain controlled (as such term is defined in the second sentence of the definition of “Affiliate”), directly or indirectly, by Bechtel Group, Inc. This Agreement shall be binding upon and inure to the benefit of the Parties’ successors and permitted assigns.

(b) If Lender has made Advances totaling twenty million ($20,000,000) and Substantial Completion has occurred with respect to any Project, Lender may any time thereafter, without the consent of, or notice to, Borrower or any other Person, sell, assign, transfer or negotiate to any Person or Persons other than Disqualified Lender Transferees any or all of Lender’s rights, title, interests, remedies, powers, liabilities, obligations and/or duties under the Loan Documents with respect to (i) up to one third of the Loan Amount (as defined in the Note) when any Project has achieved Substantial Completion, (ii) up to two thirds of the Loan Amount when any two (2) Projects have achieved Substantial completion and (iii) up to one hundred percent (100%) of the Loan Amount when all three (3) Projects have achieved Substantial Completion, provided that there are no more than three (3) Lenders at any time. Borrower agrees to execute any additional or replacement Notes requested by Lender to further document any sale, assignment, transfer or negotiation in accordance with this Section 9.1(b). Any assignee or transferee of Lender’s rights and/or obligations in accordance with this Section 9.1(b) shall be entitled to the full benefit of the Loan Documents to the same extent as if it were an original party in respect of the rights or obligations assigned or transferred to it.

9.2 Amendments and Waivers. None of this Agreement, any Note, any other Loan Document to which Borrower is a party, and any terms hereof and thereof may be amended, supplemented, modified or waived, except by written amendments or waivers executed by both Parties of this Agreement, the Note or the other Loan Documents to which Borrower is a party. Any such amendment, supplement, modification or waiver shall be binding upon Borrower, Lender and all future holders of the Note.

9.3 Nonwaiver by Lender.

(a) Lender’s failure, at any time or times hereafter, to require strict performance by Borrower of any provision of this Agreement shall not waive, affect or diminish any right of Lender to demand strict compliance and performance by Borrower thereafter. Any suspension or waiver by Lender of an Event of Default under this Agreement shall not suspend, waive or affect any other Event of Default under this Agreement, whether the same is prior to or subsequent thereto and whether of the same or of a different type. Except as provided in Section 7.10, none of the undertakings, agreements, warranties, covenants and representations contained in this Agreement, and no Event of Default under this Agreement, shall be deemed to have been suspended or waived by Lender, unless such suspension or waiver is by an instrument in writing signed by an officer of Lender, as the case may be, and directed to Borrower specifying such suspension or waiver.

(b) No delay or omission in exercising, and no course of dealing with respect to, any right, power, privilege or remedy under this Agreement or any other Loan Document, including any rights and remedies in connection with the occurrence of an Event of Default or Default shall impair any such right, power, privilege or remedy of Lender, nor shall it be construed to be a waiver of any right, power, privilege or remedy or of any breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring, nor shall any waiver of any single right, power, privilege or remedy, or of any breach or default be deemed a waiver of any other right, power, privilege or remedy or of any other breach or default previously, simultaneously or thereafter occurring.

(c) Except as provided in Section 7.10, any waiver, permit, consent or approval of any kind or character on the part of any of Lender of any right, power, privilege or remedy including any rights and remedies in connection with the occurrence of an Event of Default or Default or of any other breach or default under this Agreement or any other Loan Document, or any waiver on the part of any of Lender of any provision or condition of this Agreement or any other Loan Document, must be in writing and shall be effective only to the extent in such writing specifically set forth.

9.4 Construction of Agreement.

(a) Integration. This Agreement and all Schedules and Exhibits hereto referred to herein, together with the Note and the other Loan Documents, embody the final, entire agreement among the Parties and supersede any and all prior commitments, agreements, representations and understandings, whether written or oral, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the Parties. There are no oral agreements among the Parties. Except as otherwise provided in this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any Loan Document, the provision contained in this Agreement shall govern and control.

(b) Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law. If, however, any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(c) Headings. The section titles contained in this Agreement are included for convenience only and are without substantive meaning or content and are not a part of the agreement between the Parties.

9.5 Governing Law; Waiver of Jury Trial; Limitation of Remedies.

(a) Governing Law. THIS AGREEMENT SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PROVISIONS EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) Waiver of Jury Trial. THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE LOAN DOCUMENTS, OR ANY DEALINGS AMONG THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION AND THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE PARTIES HERETO ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY PARTY HERETO. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES HERETO EACH ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, THE LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOAN. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(c) Waiver of Consequential Damages. Notwithstanding any provision in this Agreement to the contrary, in no event shall Lender or its Affiliates, or their respective officers, directors, managers, members, shareholders, employees or representatives, be liable hereunder at any time for consequential, indirect, special or punitive loss or damage of any Borrower or any of its Affiliates, whether in contract, tort (including negligence), strict liability or otherwise, and Borrower hereby expressly releases Lender, its Affiliates, and their respective officers, directors, managers, members, shareholders, partners, employees, consultants, agents, representatives, advisors, successors and assigns therefrom.

(d) Venue. Any legal action or proceeding against any of the Parties with respect to this Agreement or any other Loan Document or the transactions in connection with or relating hereto or thereto, may be brought in the courts of the State of New York in the County of New York or of the United States for the Southern District of New York and, by execution and delivery of this Agreement, each of the Parties hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Each of the Parties agrees that a judgment, after exhaustion of all available appeals, in any such action or proceeding shall be conclusive and binding upon each of the Parties, and may be enforced in any other jurisdiction, by a suit upon such judgment, a certified copy of which shall be conclusive evidence of the judgment.

(e) Appointment of Process Agent. Borrower hereby irrevocably designates, appoints and empowers National Registered Agents, Inc. (the “Process Agent”) with offices on the date hereof at 875 Avenue of the Americas, Suite 501, New York, New York 10001 as its designee, appointee and agent to receive, accept and acknowledge for and on behalf of Borrower, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding. Borrower further agrees that such service of process may be made on the Process Agent by personal service of a copy of the summons and complaint or other legal process in any such legal suit, action or proceeding on the Process Agent, or by any other method of service provided for under the Applicable Laws in effect in the County of New York, State of New York, and the Process Agent hereby is authorized and directed to accept such service for and on behalf of Borrower, and to admit service with respect thereto.

(f) Service of Process on Agent. Upon service of process being made on the Process Agent as provided in Section 9.5(e), a copy of the summons and complaint or other legal process served shall be given by the Process Agent to Borrower in the manner provided in Section 9.6, or to such other address as Borrower may notify the Process Agent in writing. Personal service upon the Process Agent as provided in Section 9.5(e) shall be deemed to be personal service on Borrower and shall be legal and binding upon Borrower for all purposes, notwithstanding any failure of the Process Agent to give copies of such legal process thereto, or any failure on the part of Borrower to receive the same.

(g) Maintenance of Process Agent. Borrower will at all times continuously maintain an agent to receive service of process in the County of New York, State of New York on its behalf with respect to each Loan Document. In the event that for any reason the Process Agent or any successor thereto shall no longer serve as agent for Borrower to receive service of process in the County of New York on its behalf or shall have changed its address without notification thereof to the Process Agent, Borrower, immediately after having Knowledge thereof, will irrevocably designate and appoint a substitute agent in the County of New York, State of New York and advise Lender.

(h) Lender Use of Other Jurisdictions. Nothing contained in this Section 9.5 shall preclude Lender from bringing any legal suit, action or proceeding against Borrower or its Affiliates in the courts of any jurisdiction where Borrower or its Affiliates or any of its property or assets may be found or located. To the extent permitted by the Applicable Law of any such jurisdiction, Borrower hereby irrevocably submits to the jurisdiction of any such court and expressly waives, in respect of any such suit, action or proceeding, the jurisdiction of any court or courts which now or hereafter, by reason of its present or future domiciles, or otherwise, may be available to it.

(i) Waiver of Objections to Venue. Borrower hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with any Loan Document or the transactions in connection with, or relating hereto or thereto brought in the courts referred to in clause (d) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

9.6 Notices. Without modifying any of the provisions of this Agreement concerning the requirements for, or waiver of, any notice, all notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered properly given if mailed by first class United States mail, postage prepaid, registered or certified with return receipt requested, use of an overnight delivery service, facsimile, or by delivering same in person to the intended addressee. Notice so mailed shall be effective three (3) Business Days after it is deposited in a receptacle maintained by the United States Postal Office for the acceptance of mail. Notice given in any other manner shall be effective only if and when received by the addressee. For purposes of notice, the addresses of the Parties shall be as set forth on Schedule 9.6 to this Agreement; provided, however, that any Party shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of ten (10) days’ notice to the other Parties in the manner set forth hereinabove.

9.7 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signature of, or on behalf of, each party, or that the signatures of all persons required to bind any Party, appear on such counterpart, but it shall be sufficient that the signature of, or on behalf of, each Party, or that the signature of the persons required to bind any Party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the Parties hereto.

9.8 Survival of Obligations Upon Termination of Agreement. Upon payment in full of the outstanding principal amount of the Loan, all interest thereon and all other Obligations, all of the undertakings, agreements, covenants, warranties and representations contained in the Loan Documents shall thereupon be terminated and the Parties thereto released from all prospective obligations hereunder and thereunder.

9.9 Approvals. Except as otherwise provided for herein, to the extent that any action herein may be taken by Borrower only with the consent of Lender, Lender agrees to use commercially reasonable efforts, within ten (10) Business Days following its receipt of Borrower’s request for any such consent, together with all additional information as Lender may request in connection therewith, to consider Borrower’s request.

9.10 No Partnership; Etc.

Lender and Borrower intend that the relationship between them shall be solely that of creditor and debtor. Nothing contained in this Agreement or in any other Loan Document shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by, between or among Lender and Borrower, its Affiliates or any other Person. Lender shall not be in any way responsible or liable for the indebtedness, losses, obligations or duties of Borrower, its Affiliates or any other Person. All obligations to pay real property or other taxes, assessments, insurance premiums, and all other fees and expenses shall be the sole responsibility of Borrower.

9.11 Expenses. Borrower shall pay or reimburse without duplication all reasonable and reasonably documented out-of-pocket costs and expenses of the Lender, paid, or incurred (A) after an Event of Default or default in connection with the protection or preservation of any right or claim under this Agreement or any other Loan Document or any Collateral, (B) costs incurred under the Account Control Agreement and (C) costs to maintain a first priority lien on the Collateral or to the extent arising from a default caused by Borrower hereunder. Lender shall pay or reimburse without duplication all fees for services rendered by the Independent Manager.

9.12 Indemnity.

(a) Borrower shall, whether or not any Advance is made or outstanding, indemnify Lender and each of its assignees, officers, directors, employees, representatives, attorneys and agents (each, an “Indemnified Party”) from and hold each of them harmless against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements incurred by any of them as a result of, or arising out of (i) the inaccuracy of any representation or warranty of Borrower to an Indemnified Party contained in this Agreement, or in any certificate delivered in connection herewith, or (ii) the breach or default by Borrower of any covenant or agreement of Borrower for the benefit of an Indemnified Party contained in this Agreement or the other Loan Documents or (c) any third party claim against Lender arising from the making of the Loan, including claims for death or injury to Persons or damage to property.

(b) All payments by Borrower under this Agreement shall be made free and clear of any restrictions or conditions, without set off or counterclaim, and free and clear of, and without any deduction or withholding whether for or on account of tax or otherwise. If any such deduction or withholding is required by law to be made by Borrower or any other Person (whether or not a party to, or on behalf of a party to this Agreement) from any sum paid or payable by, or received or receivable from, Borrower, Borrower shall pay in the same manner and at the same time such additional amounts as will result in Lender’s receiving and retaining (free from any liability other than tax on its overall net income) such net amount as would have been received by it had no such deduction or withholding been required to be made.

9.13 USA PATRIOT Act Notice. Lender hereby notifies each Borrower Party that pursuant to the requirements of the USA PATRIOT Act it is required to obtain, verify and record information that identifies such Borrower Party, which information includes the name and address of such Borrower Party and other information that will allow such Lender to identify such Borrower Party in accordance with such Act.

9.14 Confidential Information.

(a) Lender shall hold confidential and not use other than in furtherance of the transactions contemplated by this Agreement all information it may have or obtain concerning Sponsor or any of the Borrower Parties and their respective assets, business, operations or prospects or this Agreement (the “Confidential Information”); provided, however, that Confidential Information shall not include information that (a) becomes generally available to the public other than as a result of a disclosure by Lender or any of its Representatives in breach hereof, (b) is available to Lender or any of its Representatives, to Lender’s or its Representative’s knowledge, on a nonconfidential basis prior to or after its disclosure hereunder, (c) is required or requested to be disclosed by Lender or any of its Affiliates or their respective stockholders, members, subsidiaries or Representatives as a result of any Applicable Law or rule or regulation of any stock exchange, the National Association of Insurance Commissioners or other Governmental Authority having jurisdiction over Lender or its Affiliates, or (d) is required or requested by the IRS, including in connection with a request for any private letter ruling, any determination letter or any audit. Notwithstanding the foregoing, Lender may disclose Confidential Information received by it to its Affiliates and its and their employees, officers, directors, members, accountants, auditors, consultants, advisors, legal counsel, Independent Appraiser, actual or potential lenders, agents, or potential or actual assignees or participants; provided that Lender informs each such Person who has access to the Confidential Information of the confidential nature of such Confidential Information, and that each such Person is under an obligation to keep the Confidential Information confidential. Lender shall use reasonable efforts to ensure that any Confidential Information received by such Person is kept confidential. Nothing herein shall be construed as prohibiting Lender from using such Confidential Information in connection with (i) any claim or action against another Party, Borrower Party, Sponsor or Affiliate hereunder or under the Loan Documents, or (ii) any exercise by Lender hereunder of any of its rights, remedies, powers or privileges hereunder or under the Loan Documents.

(b) Each Party shall hold confidential and shall not disclose the terms of the Loan Documents (“Loan Confidential Information”); provided, however, the Parties may disclose Loan Confidential Information received by it to its Affiliates and its and their employees, officers, directors, members, accountants, auditors, consultants, advisors, legal counsel, Independent Appraiser, actual or potential lenders, agents, or potential or actual assignees or participants; provided further, that Loan Confidential Information shall not include information that (a) becomes generally available to the public other than as a result of a disclosure by the receiving Party or any of its Representatives in breach hereof, (b) is available to the receiving Party or any of its Representatives, to the receiving Party’s or its Representative’s knowledge, on a nonconfidential basis prior to or after its disclosure hereunder, (c) is required or requested to be disclosed by the receiving Party or any of its Affiliates or their respective stockholders, members, subsidiaries or Representatives as a result of any Applicable Law or rule or regulation of any stock exchange, the National Association of Insurance Commissioners or other Governmental Authority having jurisdiction over Lender or its Affiliates, or (d) is required or requested by the IRS, including in connection with a request for any private letter ruling, any determination letter or any audit. Notwithstanding the foregoing, the receiving Party may disclose Loan Confidential Information received by it to its Affiliates and its and their employees, officers, directors, members, accountants, auditors, consultants, advisors, legal counsel, Independent Appraiser, actual or potential lenders, agents, or potential or actual assignees or participants; provided that the receiving Party informs each such Person who has access to the Loan Confidential Information of the confidential nature of such Loan Confidential Information, and that each such Person is under an obligation to keep the Loan Confidential Information confidential. The receiving Party shall use reasonable efforts to ensure that any Loan Confidential Information received by such Person is kept confidential. Nothing herein shall be construed as prohibiting the receiving Party from using such Loan Confidential Information in connection with (i) any claim or action against another Party, hereunder or under the Loan Documents, or (ii) any exercise by the receiving Party hereunder of any of its rights, remedies, powers or privileges hereunder or under the Loan Documents.

9.15 Termination.

(a) This Agreement may be terminated at any time by either Party by written notice to the other Party (i) if Lender has not made an Advance and its obligation to make Advances has expired in accordance with Section 2.1 and (ii) prior to the Financial Closing Date if Lender has not made an Advance and an Escrow Termination Event (as defined in the Equity Termination Agreement) occurs under the Equity Termination Agreement.

(b) In the event of a termination of this Agreement as permitted by Section 9.15(a), this Agreement shall cease to be in force and effect, and there shall be no further liability or obligation on the part of the Parties hereunder, except that the provisions of this Article 9 shall continue to apply following any such termination.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the date set forth at the outset hereof.

BORROWER:

BrightSource Ivanpah Fundings, LLC

By:	/s/ Carolos F. Aguilar
	Name:	Carlos F. Aguilar
	Title:	President

[Signature Page to BrightSource Ivanpah Fundings, LLC Loan Agreement]

LENDER:

BDC IVANPAH, LLC

By:	/s/ Ralph Zimmermann
	Name:	Authorized Signatory
	Title:	Ralph Zimmermann

[Signature Page to BrightSource Ivanpah Fundings, LLC Loan Agreement]

Exhibit A

to Loan Agreement

FORM OF

PROMISSORY NOTE

$20,000,000	April [_], 2011
New York, New York

For value received BrightSource Ivanpah Fundings, LLC, a Delaware limited liability company (the “Payor”), promises to pay to BDC Ivanpah, LLC, a Delaware limited liability company, (“Lender”), or its permitted assigns (together with Lender, “Holder”), the principal sum of Twenty Million Dollars ($20,000,000) or such lesser amount as shall equal the aggregate outstanding principal balance of the Advances made by Lender to Payor (the “Loan Amount”) pursuant to the Loan Agreement (defined below), with interest on the outstanding principal amount at the rate of sixteen and one half percent (16.5%) per annum, compounded semi-annually in arrears on October 1 and April 1 in each year, commencing October 1, 2011 (each a “Compound Date”); provided, that during the occurrence and continuation of an Event of Default, the outstanding principal balance of the Loan shall bear interest at a rate of eighteen and one half percent (18.5%) per annum, compounded semi-annually in arrears on each Compound Date. Interest shall commence on the date hereof and shall continue on the Loan Amount until paid in full. Interest shall be calculated in accordance with the Loan Agreement (defined below) on the basis of a year of three hundred sixty-five (365) days (or three hundred sixty-six (366) days in the case of a leap year) for the actual number of days elapsed. Capitalized terms used herein and not defined shall have the meanings given to them in the Loan Agreement (the “Loan Agreement”), dated as of the date hereof, between Payor and Lender.

1. Issuance of Note. This Promissory Note (this “Note”) is issued pursuant to the terms of, and is subject in its entirety to, the Loan Agreement.

2. Payments. All payments of principal and interest under this Note shall be in lawful money of the United States of America and shall be made to Holder. All payments under this Note shall be made pursuant to Section 2.6 of the Loan Agreement. Payor hereby authorizes Holder to record on Annex I hereto the date and amount of each Advance and of each payment made by Payor with respect thereto and agrees that all such notations shall be conclusive absent manifest error of the matters noted; provided, however, that the failure of Holder to make, or any error of Holder in making, any such notation shall not affect Payor’s obligations hereunder.

3. Security; Event of Default. This Note is secured by and entitled to the benefits of the Security Documents. The Loan Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events upon the terms and conditions specified in the Loan Agreement. If there shall be any Event of Default under the Loan Agreement or any breach of Payor’s obligations under this Note, Holder shall have all of rights and remedies set forth in Section 8.2 of the Loan Agreement.

4. Waivers. Payor hereby waives demand, notice, presentment, protest and notice of dishonor.

PROMISSORY NOTE SIGNATURE PAGE

(BrightSource Ivanpah Fundings, LLC)

5. Governing Law. THIS NOTE SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PROVISIONS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

6. Assignment. Holder may assign all or a portion of its interest in this Note only to the extent Holder assigns the Loan Agreement in accordance with the terms and conditions of the Loan Agreement.

(Signature Page Follows)

PROMISSORY NOTE SIGNATURE PAGE

(BrightSource Ivanpah Fundings, LLC)

IN WITNESS WHEREOF, Payor has caused this PROMISSORY NOTE to be executed by its duly authorized officer as of the date first written above.

BrightSource Ivanpah Fundings, LLC, a Delaware limited liability company

By:	BrightSource Ivanpah Asset Holdings, LLC, a Delaware limited liability company Its Manager

By:
Name:
Title:

PROMISSORY NOTE SIGNATURE PAGE

(BrightSource Ivanpah Fundings, LLC)

ANNEX I

Loan and Payments of Principal

Date	Loan Amount	Amount of Principal Paid	Unpaid Loan Amount	Accrued Interest	Amount of Interest Paid	Unpaid Interest	Comments

ANNEX I TO PROMISSORY NOTE (BrightSource Ivanpah Fundings, LLC)

Exhibit B

to Loan Agreement

FORM OF ACCOUNT CONTROL AGREEMENT

(Attached)

DEPOSIT ACCOUNT CONTROL AGREEMENT

(Access Restricted Immediately)

(No MCAs)

This Deposit Account Control Agreement (the “Agreement”), dated as of the date specified on the initial signature page of this Agreement, is entered into by and among BrightSource Ivanpah Fundings, LLC, a Delaware limited liability company (“Company”), BDC Ivanpah, LLC, a Delaware limited liability company (“Secured Party”), and Wells Fargo Bank, National Association (“Bank”), and sets forth the rights of Secured Party and the obligations of Bank with respect to the deposit accounts of Company at Bank identified at the end of this Agreement as the Collateral Accounts (each hereinafter referred to individually as a “Collateral Account” and collectively as the “Collateral Accounts”). Each account designated as a Collateral Account includes, for purposes of this Agreement, and without the necessity of separately listing subaccount numbers, all subaccounts presently existing or hereafter established for deposit reporting purposes and integrated with the Collateral Account by an arrangement in which deposits made through subaccounts are posted only to the Collateral Account. Each Collateral Account operated as a “Multi-Currency Account” is a deposit account maintained with Bank’s Cayman Islands Branch, which may be denominated in foreign currency. Regardless of the foregoing, the parties agree that there are no Multi-Currency Accounts subject to this Agreement.

1.	Secured Party’s Interest in Collateral Accounts. Secured Party represents that it is either (i) a lender who has extended credit to Company and has been granted a security interest in the Collateral Accounts or (ii) such a lender and the agent for a group of such lenders. Company hereby confirms the security interest granted by Company to Secured Party in all of Company’s right, title and interest in and to the Collateral Accounts and all sums now or hereafter on deposit in or payable or withdrawable from the Collateral Accounts (the “Collateral Account Funds”). In furtherance of the intentions of the parties hereto, this Agreement constitutes written notice by Secured Party to Bank of Secured Party’s security interest in the Collateral Accounts.

2.	Secured Party Control. Bank, Secured Party and Company each agree that Bank will comply with instructions given to Bank by Secured Party directing disposition of funds in the Collateral Accounts (“Disposition Instructions”) without further consent by Company. Except as otherwise required by law, Bank will not agree with any third party to comply with instructions for disposition of funds in the Collateral Accounts originated by such third party. Bank has not entered into any other control agreement governing the Collateral Accounts with any other party.

3.	No Company Access to Collateral Accounts. Unless separately agreed to in writing by Secured Party, Company agrees that it will not be able to make debits or withdrawals from or otherwise have access to the Collateral Accounts or any Collateral Account Funds, and that Secured Party will have exclusive access to the Collateral Accounts and Collateral Account Funds.

4.

Transfers in Response to Disposition Instructions; ACH Transfers. Notwithstanding the provisions of the “Secured Party Control” section of this Agreement, unless Bank separately agrees in writing to the contrary, Bank will have no obligation to disburse funds in response to Disposition Instructions other than by the appropriate disbursement method expressly set forth in this Section 4. If at the time this Agreement is originally executed, Secured Party has fully completed wire transfer instructions for a transfer destination account (the “Destination Account”) on the initial signature page of this Agreement, including the Destination Account account number and the name and ABA number of the financial institution at which the account is maintained, then Bank agrees, on each day on which Bank is open to conduct its regular banking business, other than a Saturday, Sunday or public holiday (each a “Business Day”) during the term of this Agreement, to transfer to the Destination Account by standing wire (or alternative funds transfer method acceptable to Bank in its sole discretion) the full amount of the collected and available balance in the Collateral Accounts at the beginning of such Business Day pursuant to Disposition Instructions directing such transfer. Secured Party may at any time instruct Bank to discontinue transferring funds to the original Destination Account and begin transferring to a new Destination Account, in accordance with the notice provisions of this Agreement. Bank will comply with such notice within a reasonable period of time not to exceed two (2) Business Days. Except as otherwise expressly set forth in Section 4, Bank will have no obligation to disburse funds in respect to Disposition Instructions. Any disposition of funds which Bank makes under this Section 4 or otherwise in response to Disposition Instructions is subject to Bank’s standard policies, procedures and documentation governing the type of disposition made; provided, however, that in no circumstances will any such disposition require Company’s consent. To the extent any Collateral Account is a certificate of deposit or time deposit, Bank will be entitled to deduct any applicable early withdrawal penalty prior to disbursing funds from such account in response to Disposition Instructions. To the extent Secured Party requests that funds be transferred from any Collateral Account in a currency different from the currency denomination of the Collateral Account, the funds transfer will be made after currency conversion at Bank’s then current buying rate for exchange applicable to the new currency. In addition to transferring funds in accordance with this Section 4 pursuant to Disposition Instructions, Bank shall allow Secured Party to cause funds from the Collateral Account to be transferred to the Destination Account from time to time through the Automated Clearing House (“ACH”) system in accordance with Bank’s standard policies, procedures and documentation governing ACH transfers; provided, however, that, the parties agree that Bank will not be initiating such ACH transfers, unless it otherwise agrees in writing. Further, the parties acknowledge and agree that the Collateral Account is restricted immediately, and Bank will only be able to allow the aforementioned ACH entries initiated by Secured Party’s bank to transfer funds out of the Collateral Account if Secured Party provides Bank with the Company ID (or other information acceptable to Bank). The parties understand that Bank’s systems will be automated to recognize and accept all ACH entries it receives with such Company ID (or other information acceptable to Bank) against the Collateral Account, and Bank will have no liability for complying with the instructions as set forth herein.

5.

Lockboxes. To the extent items deposited to a Collateral Account have been received in one or more post office lockboxes maintained for Company by Bank (each a “Lockbox”) and processed by Bank for deposit, Company acknowledges that Company has granted Secured Party a security interest in all such items (the “Remittances”). During the term of this Agreement, Company will have no right or ability to instruct Bank regarding the receipt, processing or deposit of Remittances, and Secured Party alone will have the right and ability to so instruct Bank. Company and Secured Party acknowledge and agree that Bank’s operation of each Lockbox, and the receipt, retrieval, processing and deposit of Remittances, will at all times be governed by Bank’s Master Agreement for Treasury Management Services or other applicable treasury management services agreement, and by Bank’s applicable standard lockbox Service Description.

6.	Balance Reports and Bank Statements. Bank agrees, at the request of Secured Party on any Business Day, to make available to Secured Party a report (“Balance Report”) showing the opening available balance in the Collateral Accounts as of the beginning of such Business Day, by a transmission method determined by Bank, in Bank’s sole discretion. Company expressly consents to this transmission of information. Bank will, on receiving a written request from Secured Party, send to Secured Party by United States mail, at the address indicated for Secured Party after its signature to this Agreement, duplicate copies of all periodic statements on the Collateral Accounts which are subsequently sent to Company.

7.	Returned Items. Secured Party and Company understand and agree that the face amount (“Returned Item Amount”) of each Returned Item will be paid by Bank debiting the Collateral Account to which the Returned Item was originally credited, without prior notice to Secured Party or Company. As used in this Agreement, the term “Returned Item” means (i) any item deposited to a Collateral Account and returned unpaid, whether for insufficient funds or for any other reason, and without regard to timeliness of the return or the occurrence or timeliness of any drawee’s notice of non-payment; (ii) any item subject to a claim against Bank of breach of transfer or presentment warranty under the Uniform Commercial Code (as adopted in the applicable state) or Regulation CC (12 C.F.R. §229), as in effect from time to time; (iii) any automated clearing house (“ACH”) entry credited to a Collateral Account and returned unpaid or subject to an adjustment entry under applicable clearing house rules, whether for insufficient funds or for any other reason, and without regard to timeliness of the return or adjustment; (iv) any credit to a Collateral Account from a merchant card transaction, against which a contractual demand for chargeback has been made; and (v) any credit to a Collateral Account made in error. Company agrees to pay all Returned Item Amounts immediately on demand, without setoff or counterclaim, to the extent there are not sufficient funds in the applicable Collateral Account to cover the Returned Item Amounts on the day Bank attempts to debit them from the Collateral Account. Secured Party agrees to pay to the Bank all Returned Item Amounts within fifteen (15) calendar days after demand, without setoff or counterclaim, to the extent that (i) the Returned Item Amounts are not paid in full by Company within five (5) calendar days after demand on Company by Bank, and (ii) Secured Party has received proceeds from the corresponding Returned Items under this Agreement; provided, however, that Secured Party’s reimbursement obligation under Section 7 will terminate one hundred and twenty (120) days after the termination of this Agreement.

8.

Bank Fees. Company agrees to pay all Bank’s fees and charges for the maintenance and administration of the Collateral Accounts and for the treasury management and other account services provided with respect to the Collateral Accounts and any Lockboxes (collectively “Bank Fees”), including, but not limited to, the fees for (a) Balance Reports provided on the Collateral Accounts, (b) funds transfer services received with respect to the Collateral Accounts, (c) lockbox processing services, (d) Returned Items, (e) funds advanced to cover overdrafts in the Collateral Accounts (but without Bank being in any way obligated to make any such advances), and (f) duplicate bank statements. If not paid by the Company when due, the Bank Fees will be paid by Bank debiting one or more of the Collateral Accounts on the Business Day that the Bank Fees are due, without notice to Secured Party or Company. If there are not sufficient funds in the Collateral Accounts to cover fully the Bank Fees on the Business Day Bank attempts to debit them from the Collateral Accounts, such shortfall or the amount of such

Bank Fees will be paid by Company to Bank, without setoff or counterclaim, within five (5) Business Days after demand from Bank. Secured Party agrees to pay any Bank Fees within fifteen (15) calendar days after demand, without setoff or counterclaim, to the extent such Bank Fees are not paid in full by Company within five (5) Business Days after demand on Company by Bank.

9.	Account Documentation. Except as specifically provided in this Agreement, Secured Party and Company agree that the Collateral Accounts will be subject to, and Bank’s operation of the Collateral Accounts will be in accordance with, the terms of Bank’s applicable deposit account agreement governing the Collateral Accounts (“Account Agreement”). In addition to the Account Agreement, each Collateral Account operated as a “Multi-Currency Account” will be governed by Bank’s Master Agreement for Treasury Management Services or other applicable treasury management services agreement, and by Bank’s Multi-Currency Account Service Description in effect from time to time. All documentation referenced in this Agreement as governing any Collateral Account or the processing of any Remittances is hereinafter collectively referred to as the “Account Documentation”.

10.	Partial Subordination of Bank’s Rights. Bank hereby subordinates to the security interest of Secured Party in the Collateral Accounts (i) any security interest which Bank may have or acquire in the Collateral Accounts, and (ii) any right which Bank may have or acquire to set off or otherwise apply any Collateral Account Funds against the payment of any indebtedness from time to time owing to Bank from Company, except for debits to the Collateral Accounts permitted under this Agreement for the payment of Returned Item Amounts or Bank Fees.

11.	Bankruptcy Notice; Effect of Filing. If Bank at any time receives notice of the commencement of a bankruptcy case or other insolvency or liquidation proceeding by or against Company, Bank will continue to comply with its obligations under this Agreement, except to the extent that any action required of Bank under this Agreement is prohibited under applicable bankruptcy laws or regulations or is stayed pursuant to the automatic stay imposed under the United States Bankruptcy Code or by order of any court or agency. With respect to any obligation of Secured Party hereunder which requires prior demand on Company, the commencement of a bankruptcy case or other insolvency or liquidation proceeding by or against Company will automatically eliminate the necessity of such demand on Company by Bank, and will immediately entitle Bank to make demand on Secured Party with the same effect as if demand had been made on Company and the time for Company’s performance had expired.

12.	Legal Process, Legal Notices and Court Orders. Bank will comply with any legal process, legal notice or court order it receives in relation to a Collateral Account if Bank determines in its sole discretion that the legal process, legal notice or court order is legally binding on it.

13.

Indemnification. Company will indemnify, defend and hold harmless Bank, its officers, directors, employees, and agents (collectively, the “Indemnified Parties”) from and against any and all claims, demands, losses, liabilities, damages, costs and expenses (including reasonable attorneys’ fees) (collectively “Losses and Liabilities”) Bank may suffer or incur as a result of or in connection with (a) Bank complying with any binding legal process, legal notice or court order referred to in the immediately preceding section of this Agreement, (b) Bank following any instruction or request of Secured Party, including but not limited to any Disposition Instructions, or (c) Bank complying with its obligations under this Agreement, except to the extent such Losses and Liabilities are caused by Bank’s gross negligence or willful misconduct. To the extent such obligations of indemnity are not satisfied by Company within five (5) days after demand on Company by Bank, Secured Party will indemnify, defend and hold harmless Bank and the other Indemnified Parties against any and all Losses and Liabilities Bank may suffer or incur as a result of or in connection with Bank following any instruction or request of Secured Party, except to the extent such Losses and Liabilities are caused by Bank’s gross negligence or willful misconduct.

14.	Bank’s Responsibility. This Agreement does not create any obligations of Bank, and Bank makes no express or implied representations or warranties with respect to its obligations under this Agreement, except for those expressly set forth herein. In particular, Bank need not investigate whether Secured Party is entitled under Secured Party’s agreements with Company to give Disposition Instructions. Bank may rely on any and all notices and communications it believes are given by the appropriate party. Bank will not be liable to Company, Secured Party or any other party for any Losses and Liabilities caused by (i) circumstances beyond Bank’s reasonable control (including, without limitation, computer malfunctions, interruptions of communication facilities, labor difficulties, acts of God, wars, or terrorist attacks) or (ii) any other circumstances, except to the extent such Losses and Liabilities are directly caused by Bank’s gross negligence or willful misconduct. In no event will Bank be liable for any indirect, special, consequential or punitive damages, whether or not the likelihood of such damages was known to Bank, and regardless of the form of the claim or action, or the legal theory on which it is based. Any action against Bank by Company or Secured Party under or related to this Agreement must be brought within twelve (12) months after the cause of action accrues.

15.

Termination. This Agreement may be terminated by Secured Party or Bank at any time by either of them giving thirty (30) calendar days prior written notice of such termination to the other parties to this Agreement at their contact addresses specified after their signatures to this Agreement; provided, however, that this Agreement may be terminated immediately upon written notice (i) from Bank to Company and Secured Party should Company or Secured Party fail to make any payment when due to Bank from Company or Secured Party under the terms of this Agreement and the Bank has given the Company and the Secured Party at least five (5) Business Day’s notice of such payment failure, or (ii) from Secured Party to Bank on termination or release of Secured Party’s security interest in the Collateral Accounts; provided that any notice from Secured Party under clause (ii) of this sentence must contain Secured Party’s acknowledgement of the termination or release of its security interest in the Collateral Accounts. Company’s and Secured Party’s respective obligations to report errors in funds transfers and bank statements and to pay Returned Item Amounts and Bank Fees, as well as the indemnifications made, and the limitations on the liability of Bank accepted, by Company and Secured Party under this Agreement will continue after the termination of this Agreement with respect to all the circumstances to which they are applicable, existing or occurring before such termination, and any liability of any party to this Agreement, as determined under the provisions of this Agreement, with respect to acts or omissions of such party prior to such termination will also survive such termination. Upon any termination of this Agreement, (i) Bank will transfer all collected and available balances in the Collateral Accounts on the date of such termination in accordance with Secured Party’s written instructions, and (ii) Bank will close any Lockbox and forward any mail received at the Lockbox unopened to such address as is communicated to Bank by Secured Party under the notice provisions of this Agreement for a period of three (3)

months after the effective termination date, unless otherwise arranged between Secured Party and Bank, provided that Bank’s fees with respect to such disposition must be prepaid directly to Bank at the time of termination by cashier’s check payable to Bank or other payment method acceptable to Bank in its sole discretion.

16.	Modifications, Amendments, and Waivers. This Agreement may not be modified or amended, or any provision thereof waived, except in a writing signed by all the parties to this Agreement.

17.	Notices. All notices from one party to another must be in writing, must be delivered to Company, Secured Party and/or Bank at their contact addresses specified after their signatures to this Agreement, or any other address of any party communicated to the other parties in writing, and will be effective on receipt. Any notice sent by a party to this Agreement to another party must also be sent to all other parties to this Agreement. Bank is authorized by Company and Secured Party to act on any instructions or notices received by Bank if (a) such instructions or notices purport to be made in the name of Secured Party, (b) Bank reasonably believes that they are so made, and (c) they do not conflict with the terms of this Agreement as such terms may be amended from time to time, unless such conflicting instructions or notices are supported by a court order.

18.	Successors and Assigns. Neither Company nor Secured Party may assign or transfer its rights or obligations under this Agreement to any person or entity without the prior written consent of Bank, which consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing, Secured Party may transfer its rights and duties under this Agreement to (i) a transferee to which, by contract or operation of law, Secured Party transfers substantially all of its rights and duties under the financing or other arrangements between Secured Party and Company, or (ii) if Secured Party is acting as a representative in whose favor a security interest is created or provided for, a transferee that is a successor representative; provided that as between Bank and Secured Party, Secured Party will not be released from its obligations under this Agreement unless and until Bank receives any such transferee’s binding written agreement to assume all of Secured Party’s obligations hereunder. Bank may not assign or transfer its rights or obligations under this Agreement to any person or entity without the prior written consent of Secured Party, which consent will not be unreasonably withheld or delayed; provided, however, that no such consent will be required if such assignment or transfer takes place as part of a merger, acquisition or corporate reorganization affecting Bank.

19.	Governing Law. This Agreement shall be governed by the laws of the State of New York. Regardless of any provision in any other agreement, for purposes of the UCC, New York shall be deemed to be the Bank’s jurisdiction and the Collateral Account(s), to the extent federal laws do not apply and preempt state law, shall be governed by the laws of the State of New York. The Bank and the Company may not change the choice of State law governing any Collateral Account without the Secured Party’s prior written consent.

20.

Severability. To the extent that the terms of this Agreement are inconsistent with, or prohibited or unenforceable under, any applicable law or regulation, they will be deemed ineffective only to the extent of such prohibition or unenforceability, and will be deemed modified and applied in a manner consistent with such law or regulation. Any provision of this Agreement which is deemed unenforceable or invalid in any jurisdiction will not affect the enforceability or validity of the remaining provisions of this Agreement or the same provision in any other jurisdiction.

21.	Counterparts. This Agreement may be executed in any number of counterparts each of which will be an original with the same effect as if the signatures were on the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or electronic image scan transmission (such as a “pdf” file) will be effective as delivery of a manually executed counterpart of the Agreement.

22.	Entire Agreement. This Agreement, together with the Account Documentation, contains the entire and only agreement among all the parties to this Agreement and between Bank and Company, on the one hand, and Bank and Secured Party, on the other hand, with respect to (a) the interest of Secured Party in the Collateral Accounts and Collateral Account Funds, and (b) Bank’s obligations to Secured Party in connection with the Collateral Accounts and Collateral Account Funds.

[SIGNATURE PAGES FOLLOW]

This Agreement has been signed by the duly authorized officers or representatives of Company, Secured Party and Bank on the date specified below.

Date: April ___, 2011

Collateral Account Numbers: [*]

Destination Account Number: [*]

Bank of Destination Account:

Bank of America, NA 100 W 33rd St. 4th Fl New York City, NY 10001

Fed Wire Routing # [*] ACH Routing # [*] Credit: BDC Ivanpah, LLC

BDC Ivanpah, LLC

By:
Name:	Ralph Zimmermann
Title:	Authorized Signatory

Address for Notices:

50 Beale Street

San Francisco, CA 94105-1895

Attention: Ralph Zimmermann 5/D103

Telephone: 415-768-5909

Fax: 240-379-5773

*	Confidential Treatment Requested

[Signature Page to BrightSource Ivanpah Fundings, LLC Deposit Account Control Agreement]

BrightSource Ivanpah Fundings, LLC

By:
Name:	Carlos F. Aguilar
Title:	President

Address for Notices:

1999 Harrison St., Suite 2150

Oakland, CA 94612

Attention: Daniel T. Judge, General Counsel

Telephone: 510-550-8161

Fax: 510-380-6950

[Signature Page to BrightSource Ivanpah Fundings, LLC Deposit Account Control Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Address for Notices:

with a copy to:

[Signature Page to BrightSource Ivanpah Fundings, LLC Deposit Account Control Agreement]

Exhibit C

to Loan Agreement

FORM OF

SPONSOR GUARANTY

This GUARANTY, dated as of April [__], 2011 (this “Guaranty”), is made by BrightSource Energy, Inc., a Delaware corporation (“Guarantor”), in favor of BDC Ivanpah, LLC, a Delaware limited liability company (“Lender”).

RECITALS

A. Guarantor is the indirect parent of BrightSource Ivanpah Fundings, LLC, a Delaware limited liability company (“Borrower”).

B. Borrower has entered into the Loan Agreement, dated as of April [_], 2011 (the “Loan Agreement”), between Lender and Borrower.

C. This Guaranty is being provided to Lender pursuant to Section 3.1(c) of the Loan Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor agrees, for the benefit of Lender, as follows:

SECTION 1.

DEFINITIONS

1.1 Loan Agreement Defined Terms. Unless the context hereof shall otherwise require, capitalized terms used in this Guaranty, including those in the recitals, and not otherwise defined herein shall have the respective meanings specified in Section 1.1 to the Loan Agreement. The general interpretive provisions of Section 1.2 to the Loan Agreement shall apply to terms used in this Guaranty.

1.2 Definitions. “Guarantor Material Adverse Effect” shall have the meaning of the defined term “Material Adverse Effect” in the Loan Agreement with the addition of the words “or Sponsor” (A) after the words “any Borrower Party” to clause (i) of the definition of “Material Adverse Effect” in the Loan Agreement, and (B) after the word “Borrower” to clause (ii) of the definition of “Material Adverse Effect” in the Loan Agreement.

SECTION 2.

GUARANTY PROVISIONS

2.1 Guaranty. Guarantor hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as a surety, the due, punctual and full payment (when and as the same may become due and payable) of the principal of and interest on the Loan and all of the other Obligations in accordance with, and subject to, the terms of the Loan Agreement (the “Guaranteed Obligations”). Nothing herein shall expand the obligations of Guarantor beyond those of Borrower under the Loan Agreement. Guarantor acknowledges and agrees that this

Guaranty constitutes a guaranty of payment when due and not of collection and waives any right to require that any resort be had by Lender against Borrower or any other obligor, to any other security held for payment of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of Lender in favor of Borrower or any other Person or against any other guarantor under any other guarantee covering the Guaranteed Obligations.

2.2 Termination. This Guaranty shall terminate and be of no further force upon the date on which the Guaranteed Obligations are paid in full or extinguished in accordance with the terms of the Loan Agreement (the “Termination Date”). Guarantor hereby acknowledges and agrees that this Guaranty constitutes a continuing guaranty and shall remain in full force until the Termination Date; provided, however, that:

(A) if a claim is made upon Lender at any time for repayment or recovery of any amounts or any property received by Lender from any source on account of any of the Guaranteed Obligations and Lender repays or returns any amounts or property so received (including interest thereon to the extent required to be paid by Lender) or

(B) if Lender becomes liable for any part of such claim by reason of (1) any judgment or order of any court or administrative authority having competent jurisdiction, or (2) any settlement or compromise of any such claim, then Guarantor shall remain liable under this Guaranty for the amounts so repaid or property so returned or the amounts for which Lender becomes liable (such amounts being deemed part of the Guaranteed Obligations) to the same extent as if such amounts or property had never been received by Lender, notwithstanding any termination hereof or the cancellation of any instrument or agreement evidencing any of the Guaranteed Obligations. Not later than five days after receipt of notice from Lender, Guarantor shall pay to Lender an amount equal to the amount of such repayment or return for which Lender has so become liable.

2.3 Guaranty Absolute.

(a) The obligations of Guarantor contained herein are direct, independent and primary obligations of Guarantor and are absolute, unconditional and continuing obligations and are not conditioned in any way upon the institution of suit or the taking of any other action or any attempt to enforce performance of or compliance with the Guaranteed Obligations of Borrower (other than providing notice to Borrower as described in Section 2.1 above) and shall remain in full force and effect and irrevocable without regard to the authority of Borrower to enter into the Loan Agreement or other Loan Documents or, any substitution, release or exchange of any other guaranty or any other security for any of the Guaranteed Obligations or any other circumstance whatsoever (other than upon the occurrence of the Termination Date) that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except as expressly set forth in Section 2.3(b)(vi), and are in no way conditioned or contingent upon any attempt to collect from Borrower or any other Person or to perfect or enforce any security or upon any other condition or contingency or upon any other action, occurrence or circumstance whatsoever.

2

(b) Without limiting the generality of the foregoing, Guarantor shall have no right to terminate this Guaranty, or, except as expressly set forth herein, to be released, relieved or discharged from its obligations hereunder, and such obligations shall be neither affected nor diminished for any reason whatsoever (other than upon the occurrence of the Termination Date), including (i) any amendment or supplement to or modification of the Loan Agreement or other Loan Documents, any extension or renewal of Borrower’s obligations under the Loan Agreement, or any assignment or transfer of Borrower’s interest in the Loan Agreement or other Loan Documents, (ii) any bankruptcy, insolvency, readjustment, composition, liquidation or similar proceeding with respect to Borrower, (iii) any furnishing or acceptance of additional security or any exchange, substitution, surrender or release of any security, (iv) any waiver, consent or other action or inaction or any exercise or nonexercise of any right, remedy or power with respect to the Guaranteed Obligations or the Loan Agreement or other Loan Documents, (v) any merger or consolidation of Borrower into or with any other Person, or, any change in the structure of Borrower, or any sale, lease or transfer of any or all of the assets of Borrower to any other Person, or (vi) any default, misrepresentation, negligence, misconduct or other action or inaction of any kind by Lender under or in connection with the Loan Agreement or other Loan Documents or any other agreement relating to this Guaranty or the Loan, except to the extent that any such default, misrepresentation, negligence, misconduct or other action or inaction constitutes a defense to Borrower’s failure to perform its obligations under the Loan Agreement expressly reserved by Guarantor under Section 5.1.

(c) Except as otherwise expressly set forth herein, Guarantor hereby unconditionally waives to the extent permitted by law promptness, diligence and notice as to the Guaranteed Obligations guaranteed hereby and acceptance of this Guaranty, and agrees that, except as expressly provided in Section 2.6, Guarantor shall not be required to consent to or receive any notice of any amendment or modification of, or waiver, consent or extension with respect to, the Loan Agreement or other Loan Documents. The rights, powers and remedies herein provided are cumulative. No failure or delay on the part of Lender in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise of any other right, remedy, power or privilege.

2.4 Except as expressly provided in Section 2.6 and to the extent expressly required by the Loan Agreement or any other Loan Document, the Guarantor waives, to the fullest extent permitted by the provisions of applicable law, all of the following (including all defenses, counterclaims and other rights of any nature based upon any of the following):

(a) presentment, demand for payment and protest of nonpayment of any of the Guaranteed Obligations, and notice of protest, dishonor or nonperformance;

(b) notice of acceptance of this Guaranty and notice that credit has been extended in reliance on the Guarantor’s guaranty of the Guaranteed Obligations;

(c) notice of any Default or of any inability to enforce performance of the obligations of the Borrowers or any other Person with respect to any Loan Document or notice of any acceleration of maturity of any Guaranteed Obligations;

3

(d) demand for performance or observance of, and any enforcement of any provision of the Loan Agreement, the Guaranteed Obligations or any other Loan Document or any pursuit or exhaustion of rights or remedies against the Borrowers or any other Person in respect of the Guaranteed Obligations or any requirement of diligence or promptness on the part of Lender in connection with any of the foregoing;

(e) any act or omission on the part of Lender which may impair or prejudice the rights of the Guarantor, including rights to obtain subrogation, exoneration, contribution, indemnification or any other reimbursement from the Borrowers or any other Person, or otherwise operate as a deemed release or discharge;

(f) any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than the obligation of the principal;

(g) any “single action” or “anti-deficiency” law which would otherwise prevent Lender from bringing any action, including any claim for a deficiency, against the Guarantor before or after Lender’s commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or any other law which would otherwise, require any election of remedies by Lender;

(h) all demands and notices of every kind with respect to the foregoing; and

(i) to the extent not referred to above, all defenses (other than indefeasible payment in full) which either Borrower may now or hereafter have to the payment of the Guaranteed Obligations, together with all suretyship defenses, which could otherwise be asserted by the Guarantor.

The Guarantor represents that it has obtained the advice of counsel as to the extent to which suretyship and other defenses may be available to them with respect to its obligations hereunder in the absence of the waivers contained in this Section 2.4.

2.5 Loan Agreement. Guarantor does hereby acknowledge that it is aware of the terms and conditions of the Loan Agreement, the Loan Documents and the transactions and the other documents contemplated thereby.

2.6 Payment. All payments to be made by Guarantor hereunder shall be made (i) in immediately available funds and in US dollars, (ii) to Lender as Lender may direct to Guarantor in writing, and (iii) within five (5) Business Days of written notice from Lender to Guarantor and Borrower of payment in respect of the Guaranteed Obligations due under the Loan Agreement or any other Loan Documents.

SECTION 3.

REPRESENTATIONS AND WARRANTIES

Guarantor hereby represents and warrants to Lender as of the date hereof that:

4

3.1 Organization; Requisite Power and Authority; Qualification. Guarantor (a) is duly incorporated, validly existing and in good standing under the laws of Delaware, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into this Guaranty and to carry out the transactions contemplated hereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Guarantor Material Adverse Effect.

3.2 Due Authorization. The execution, delivery and performance of this Guaranty by Guarantor have been duly authorized by all necessary action on the part of Guarantor.

3.3 No Conflict. The execution, delivery and performance by Guarantor of this Guaranty and the consummation of the transactions contemplated hereby do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to Guarantor, (ii) any of the Organizational Documents of Guarantor, or (iii) any order, judgment or decree of any court or other agency of government binding on Guarantor; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contractual obligation of Guarantor, the breach of which could reasonably be expected to have a Guarantor Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets (whether tangible or intangible) of Guarantor (other than any Liens created under any of the Loan Documents); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any contractual obligation of Guarantor, except for such approvals or consents which will be obtained on or before the Financial Closing Date and disclosed in writing to Lender.

3.4 Governmental Consents. The execution, delivery and performance by Guarantor of this Guaranty and the consummation of the transactions contemplated hereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority.

3.5 Binding Obligation. This Guaranty has been duly executed and delivered by Guarantor and is the legally valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

3.6 Financial Statements. The Financial Statements of Guarantor were prepared in conformity with GAAP, and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof, and statements of income and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited consolidated financial statements, to changes resulting from audit and normal year-end adjustments.

5

3.7 No Guarantor Material Adverse Effect. Since December 31, 2009, no Guarantor Material Adverse Effect has occurred and is continuing nor is there any fact or circumstance that could reasonably be expected to have a Guarantor Material Adverse Effect.

3.8 Adverse Proceeding. No litigation, action, investigation, event, or proceeding is pending or, to Guarantor’s Knowledge is threatened, by any Person or Governmental Authority against Guarantor, that has had or could reasonably be expected to have a Guarantor Material Adverse Effect.

3.9 Payment of Taxes. All Tax returns and reports of Guarantor required to be filed have been timely filed, all such returns and reports are true, correct and complete in all material respects, and all Taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Guarantor and upon its properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. There is no proposed Tax assessment against Guarantor which is not being actively contested by Guarantor in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

3.10 No Defaults. Guarantor is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its contractual obligations, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not reasonably be expected to have a Guarantor Material Adverse Effect.

3.11 Employee Benefit Plans. Guarantor is in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan (as defined in Section 3(3) of ERISA), and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Guarantor or any of its ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Guarantor or any of its ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Guarantor or any of its ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Guarantor

6

and its respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero. Guarantor and each of its ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

3.12 Insolvency Proceeding. Guarantor is not the subject of any pending or threatened Insolvency Proceedings, is not in the process of instituting, and has no current intention of instituting, any Insolvency Proceeding.

3.13 Compliance with Statutes. Guarantor is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any real estate asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such real estate asset or the operations of Guarantor), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Guarantor Material Adverse Effect.

3.14 Patriot Act. To the extent applicable, Guarantor is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the USA Patriot Act.

3.15 No Judgment Liens. Guarantor does not have any judgment liens against any of its property for a debt owed to the United States of America or any other creditor and does not have an outstanding debt (other than a debt under the Code) owed to the United States of America or any agency thereof that is in delinquent status, as the term “delinquent status” is defined in 31 C.F.R. § 285.13(d).

3.16 Immunity. In any proceedings in connection with the Guaranty, Guarantor has not been and will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal processes, subject to Bankruptcy Law.

SECTION 4.

REMEDIES; SUBROGATION

4.1 Remedies. In the event Guarantor shall fail to pay immediately any amounts due under this Guaranty, or to comply with any other term of this Guaranty, Lender shall be entitled to all rights and remedies to which it may be entitled hereunder or at law, in equity or by statute; provided Guarantor’s aggregate liability under this Guaranty shall not exceed the amount of the Obligations.

4.2 Subrogation. Guarantor will not exercise any rights that it may acquire by way of subrogation under this Guaranty, by any payment made hereunder or otherwise, until all of the

7

Guaranteed Obligations shall have been indefeasibly paid in full. If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been indefeasibly paid in full, such amount shall be held in trust for the benefit of Lender and shall forthwith be paid to Lender to be credited and applied to such Guaranteed Obligation, in accordance with the terms of the Loan Document under which such Guaranteed Obligation arose, when such Guaranteed Obligation is due and payable.

4.3 Survival of Remedies and Subrogation Rights. The provisions of this Section 4 shall survive the termination of this Guaranty and the payment in full of the Guaranteed Obligations and the termination of the Loan Agreement and the other Loan Documents.

4.4 Subordination. Guarantor covenants and agrees that, after the occurrence and during the continuance of an Event of Default, all indebtedness, claims and liabilities then or thereafter owing by Borrower or any of its Subsidiaries to Guarantor, whether arising under any Loan Document or otherwise, are subordinated to the prior payment in full of the Guaranteed Obligations and are so subordinated as a claim against Borrower or any of its Subsidiaries or any of their assets, whether such claim be in the ordinary course of business or in the event of voluntary or involuntary liquidation, dissolution, insolvency or bankruptcy, so that no payment with respect to any such indebtedness, claim or liability will be made or received while any Event of Default exists. Notwithstanding the foregoing, to the extent Guarantor receives any such payment, such amount shall be held in trust for the benefit of Lender and shall forthwith be paid to Lender to be credited and applied against the Guaranteed Obligations and expenses of collection, whether matured or unmatured, in accordance with the terms of the Loan Agreement or, as applicable, other Loan Document.

SECTION 5.

MISCELLANEOUS

5.1 Defenses. Without limiting Guarantor’s own defenses and rights hereunder, but subject to the terms and conditions herein, Guarantor reserves to itself all rights, counterclaims and other defenses which Borrower is or may be entitled to arising from or out of the Loan Agreement, except for (i) defenses arising out of any Event of Bankruptcy, Insolvency Proceeding or dissolution with respect to Borrower or its Affiliates, the power or authority of Borrower to enter into the Loan Documents, and to perform its Guaranteed Obligations thereunder, the lack of enforceability of Borrower’s Guaranteed Obligations under the Loan Documents or any transaction thereunder and (ii) without limiting the exception in Section 2.3(b)(vi), other defenses specifically waived by Guarantor in this Guaranty; provided that, for the avoidance of doubt, the Guarantor hereby waives any defenses it may have against Borrower under the Loan Agreement or other Loan Documents with respect to the Guaranteed Obligations.

5.2 Expenses. The Guarantor agrees that in the event that Lender retain or engage an attorney or attorneys to enforce this Guaranty by reason of the failure of the Guarantor to fulfill its obligations hereunder promptly after request therefor, the Guarantor will reimburse Lender for all reasonable expenses incurred, including reasonable attorneys’ fees and disbursements.

8

5.3 Amendments and Waivers. No term, covenant, agreement or condition of this Guaranty may be terminated, amended or compliance therewith waived (either generally or in a particular instance, retroactively or prospectively) except by an instrument or instruments in writing executed by Guarantor and consented to by Lender.

5.4 Notices. All notices, requests, consents and other communications required or permitted under this Guaranty shall be in writing and shall be (as elected by the person giving such notice) (a) hand delivered by messenger or courier service, (b) delivered by express courier service (e.g., Federal Express), (c) telefaxed or (d) mailed by registered or certified mail (postage prepaid), return receipt requested, addressed as follows:

If to Guarantor:

BrightSource Energy, Inc.

1999 Harrison St., Suite 2150

Oakland, CA 94612

Attention: John F. Jenkins-Stark

Telephone: 510-550-8161

Fax: 510-550-8165

and to:

BrightSource Energy, Inc.

1999 Harrison St., Suite 2150

Oakland, CA 94612

Attention: Daniel T. Judge, General Counsel

Telephone: 510-550-8161

Fax: 510-380-6950

with a copy, which shall not constitute notice, to:

Orrick, Herrington & Sutcliffe LLP

405 Howard Street

San Francisco, CA 94105

Attention: Mark P. Weitzel

Telephone: (415) 773-5860

If to Lender, to it at:

BDC Ivanpah, LLC

50 Beale Street

San Francisco, CA 94105-1895

Attention: Ralph Zimmermann 5/D103

Telephone: 415-768-5909

Fax: 240-379-5773

with a copy, which shall not constitute notice, to:

9

BDC Ivanpah, LLC

5275 Westview Drive

Frederick, MD 21703-8306

Attention: Jeff Roehl BP2-3A7

Facsimile: 240-379-2426

or to such other address as any party may designate by notice complying with the terms of this Section 5.4. Each such notice shall be deemed delivered (i) on the date actually delivered if by messenger or courier service or express courier service; (ii) on the date of confirmed answer-back if by telefax so long as a duplicate copy is sent immediately by methods (a), (b), or (d) above; and (iii) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

5.5 Assignment and Assumption. This Guaranty may not be assigned by Guarantor to, or assumed by, any successor to or assign of Guarantor without the prior written consent of Lender, which consent shall not be unreasonably withheld.

5.6 Governing Law. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

5.7 Consent to Jurisdiction; Waiver of Trial by Jury. GUARANTOR HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE COUNTY OF NEW YORK FOR THE PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS GUARANTY. GUARANTOR WAIVES ANY OBJECTION WHICH IT MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY OF SUCH COURTS AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. GUARANTOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS SET FORTH ABOVE (OR SUCH OTHER ADDRESS AS IT MAY SPECIFY BY WRITTEN NOTICE DELIVERED TO BUYER), SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.

5.8 Severability. If any provision of this Guaranty is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Guaranty may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

10

5.9 Headings. The headings contained in this Guaranty are for convenience of reference only, are not to be considered a part hereof and shall not limit or otherwise affect in any way the meaning or interpretation of this Guaranty.

5.10 Further Assurances. Guarantor will promptly and duly execute and deliver such further documents to make such further assurances for and take such further action reasonably requested by Lender, all as may be reasonably necessary to carry out more effectively the intent and purpose of this Guaranty.

5.11 Effectiveness of Guaranty. This Guaranty shall be effective as of the date hereof.

5.12 Successors and Assigns. This Guaranty shall be binding upon Guarantor and its successors and permitted assigns and shall inure to the benefit of, and shall be enforceable by Lender and its successors and permitted assigns.

[Signature Page Follows]

11

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be duly executed and delivered by its officer thereunto duly authorized.

BRIGHTSOURCE ENERGY, INC. as Guarantor

By:
Name:
Title:

[Signature Page to BrightSource Energy, Inc. Guaranty]

Exhibit D

to Loan Agreement

[FORM OF] ADVANCE REQUEST

Date: [            ], 2011

BDC Ivanpah, LLC

50 Beale Street

San Francisco, CA 94105-1895

Attention: Ralph Zimmermann 5/D103

Telephone: 415-768-5909

Fax: 240-379-5773

Re:	BrightSource Ivanpah Fundings, LLC – Advance Request

Ladies and Gentlemen:

This Advance Request is delivered to you pursuant to Section [3.1(d) or 3.2(a)] of the Loan Agreement, dated as of April [__], 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), between BDC Ivanpah, LLC (“Lender”), and BrightSource Ivanpah Fundings, LLC, a Delaware limited liability company (“Borrower”). Unless otherwise defined herein, capitalized terms used herein have the meanings provided in the Loan Agreement.

Borrower hereby gives you notice in accordance with Section [3.1(d) or 3.2(a)] of the Loan Agreement that Borrower requests that an Advance be made on [            ], 2011 (the “Proposed Advance Date”), in an aggregate principal amount of $[            ] (the “Proposed Advance”), which shall be applicable to the following Project[s]: [            ].

Borrower requests disbursement of the proceeds of the Proposed Advance on the Proposed Advance Date to [the following account of Sponsor pursuant to Section 2.4(b) of the Loan Agreement]:

Routing Transit ABA Number:	[___________________]

Bank Name:	[___________________]

Bank Address:	[___________________]

Beneficiary Name:

Beneficiary Address:	[___________________]

Beneficiary Account Number:	[___________________]

CHIPS Participant:	[___________________]

Pursuant to Section 2.4(b) of the Loan Agreement, (a) Borrower hereby certifies to Lender that such request is made to facilitate Borrower’s distribution of such proceeds to Sponsor as authorized pursuant to the resolutions delivered to Lender under Section 3.1(h)(iv)(B) of the Loan Agreement, (b) Borrower agrees to deliver to Lender on the Business Day after Sponsor’s receipt of such proceeds a receipt confirming receipt of such proceeds on behalf of Borrower, and (c) Borrower and Sponsor acknowledge and agree that any such deposit of Advance proceeds into an account of Sponsor constitutes for all purposes Lender’s delivery of Advance proceeds to Borrower and a transfer of such proceeds by and from Borrower to Sponsor.

[Signature Page Follows]

2

IN WITNESS WHEREOF, Borrower has caused this Advance Request to be duly executed and delivered by an authorized officer of Borrower as of the date first above written.

BrightSource Ivanpah Fundings, LLC, a Delaware limited liability company

By:
	Name:	Daniel T. Judge
	Title:	Secretary

ACKNOWLEDGED AND AGREED

BrightSource Energy, Inc., a Delaware corporation

By:
	Name:	Daniel T. Judge
	Title:	Secretary and General Counsel

[Advance Request – BrightSource Ivanpah Fundings, LLC]

Exhibit E

to Loan Agreement

QUALIFIED AFFILIATE AGREEMENTS

None.

Exhibit F

to Loan Agreement

DOE LOAN, SPONSOR MEMBER AND BORROWER INFORMATION

The Borrower covenants and agrees that until the date all obligations are paid in full and the commitment has terminated, unless the Lender waives compliance, at Borrower’s expense, the Borrower shall furnish or cause Sponsor Member to furnish to the Lender all the specific information provided under/listed in Section 6.1(h) of the Common Agreement to the extent such information is provided to Sponsor Member by Master Holdco pursuant to Section 7.5(b)(vi) of the Master Holdco LLC Agreement. Borrower shall furnish or cause Sponsor Member to furnish such information within five (5) Business Days after receipt thereof by Sponsor Member, except that any notice of any default or Event of Default under the DOE Loan Documents received by Sponsor Member shall be delivered within one (1) Business Day after receipt thereof by Sponsor Member, in each case (x) in unalterable electronic format with a reproduction of the signatures where required, (y) upon request by the Lender, in soft electronic format, and (z) upon request by the Lender, in a hard copy.

In addition, Borrower will furnish or cause to be furnished:

(a) Promptly, but in any event within five (5) Business Days, after any Authorized Official of the Borrower obtains knowledge thereof or information pertaining thereto, except as may be otherwise explicitly specified below, notice of:

(i) any action, litigation, claim, arbitration, dispute or governmental proceeding pending or threatened in writing, in each case that could reasonably be expected to have a Material Adverse Effect, against the Borrower or Sponsor Member or any of its property;

(ii) any proceeding by any Governmental Authority, in each case that could reasonably be expected to have a Material Adverse Effect, specifically affecting the Borrower or Sponsor Member, or any of its property or its equity capital;

(iii) any change in the Authorized Officials of the Borrower or Sponsor Member, including certified specimen signatures of any new Person so appointed and satisfactory evidence of the authority of such Person and the reason therefor, or any change in the Borrower’s or Sponsor Member’s Accountant and the reason therefor;

(iv) any material notice or correspondence received or initiated by the Borrower or Sponsor Member relating to the Project or any Transaction Document or any notice or correspondence received or initiated by the Borrower or Sponsor Member relating to any Governmental Approval, but excluding notices or correspondence received or initiated in the ordinary course of business or otherwise previously delivered pursuant to any Transaction Document;

(v) any Lien (other than a Permitted Lien) being granted or established or becoming enforceable over any of the Borrower or Sponsor Member’s assets;

1

(vi) any proposed material change in the nature or scope of the Project or the business or operations of the Borrower or Sponsor Member;

(vii) any Event of Loss of Borrower or Sponsor Member;

(viii) any notice of a delinquent payment owed by the Borrower or Sponsor Member to, or to the Borrower or Sponsor Member, under the Master Holdco LLC Agreement;

(ix) a copy of any management letter and all other material communications received by the Borrower or Sponsor Member from the Borrower’s or Sponsor Member’s Accountant in relation to its financial, accounting and other systems, management or accounts or the Project;

(x) any one or more events, conditions or circumstances that exist or have occurred or, in the judgment of the Borrower or Sponsor Member are expected as imminent, that could reasonably be expected to have a Material Adverse Effect; and

(xi) any notice received from the U.S. Department of Treasury or any other Governmental Authority relating to any Cash Grant Recapture Liabilities applicable to the Borrower or Sponsor Member or otherwise in connection with the Cash Grant.

(b) Governmental and Environmental Indemnity Claims and Reports. As soon as available, but in any event within ten (10) days after any such report is submitted, a copy of any report required to be filed by the Borrower or Sponsor Member (or on behalf of the Borrower or Sponsor Member) with any Governmental Authority other than in the ordinary course of business;

(c) Additional Audit Reports. As soon as available, but in any event within ten (10) Business Days after the receipt thereof by the Borrower or Sponsor Member, copies of all other material annual or interim reports submitted to the Borrower or Sponsor Member by the Borrower or Sponsor Member’s Accountant;

(d) Other Reports and Filings. Promptly upon transmission thereof, copies of all financial information, statutory audits, proxy materials and other information and reports, if any, which the Borrower or Sponsor Member has delivered to the Securities and Exchange Commission or any successor regulatory authority;

(e) Patriot Act Information. Promptly upon request, such information as the Lender may request in order for the Lender to satisfy the requirements of the Patriot Act;

(f) Other Information. Promptly upon request, such other information or documents as Lender may reasonably request to the extent such information is available to Sponsor, Borrower or Sponsor Member; and

(g) Within 3 Business Day after Borrower or Sponsor Member obtains Knowledge thereof, the occurrence of any default or Event of Default under the Loan Documents.

2

Exhibit G

to Loan Agreement

MASTER HOLDCO INFORMATION

The Borrower covenants and agrees that until the date all obligations are paid in full and the commitment has terminated, unless the Lender waives compliance, at Borrower’s own expense, the Borrower shall furnish or cause to be furnished to the Lender all the specific information provided to Sponsor Member under Sections 7.4, 7.5 and 7.6 of the Master Holdco LLC Agreement. Borrower shall furnish or cause Sponsor Member to furnish such information within five (5) Business Days after such information is received by or made available to Sponsor Member, in each case (x) in unalterable electronic format with a reproduction of the signatures where required, (y) upon request by the Lender, in soft electronic format, and (z) upon request by the Lender, in a hard copy.

In addition, Borrower will provide or cause Sponsor Member to provide to Lender:

(1)	Notices of default or Events of Default under any of the Equity Documents within 1 Business Day after receipt thereof by Sponsor Member;

(2)	Notice of any transfer of or change in Equity Interests (including the Ownership Percentage and the Economic Interests) held by any of the members of Master Holdco within 1 Business Day after Sponsor Member obtains knowledge thereof;

(3)	Notice of any amendment of existing Equity Documents or the execution of new Equity Documents within 5 Business Days after the execution thereof and receipt thereof by the Sponsor Member;

(4)	Notice of any Indebtedness incurred by Master Holdco including any loans made or deemed to be made by any member or Affiliate thereof within 5 Business Days after Sponsor Member obtains Knowledge thereof;

(5)	Notice of receipt of any amount by Sponsor Member or Borrower from Master Holdco within 1 Business Day after receipt thereof.

Other Information. The Borrower shall use its reasonable efforts to cause to be delivered to the Lender such other information as Lender may reasonably request related to the Borrower and Sponsor Member, Master Holdco, the DOE Loan Documents, or the Projects, in each case that is furnished or available to Sponsor Member as an owner of Equity Interests of Master Holdco. Borrower shall not permit Sponsor Member to consent to any amendment of the confidentiality restrictions of the Master Holdco LLC Agreement or other Equity Documents to preclude the furnishing to Lender of any information furnished to Sponsor Member thereunder.

SCHEDULES

TO

BRIGHTSOURCE IVANPAH FUNDINGS, LLC LOAN AGREEMENT

Schedule 3.1(e)

Material Transaction Documents

Defined terms used in this Schedule 3.1(e) and not otherwise defined herein shall have the meanings set forth in the Common Agreement.

With respect to each Project, Material Transaction Documents includes the following, as applicable:

LOAN DOCUMENTS

1.	Common Agreement.

2.	FFB Credit Facility Documents: Each of the following documents and all other contracts and documents required in connection with the DOE-Guaranteed Loan:

a.	FFB Program Financing Agreement;

b.	FFB Note Purchase Agreement;

c.	FFB Short-Maturity Promissory Note and the Long-Maturity Promissory Note;

d.	DOE Guarantee; and

e.	all other documents, certificates and instruments required to be delivered pursuant to any of the foregoing documents.

3.	Equity Documents: Each of the following documents and all other contracts and documents required in connection with the Equity Commitment:

a.	Equity Funding Agreement;

b.	Sponsor Support Agreement;

c.	Equity Contribution Guaranties;

d.	Subordination agreement among Morgan Stanley BrightSource, LLC, the Project Company and the Collateral Agent; and

e.	all other documents, certificates and instruments required to be delivered pursuant to any of the foregoing documents (other than Organizational Documents).

4.	Security Documents: Each of the following documents and all other contracts and documents entered into prior to or on the Initial Advance Date that provide any Lien, charge or security interest to any Secured Party to secure the Secured Obligations:

a.	Asset Pledge Documents: each of the following documents and all other contracts and documents that provide any Lien, charge or security interest to any Secured Party on the assets of the Project Company to secure the Secured Obligations:

i.	a security interest by means of a mortgage, security agreement or deed of trust, as appropriate, with respect to the Project Company’s interest in (i) the Project Site, and (ii) all other real property necessary for the operation of the Project, including the Project Company’s interest in the Shared Facilities, together with any additional security documents necessary in connection with the BLM Right-of-Way, and any other agreements pledging all other real property interests of the Project Company, including all leasehold or other real property interests relating to the Project, and all related fixtures, easements, rights-of-way and licenses;

ii.	Security Agreement;

iii.	Account Control Agreement;

iv.	NRG Account Control Agreement;

v.	the BrightSource Ivanpah Account Control Agreement;

vi.	the NRG Security Agreement;

vii.	any agreements pledging all Intellectual Property Rights of the Project Company, whether characterized as licenses, general intangibles or goodwill (including all Intellectual Property Rights of the Project Company as are necessary for the completion and operation of the Project, including the development of all necessary software);

viii.	any other agreements necessary to pledge, collaterally assign or grant a security interest in all Governmental Approvals for the Project, to the extent such pledge, collateral assignment or grant is permitted by applicable law; and

ix.	any other agreements and instruments that provide for a security interest to any Secured Party relating to the Project or necessary to create and perfect a first-priority security interest under applicable law in all assets of the Project Company subject only to Permitted Liens;

b.	Equity Pledge Documents: The Equity Pledge Agreement and each of the other documents, pledge agreements and related documents pursuant to which the owners of the Pledged Equity Interests will pledge to the Collateral Agent, for the benefit of the Secured Parties, all of their respective right, title and interest in the Pledged Equity Interests; and

c.	Direct Agreements:

i.	With respect to each Project Participant for which a Direct Agreement is specified on Schedule 4.1 to the Common Agreement, a Direct Agreement among such Project Participant, the Project Company and the Collateral Agent and any other agreement consenting to the assignment to the Secured Parties of the Project Company’s interest in any Project Document.

5.	Environmental Indemnity Agreement. The unsecured Environmental Indemnity Agreement made by the Project Company in favor of the Collateral Agent and the Indemnified Parties (as defined therein).

6.	Source Code Escrow Agreement. The Source Code Escrow Agreement, or an agreed-upon form of the Source Code Escrow Agreement to be entered into at a later date in accordance with Section 6.26(a) of the Common Agreement.

7.	Cash Grant Power of Attorney.

8.	The Disclosure Letter.

9.	Other Loan Documents: Such other documents and agreements as may be required under the Program Requirements.

10.	Master Holdco LLC Agreement.

11.	Escrow Agreement

12.	Equity Termination Agreement.

PROJECT DOCUMENTS

1.	Land Documents. Each of the following documents and all other contracts and documents required for the acquisition of land and rights to land for the Project, all easements, licenses, and covenants, conditions and restrictions in connection with the Project Site, and any and all other documents affecting an interest in or right to use the Project Site:

a.	BLM Right-of-Way; and

b.	any other material land or real property agreements as may be identified by DOE on or prior to the Financial Closing Date.

2.	Sponsor Financing Documents. Each of the following documents and all other instruments, contracts and documents (other than the Loan Documents) entered into by the Sponsor or any Sponsor Affiliate in connection with the financing of the Project:

a.	Equity Participation Agreement;

b.	all shareholders agreements, intercompany loan agreements and related documents to which the Project Company is party;

c.	all Organizational Documents of the Project Company and the Project Holding Company;

d.	the Independent Director Agreement;

e.	all loan agreements and related documents relating to the Subordinated Morgan Stanley Indebtedness;

f.	all Project Letters of Credit and any documentation in connection with any Project Letter of Credit Obligations;

g.	Administrative Agent Fee Letter; and

h.	any other material financing agreements to which the Sponsor or any Relevant Sponsor Affiliate is party, as may be identified by DOE on or prior to the Financial Closing Date.

3.	Construction Documents. Each of the following documents and all other contracts required for construction, procurement, installation, and improvement of land, buildings, equipment, and manufacturing facilities for the Project, including related material subcontracts, as in effect from time to time:

a.	EPC Contract;

b.	Construction Management Agreement and the Construction Manager Non-Disclosure Agreement;

c.	Solar Field Agreement;

d.	Solar Field Agreement Guaranty;

e.	Solar Field Supply Subcontract;

f.	Solar Field Supply Subcontract Guaranty;

g.	Security Escrow Agreement;

h.	Compliance Services Contract;

i.	Common Projects Solar Field Agreement;

j.	Turbine Purchase Agreement;

k.	Turbine Purchase Agreement Assignment;

l.	SRSG Product Purchasing Agreement;

m.	the EPC Promissory Note and related documents; and

n.	any other material construction, equipment supply and related agreements as may be identified by DOE on or prior to the Financial Closing Date.

4.	Operating Documents. Each of the following documents and all other contracts required for operation and maintenance of the Project:

a.	Power Purchase Agreement;

b.	Large Generator Interconnection Agreement;

c.	O&M Agreement, the O&M Guarantee and the Operator Non-Disclosure Agreement;

d.	Continuing General Services Agreement;

e.	Transmission Facilities Agreement;

f.	Gas Supply Agreement;

g.	Shared Facilities Agreement;

h.	the Shared Facilities O&M Agreement, the Shared Facilities O&M Guarantee and the Shared Facilities Operator Non-Disclosure Agreement;

i.	Project Management Agreement and the Asset Manager Non-Disclosure Agreement;

j.	PPA Account Control Agreement;

k.	the BLM Bonds;

l.	any additional agreements necessary for the transportation of other supplies required to operate the Project; and

m.	any other material operating agreements as may be identified by DOE on or prior to the Financial Closing Date.

Schedule 4.2(h)(i)

Required Consents

Defined terms used in this Schedule 4.2(h)(i) and not otherwise defined herein shall have the meanings set forth in the Common Agreement.

I. CONSENTS

	PERMIT NAME	ISSUING AGENCY	§4.2(h)(i)(C)	§4.2(h)(i)(A)			§4.2(h)(i)(B)		§4.2(h)(i)(D)		§4.2(h)(i)(C)		§4.2(h)(i)(E)
			RESPONSIBLE PARTY (Borrower, EPC Contractor, Operator, other)	CONDITIONS			CLOSING PROCESS				RELATING TO…		OTHER CONSIDERATIONS
				Gov. discretionary	Gov. ministerial	Other	Req. on/ before Financing Closing	Req. at later stage in development	Already obtained	Still outstanding	Construction	Operations	No Longer in Force and Effect	Under Appeal or Subject to Other Proceedings	Subject to Unsatisfied Conditions

1.	BLM Record of Decision (ROD)	BLM	Borrower	✓			✓		✓		✓	✓		✓	✓

2.	CEC Final Decision; Certification of Project	CEC	Borrower	✓			✓		✓		✓	✓			✓

3.	BLM ROW Grant	BLM	Borrower	✓			✓		✓		✓	✓		✓	✓

4.	Exempt Wholesale Generator (EWG) status	FERC	Borrower			✓	✓		✓			✓

	PERMIT NAME	ISSUING AGENCY	§4.2(h)(i)(C)	§4.2(h)(i)(A)			§4.2(h)(i)(B)		§4.2(h)(i)(D)		§4.2(h)(i)(C)		§4.2(h)(i)(E)
			RESPONSIBLE PARTY (Borrower, EPC Contractor, Operator, other)	CONDITIONS			CLOSING PROCESS				RELATING TO…		OTHER CONSIDERATIONS
				Gov. discretionary	Gov. ministerial	Other	Req. on/ before Financing Closing	Req. at later stage in development	Already obtained	Still outstanding	Construction	Operations	No Longer in Force and Effect	Under Appeal or Subject to Other Proceedings	Subject to Unsatisfied Conditions

5.	Endangered Species Act, Section 7 Consultation and Biological Opinion	USFWS	Borrower	✓			✓		✓		✓			✓	✓

6.	Approval of Power Purchase Agreements (PPAs)	CPUC	Borrower	✓			✓		✓			✓

7.	Air Quality Construction Permit	MDAQMD	Borrower	✓			✓		✓		✓

8.	“No Hazard” Determination from FAA	FAA, Obstruction Evaluation Services	Borrower	✓			✓		✓			✓

9.	ISEGS Desert Tortoise Translocation/ Relocation Plan	BLM and USFWS	Borrower	✓			✓		✓		✓				✓

10.	Threatened and Endangered Species Determination	CEC (State Law) USFWS/BLM (Federal law)	Borrower	✓			✓		✓		✓

	PERMIT NAME	ISSUING AGENCY	§4.2(h)(i)(C)	§4.2(h)(i)(A)			§4.2(h)(i)(B)		§4.2(h)(i)(D)		§4.2(h)(i)(C)		§4.2(h)(i)(E)
			RESPONSIBLE PARTY (Borrower, EPC Contractor, Operator, other)	CONDITIONS			CLOSING PROCESS				RELATING TO…		OTHER CONSIDERATIONS
				Gov. discretionary	Gov. ministerial	Other	Req. on/ before Financing Closing	Req. at later stage in development	Already obtained	Still outstanding	Construction	Operations	No Longer in Force and Effect	Under Appeal or Subject to Other Proceedings	Subject to Unsatisfied Conditions

11.	BLM Desert Conservation Plan Amendment Approval	BLM	Borrower	✓			✓		✓		✓	✓		✓

12.	Contractor Health and Safety Standards	CEC and BLM	Borrower	✓			✓		✓		✓

13.	Water Withdrawal Use Approval--Ground Water Well Construction	CEC and BLM	Borrower	✓			✓		✓		✓

14.	Hazardous Waste Identification Number	USEPA	Borrower		✓		✓		✓		✓

15.	Acid Rain Permit	MDAQMD	Borrower	✓				✓		✓		✓			✓

16.	NPDES Permit for Stormwater Discharges During Industrial Activities	RWQCB	Borrower	✓				✓		✓		✓			✓

17.	Title V Permit to Operate	MDAQMD	Borrower	✓				✓		✓		✓			✓

	PERMIT NAME	ISSUING AGENCY	§4.2(h)(i)(C)	§4.2(h)(i)(A)			§4.2(h)(i)(B)		§4.2(h)(i)(D)		§4.2(h)(i)(C)		§4.2(h)(i)(E)
			RESPONSIBLE PARTY (Borrower, EPC Contractor, Operator, other)	CONDITIONS			CLOSING PROCESS				RELATING TO…		OTHER CONSIDERATIONS
				Gov. discretionary	Gov. ministerial	Other	Req. on/ before Financing Closing	Req. at later stage in development	Already obtained	Still outstanding	Construction	Operations	No Longer in Force and Effect	Under Appeal or Subject to Other Proceedings	Subject to Unsatisfied Conditions

18.	Market Based Rate Authority		Borrower	✓				✓		✓		✓			✓

19.	Acceptance of Large Generator Interconnection Agreement	FERC	Borrower	✓			✓		✓			✓

20.	Acceptance of Large Generator Interconnection Agreement Amendment	FERC	Borrower	✓				✓	✓			✓

21.	KRGT Record of Decision	BLM	KRGT	✓				✓		✓

22.	KRGT ROW Grant	BLM	KRGT	✓				✓		✓	✓	✓

23.	SHPO Notify new Grant Holder	SHPO	KRGT	✓				✓		✓	✓

24.	Dewatering Permit	RWQCB	KRGT		✓			✓		✓	✓

25.	SWPPP	RWQCB	KRGT		✓			✓		✓	✓

26.	Dust Control Permit	MDAWMD	KRGT		✓			✓		✓	✓

27.	SPCC	SB County	KRGT		✓			✓		✓	✓

	PERMIT NAME	ISSUING AGENCY	§4.2(h)(i)(C)	§4.2(h)(i)(A)			§4.2(h)(i)(B)		§4.2(h)(i)(D)		§4.2(h)(i)(C)		§4.2(h)(i)(E)
			RESPONSIBLE PARTY (Borrower, EPC Contractor, Operator, other)	CONDITIONS			CLOSING PROCESS				RELATING TO…		OTHER CONSIDERATIONS
				Gov. discretionary	Gov. ministerial	Other	Req. on/ before Financing Closing	Req. at later stage in development	Already obtained	Still outstanding	Construction	Operations	No Longer in Force and Effect	Under Appeal or Subject to Other Proceedings	Subject to Unsatisfied Conditions

28.	EITP CPCN Approval	CPUC	SCE	✓				✓	✓		✓	✓		✓

29.	EITP Boulder City Easement Grant	City of Boulder City	SCE	✓				✓	✓		✓

30.	Approval of EITP - Nevada	PUCN	SCE		✓			✓	✓		✓				✓

31.	EITP FAA Airport & Airline Safety Permit	FAA	SCE		✓			✓		✓	✓

32.	EITP FCC License	FCC	SCE		✓			✓		✓	✓

33.	EITP National Historic Preservation Act Section 106	BLM	SCE	✓				✓	✓		✓

34.	EITP Clean Water Act - Section 404 Permit	USACE	SCE		✓			✓	✓		✓

35.	EITP Biological Opinion	USFWS	SCE		✓			✓		✓	✓

36.	EITP Section 1602 Streambed Alteration	CDFG	SCE	✓				✓		✓	✓

	PERMIT NAME	ISSUING AGENCY	§4.2(h)(i)(C)	§4.2(h)(i)(A)			§4.2(h)(i)(B)		§4.2(h)(i)(D)		§4.2(h)(i)(C)		§4.2(h)(i)(E)
			RESPONSIBLE PARTY (Borrower, EPC Contractor, Operator, other)	CONDITIONS			CLOSING PROCESS				RELATING TO…		OTHER CONSIDERATIONS
				Gov. discretionary	Gov. ministerial	Other	Req. on/ before Financing Closing	Req. at later stage in development	Already obtained	Still outstanding	Construction	Operations	No Longer in Force and Effect	Under Appeal or Subject to Other Proceedings	Subject to Unsatisfied Conditions

37.	EITP Heavy load and T-Line crossing of hwys	Caltrans	SCE		✓			✓		✓	✓

38.	EITP Safety Plans - various	Cal/OSHA	SCE		✓			✓		✓	✓

39.	EITP Hazardous Materials and Waste Management Plans	Cal Dept. of Toxic Substances	SCE		✓			✓		✓	✓

40.	EITP Surface Disturbance Permit	BLM	SCE		✓			✓		✓	✓

41.	EITP Dust Control and Engine Requirements	MDAQMD and NV AQMD	SCE		✓			✓		✓	✓

42.	EITP Historic T-Line evaluation/ protection	Cal. Office of Historic Preservation	SCE	✓				✓	✓		✓

43.	EITP NPDES and SWPPP	Nev. Div. of Water Pollution Control	SCE		✓			✓		✓	✓

44.	EITP Clark County T-line easement	Clark County, NV	SCE	✓				✓	✓		✓

	PERMIT NAME	ISSUING AGENCY	§4.2(h)(i)(C)	§4.2(h)(i)(A)			§4.2(h)(i)(B)		§4.2(h)(i)(D)		§4.2(h)(i)(C)		§4.2(h)(i)(E)
			RESPONSIBLE PARTY (Borrower, EPC Contractor, Operator, other)	CONDITIONS			CLOSING PROCESS				RELATING TO…		OTHER CONSIDERATIONS
				Gov. discretionary	Gov. ministerial	Other	Req. on/ before Financing Closing	Req. at later stage in development	Already obtained	Still outstanding	Construction	Operations	No Longer in Force and Effect	Under Appeal or Subject to Other Proceedings	Subject to Unsatisfied Conditions

45.	EITP BLM ROW Grant	BLM	SCE	✓				✓		✓	✓

46.	EITP BLM Notice to Proceed	BLM	SCE	✓				✓		✓	✓

47.	EITP BLM Record of Decision	BLM	SCE	✓				✓		✓	✓

48.	Other approvals for Construction of the Project	Various	Parties to the Construction Contracts Administrator		✓	✓		✓	✓	✓	✓

49.	Other approvals for Operation of the Project	Various	Operator Administrator		✓	✓		✓	✓	✓		✓

Disclosure supplement to Schedule 4.2(h)(i).

	PERMIT NAME	NARRATIVE DESCRIPTION[1]
1	BLM Record of Decision (ROD)

Two complaints have been filed with respect to the ISEGS ROD.

(1) Western Watersheds Project v. Ken Salazar, Case No. CV11-492 DMG (Ex).

(2) La Cuna De Aztlan Sacred Sites Protection Circle Advisory Committee, et al. v U.S. Dep’t. of Interior, Case No.2:11-CV-00400-DMG-DTB (note that a prior complaint by these plaintiffs, Case 3:10-cv-02664-WQH –WVG, was amended to eliminate claims respecting ISEGS).

2	CEC Final Decision; Certification of Project

Borrower must modify the ISEGS Species Management Plan for Big Horn Sheep, which does not impact construction on site. The existing Big Horn Sheep Plan calls for installation of an artificial water source (a “guzzler”) that is objectionable to certain intervenors. The revised plan will instead provide a modest amount of funding ($5-6K) to be used to support the Big Horn Sheep population.

See also rider narrative description to line item 16 below for NPDES Permit for Stormwater Discharges During Industrial Activities.

[1]	Permits may also require compliance, monitoring and reporting.

3	BLM ROW Grant

Rider narrative description to line items 1 and 2 above for CEC Final Decision and Certification of Project also apply to the BLM ROW Grant.

The BLM ROW Grant for the Common Facilities also covers the gas pipeline to be built by Bechtel, and has already been approved.

5	Endangered Species Act, Section 7 Consultation, Biological Opinion and Incidental Take Statement

The agencies have been informally consulting since late 2010, and anticipate formal reinitiation to commence the week of March 28, 2011. BrightSource understands that the Agencies anticipate expedited formal review based on the work undertaken in the informal process.

9	ISEGS Desert Tortoise Translocation/Relocation Plan

The current plan will be amended in conjunction with the amendment to the Biological Opinion and Incidental Take Statement. See rider narrative description to line item 5 above for Endangered Species Act, Section 7 Consultation, Biological Opinion and Incidental Take Statement.

ISEGS Permit also covers the gas pipeline Bechtel will construct. The actual work has already been approved and is covered under the already-issued ROW Grants (amended Common Areas) and Notices to Proceed for the Common Facilities work.

11	BLM California Desert Conservation Area (CDCA) Plan Amendment Approval

The suits identified in rider narrative description to line item 1 contain challenges to the ISEGS CDCA Plan amendment. Note that the ISEGS CDCA Plan amendment did not change the allowable uses of the project site, which had already expressly identified solar power generation as an approved use; the amendment simply specifically identified the ISEGS in the plan.

15	Acid Rain Permit	The Acid Rain Provisions of the Federal Operating Permit requires that certain facilities comply with maximum operating emissions levels for SO2 and NOx, and monitor SO2, NOx, and carbon dioxide emissions and exhaust gas flow rates. The Acid Rain Permit specifies applicable statutory requirements, and specifies each unit’s allowance allocation, NOx limitation (if applicable), and specific compliance plans for the source.

The final permit application submittal was made to the MDAQMD. No further action should be required by the Borrower for this permit.

This permit is expected to be issued in the normal course.

The ISEGS project was required to file an Acid Rain Permit Application with the MDAQMD at least 24 months prior to the commencement of operations of Ivanpah 1, 2 and 3. The filings that were made by BrightSource and on behalf of BrightSource by our air quality consultant, Sierra Research, in compliance with the Acid Rain Permit regulations are included in the dataroom.

16	NPDES Permit for Stormwater Discharges During Industrial Activities

NPDES permit (for operations) submittal and approval process is part of the CEC Certification and BLM ROW Grant process.

60 days prior to commercial operations, a Stormwater Pollution Prevention Plan (SWPPP) and Monitoring Program must be submitted to BLM’s Authorized Officer and CEC’s Compliance Project Manager for review and approval. All Construction SWPPP’s are current.

17	Title V Permit to Operate

Pursuant to the Clean Air Act, Borrower will apply for the Title V Permit to Operate within 12 months of initial operation of the first unit.

BrightSource’s Environmental Compliance Managers maintain a comprehensive compilation of all compliance submittals required for construction and operation of the project. This Compliance Matrix is tracked and updated constantly to ensure the project is in compliance with all applicable requirements imposed by the CEC, BLM and MDAQMD. Like all compliance submittals, the permit to operate will continue to be tracked against actual construction progress and the requisite documentation will be prepared and submitted to the agencies in accordance with the required schedule.

18	Market Based Rate Authority

Filing to be made at or after financial closing. Before an entity in the continental US, other than in ERCOT, is permitted to sell wholesale power (sales to another utility, as opposed to an end-user) it must be authorized by FERC to sell power at market-based rates. To obtain such authorization, it must apply for and receive an order from FERC granting market-based rate (“MBR”) authority

Preparing an application for MBR authority is a straightforward process that is done in the ordinary course of business of generation owners and power marketers. In addition to the cost associated with lawyers preparing the application, the MBR Company usually hires a consultant to perform the market power analyses. For a company that does not have significant assets, the cost of the consultant is generally $7,500-$10,000. Further, because FERC now requires all new rate schedules to be submitted electronically using its “eTariff” protocols, an MBR Company also hires an eTariff vendor, which formats the MBR Company’s proposed rate schedule according to FERC’s specifications.

FERC regulations (18 C.F.R. Part 35 et seq.) require that market-based rate applications and tariffs be filled at least 60 days before the date the facility will enter into service and begin selling power under the terms of the tariff.

Typically, FERC will grant MBR authority within forty-five to sixty days of an application being submitted.

21	KRGT Record of Decision

Kern river is constructing a Tap and Meter station. It will be a Fenced in Yard of 125’ x 125’ set just to the south and adjacent to the Kern River existing Transmission Pipe ROW the project will include: a Tap to their Main Pipelines (there are 2 Main pipes and there will be one Tap in each pipe) from the Tap the Gas will flow to a Conditioning/Metering Skid where the Gas will be dried and cleaned (take water and other possible contaminants out) and then Metered (due to the large variation in flow –very small at night and during Solar operation, and much larger during Pre Dawn Warm-up operation) there will be two separate meters on the Skid, a small one and a larger one for respective flows. From the Meter the Gas will go to Custody transfer Flange at the Yard Fence line, where the Kern River Scope ends and the Ivanpah SP begins. Also included in the Yard will be a small enclosure that will house Kern River remote telemetry equipment and Satellite antenna and a Thermal Generator. The Categorical exemption for the Tap & Meter Station has been approved by BLM.

Kern River is building only the gas tap described above. Bechtel is building the gas line which brings gas supply from the gas tap to the project, and that construction is already permitted under the existing CEC/BLM permit. See rider narrative description to line item 3 above for the BLM ROW Grant.

22	KRGT ROW Grant	BSE has confirmed with KRGT that BLM will utilize the NEPA document generated for the ISEGS project to assess the environmental impact of the KRGT tap/meter station. This action by

BLM allows for issuance of a Determination of NEPA Adequacy (DNA) without further environmental analysis or studies, as the entirety of the KRGT work is to be conducted within the area studied for the ISEGS project. A DNA is a 1-2 page summary statement and satisfies NEPA. BLM commenced its development and review process of the DNA during week of March 14, 2011, and KRGT is awaiting a response.

The KRGT schedule shows receiving the BLM ROD and NTP by May 6, 2011. This is a very conservative estimate and the BLM has provided no indication that there are any issues that would prevent or hold up issuance of a ROD and NTP.

This permit is required during construction of the Project

23	SHPO Notify new Grant Holder

This permit relates to the California State Historical Preservation Office (SHPO) and is addressed in concert with the BLM ROW Grant process. The entire KRGT transmission pipeline was surveyed during its initial construction in the early 2000’s for cultural, archeological, and paleontological resources. As a result of that process, all sensitive areas of the pipeline were cataloged. The Ivanpah valley in the area of the project was not a sensitive area.

The process for SHPO action is if a location is non-sensitive, then the applicant is required to notify SHPO prior to work commencing. If the area was sensitive, then the area would be resurveyed, artifacts collected, categorized, and logged prior to commencement of work. The tap/meter station would only be moved if the site included a very significant find such as a tribal burial ground or mostly complete prehistoric animal find.

This permit is required during construction of the Project.

24	Dewatering Permit	This permit is required during construction of the Project.

25	SWPPP	This permit is required during construction of the Project.

26	Dust Control Permit	This permit is required during construction of the Project.

727	SPCC	This permit is required during construction of the Project.

28	EITP CPCN Approval

The CPUC issued its CPCN approving the EITP on Dec. 27, 2010. On Jan. 26th, 2011, two applications for rehearing were filed, by the Center for Biological Diversity and by Western Watersheds Project. The CPUC did not use its discretion to stay its decision. On Feb. 24, 2011, SCE provided formal notice accepting the CPCN conditions, and SCE has continued to implement the EITP. As the CPUC did not act on the applications for rehearing within sixty days, i.e., by March 28, the EITP order is final.

230	Approval of EITP - Nevada (PUCN)	On March 10, 2011, the PUCN approved the Utilities Environmental Protection Act permit application filed by SCE on May 5, 2010. The Compliance Order for this application was issued on March 28, 2011. The approval is final, and no party has “standing” to seek rehearing, as no party filed opposition comments during the original comment period.

31	EITP FAA Airport & Airline Safety Permit	This permit is required during construction of the Project.

32	EITP FCC License	This permit is required during construction of the Project.

34	EITP Clean Water Act - Section 404 Permit

The Army Corp of Engineers (ACOE) has determined and provided SCE confirmation that the EITP work qualifies under a Nationwide Permit. No additional studies or approvals are required concerning impact to waterways of the US for work to progress.

35	EITP Endangered Species Act, Section 7 Consultation, Biological Opinion and Incidental Take Statement

Section 7 consultation is underway and SCE has informed Borrower it anticipates that the USFWS will issue its Biological Opinion and Incidental Take Statement by March 31, 2011. Borrower expects the terms of the Biological Opinion and Incidental Take Statement to be proportional to the amended opinion and take statement for the ISEGS.

36	EITP Section 1602 Streambed Alteration	This is a permit that addresses impacts to Waters of the State. SCE will file for this permit after BLM issues its Record of Decision (ROD). Currently, SCE estimates that the ROD will be issued towards the end of April 2011. This permit is ministerial in nature at this point in the process as all baseline data requirements have been met by SCE. The remaining process is mechanical and may involve a data request/response cycle. SCE estimates receipt in the third quarter of 2011.

37	EITP Heavy load and T-Line crossing of hwys	This permit is required during construction of the Project.

38	EITP Safety Plans - various	This permit is required during construction of the Project.

39	EITP Hazardous Materials and Waste Management Plans	This permit is required during construction of the Project.

40	EITP Surface Disturbance Permit	This permit is required during construction of the Project.

41	EITP Dust Control and Engine Requirements	This permit is required during construction of the Project.

	EITP NPDES and SWPPP	This permit is required during construction of the Project.

43	The project proponent must obtain coverage under the Nevada General Stormwater Permit for Construction. Coverage under the Stormwater Permit is obtained via the filing of a Notice of Intent to be covered under that permit two days prior to commencement of construction. As part of complying with conditions of the General Permit, the project proponent must prepare and adhere to a Stormwater Pollution Prevention Plan (“SWPPP”). The SWPPP itself does not need to be submitted to any agency, but needs to be kept onsite and available in case of regulatory audit, and must be completed prior to filing of the NOI. NPDES Stormwater General coverage is ministerial in nature, assuming the NOI is timely filed, the $200 fee is paid and SWPPP properly prepared.

45 46 47	EITP BLM ROW Grant EITP BLM Notice to Proceed EITP BLM Record of Decision

Expected to be issued in second quarter 2011.

The EIS for the EITP was finalized and recommended EITP approval in November 2010. This is the document on which BLM bases its ROD. Prior to issuance of the ROD, USFW must issue its Biological Opinion.

The USFW is in the final stage of preparing and issuing the Biological Opinion (BO) that defines the rules SCE must follow to protect plant and animal species during construction. SCE expects the BO by 3/31/11.

The BLM process is to issue the ROD and ROW Grants within 30 days of the BO issuance provided all other requirements have been met, which they have.

After that, the BLM will prepare a Notice to Proceed on construction, based on the Plan of Development provided by SCE in the EIS and additional specific information on construction issues or phasing if appropriate.

48	Other approvals for Construction of the Project	The Contractors under the Construction Contracts are bound to obtain the approvals required to perform their scope of work. Each of the approvals issued in connection with the construction of the Project, and the non-issuance of such approvals is not expected to have a material adverse impact on the Project.

49	Other approvals for Operation of the Project	The Operators are bound to obtain the approvals required to perform their scope of work. Each of the approvals issued in connection with the operation of the Project, and the non-issuance of such approvals is not expected to have a material adverse impact on the Project.

II. OTHER CONSENTS

	CONTRACT	CONSENT PARTY	§4.2(h)(i)(C)	§4.2(h)(i)(A)			§4.2(h)(i)(B)		§4.2(h)(i)(D)		§4.2(h)(i)(C)		§4.2(h)(i)(E)
			COUNTER- PARTY	CONDITIONS			CLOSING PROCESS				RELATING TO...		OTHER CONSIDERATIONS
				Gov. discretionary	Gov. ministerial	Other	Req. on/before Financing Closing	Req. at later stage in development	Already obtained	Still outstanding	Construction	Operations	No Longer in Force and Effect	Under Appeal or Subject to Other Proceedings	Subject to Unsatisfied Conditions

1.	Financing Consents Required by the Project Documents					✓	✓		✓		✓

2.	Ongoing Consents Required by the Project Document					✓		✓		✓	✓	✓

Schedule 4.2(i)(i)

Litigation

None.

Schedule 4.2(m)(ii)

Environmental Proceedings

None.

Schedule 4.2(m)(iii)

Hazardous Substances

None.

Schedule 4.2(m)(iv)

Environmental Laws

None.

Schedule 4.2(aa)

Fees

None.

Schedule 9.6

Notices

If to Borrower:

BrightSource Ivanpah Fundings, LLC

c/o BrightSource Energy, Inc.

1999 Harrison St., Suite 2150

Oakland, CA 94612

Attention: John F. Jenkins-Stark, Chief Financial Officer

Telephone: 510-550-8161

Fax: 510-550-8165

with copy to:

BrightSource Energy, Inc.

1999 Harrison St., Suite 2150

Oakland, CA 94612

Attention: Daniel T. Judge, General Counsel

Telephone: 510-550-8161

Fax: 510-380-6950

If to Lender:

BDC Ivanpah, LLC

50 Beale Street

San Francisco, CA 94105-1895

Attention: Ralph Zimmermann 5/D103

Telephone: 415-768-5909

Fax: 240-379-5773

with copy to:

BDC Ivanpah, LLC

5275 Westview Drive

Frederick, MD 21703-8306

Attention: Jeff Roehl BP2-3A7

Facsimile: 240-379-2426